                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              UNICOM CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                                                  UNICOM CORPORATION
                                                  One First National Plaza
                                                  P.O. Box A-3005
                                                  Chicago, Illinois 60690-3005

[LOGO OF UNICOM]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        TO BE HELD ON THURSDAY, MAY 28, 1998 AT 10:30 A.M. (LOCAL TIME)

  The annual meeting of shareholders of Unicom Corporation ("Unicom" or the "Company") will be held in the Wallingford Center of the Clock Tower Resort & Conference Center, 7801 E. State Street, Rockford, Illinois. At the meeting, shareholders will be asked to consider and act upon the following matters, and to transact such other business as may properly be brought before the meeting:

  Item A: The election of eight Directors.

  Item B: The authorization of additional shares for the Unicom Corporation
          Long-Term Incentive Plan.

  Item C: The authorization of additional shares for the Unicom Corporation
          Employee Stock Purchase Plan.

  Item D: The appointment of Arthur Andersen LLP, independent public accountants, as Auditors for 1998.

  Only shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 31, 1998, will be entitled to vote at the meeting.

  PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

  IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS, AND FOR ITEMS B, C AND D.

                                       David A. Scholz
                                       Secretary

April 9, 1998

                         DIRECTIONS TO THE CLOCK TOWER
                          RESORT & CONFERENCE CENTER

FROM CHICAGO AREA:

I-90 (Kennedy Expressway--Northwest Tollway) West to Rockford, exit at Business Route U.S. 20. Straight across Business Route U.S. 20 to Clock Tower Resort & Conference Center.

                      [MAP TO LOCATION OF ANNUAL MEETING]

[UNICOM LOGO]

                                PROXY STATEMENT

                                                                  April 9, 1998

  This Proxy Statement is being sent to you in connection with the solicitation by the Unicom Board of Directors of proxies for use at Unicom's annual meeting of shareholders to be held on May 28, 1998.

  You may revoke your proxy at any time before it is voted. You may revoke it by sending a written notice to David A. Scholz, Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005, by signing and delivering a more recent proxy or by attending the meeting and voting in person. Attendance at the meeting will not automatically revoke your proxy. All shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the annual meeting will be voted at the meeting or at any adjournment thereof. A ticket is not required for attendance at the annual meeting; however, confirmation of stock ownership will be made prior to admission to the meeting.

  The cost of soliciting proxies will be borne by Unicom. In addition to solicitation by mail, officers and employees of Unicom or its subsidiaries may solicit proxies by telephone or in person. Unicom has arranged for Morrow & Co. Inc. to assist in the solicitation of proxies, at an estimated cost (excluding reimbursement of out of pocket costs) of $12,000.

  Unicom's 1997 Summary Annual Report, this Proxy Statement and the form of Proxy are first being mailed to shareholders on or about April 9, 1998. The audited financial statements of Unicom, along with certain other financial information, are included in Exhibit C to this Proxy Statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES NAMED IN ITEM A, AND FOR APPROVAL OF THE MATTERS DISCUSSED IN ITEMS B, C AND D.

                         ITEM A: ELECTION OF DIRECTORS

NOMINEES

  James J. O'Connor has resigned as Chairman and Chief Executive Officer of the Company after thirty-four years of service, the last eighteen of which have been as Chairman. He has also resigned as a Director. Samuel K. Skinner has retired from the Company after five years as President and has resigned as a Director. Their contributions to the Company have been many and are gratefully appreciated. The Board has decided that it is not necessary at this time to fill the vacancy on the Board caused by Mr. Skinner's retirement, which will reduce the size of the Board to eight, the size of the Board having been reduced to nine upon the resignation of Leo F. Mullin in August 1997.

  Eight Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of Unicom and Commonwealth Edison Company ("ComEd"), are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years. Unicom was formed in 1994.

[PHOTO] EDWARD A. BRENNAN, age 64. Director of Unicom and ComEd since 1995. Retired. Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser) for more than five years prior to his retirement in August 1995. Chairman of Corporate Governance and Compensation Committee and member of Audit, Finance and Nominating Committees. Other directorships: The Allstate Corporation, AMR Corporation, Dean Foods Company, Minnesota Mining and Manufacturing Company, Morgan Stanley, Dean Witter, Discover & Co. and The SABRE Group Holdings, Inc.


[PHOTO] JAMES W. COMPTON, age 60. Director of Unicom since 1994 and ComEd since 1989. President and Chief Executive Officer of the Chicago Urban League (a non-profit agency). Chairman of Finance Committee and member of Corporate Governance and Compensation and Nominating Committees. Other directorships:
                Ariel Mutual Funds and Highland Community Bank.


[PHOTO]         BRUCE DeMARS, age 62. Director of Unicom and ComEd since 1996.
                Vice President and Secretary of DeMars, Inc. (consulting firm) since May 1997. Admiral, United States Navy and Director, Naval Nuclear Propulsion Program for more than five years prior to his retirement in October 1996. Member of Audit and Corporate Governance and Compensation Committees. Other directorship: McDermott International.


[PHOTO] SUE L. GIN, age 56. Director of Unicom since 1994 and ComEd since 1993. Founder, Owner, Chairman and Chief Executive Officer of Flying Food Fare, Inc. (in-flight catering company). Member of Audit, Corporate Governance and Compensation, Executive and Finance Committees.

[PHOTO] DONALD P. JACOBS, age 70. Director of Unicom since 1994 and ComEd since 1979. Dean of the J. L. Kellogg Graduate School of Management, Northwestern University. Member of Corporate Governance and Compensation, Executive, Finance and Nominating Committees. Other directorships: The First National Bank of Chicago, Hartmarx Corp., Security Capital Industrial Trust, Unocal Corp. and Whitman Corp.


[PHOTO] EDGAR D. JANNOTTA, age 66. Director of Unicom and ComEd since 1994. Senior Director of William Blair & Company, L.L.C. (investment banking and brokerage company) since January 1996. For more than five years prior thereto, Managing Partner of William Blair & Company and Senior Partner during 1995. Chairman of Nominating Committee and member of Audit, Corporate Governance and Compensation, Executive and Finance Committees. Other directorships: AAR Corp., AON Corporation, Bandag, Incorporated, Molex Incorporated, Oil-Dri Corporation of America and Safety-Kleen Corp.


[PHOTO] GEORGE E. JOHNSON, age 70. Director of Unicom since 1994 and ComEd since 1971. Founder and retired Chairman, Johnson Products Company, Inc. (personal care products company). Chairman of Indecorp, Inc. for more than five years prior to his retirement in December 1995. Chairman of Audit Committee and member of Corporate Governance and Compensation and Nominating Committees. Other directorship: Burrell Communications Group.


[PHOTO] JOHN W. ROWE, age 52. Director, Chairman, President and Chief Executive Officer of Unicom and ComEd since March 16, 1998. President and Chief Executive Officer of New England Electric System from February 1989 to March 1998. Other directorships:
                Bank of Boston Corporation and UNUM Corporation.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

  Compensation of Directors--Directors who are not employees of Unicom or any of its subsidiaries receive an annual fee of $36,200 payable in shares of Unicom Common Stock under the Unicom Corporation 1996 Directors' Fee Plan. Such Directors also receive a fee of $1,000 for each Board and Committee meeting they attend and an additional annual fee of $2,500 for each Committee of the Board that they chair, which meeting and chair fees may, at the election of the Director, be paid in shares of Unicom Common Stock under the 1996 Directors' Fee Plan. In the event that Directors also serve as directors of ComEd, or as chairs of corresponding committees of ComEd, the aggregate fees paid to such Directors in respect of such service to Unicom and ComEd do not exceed the foregoing amounts, so that Directors do not receive duplicate fees. Directors who are full-time employees of Unicom or any of its subsidiaries receive no fees for service on the Board of Directors. Directors may defer the cash portion of their fees. Prior to 1997, Directors who had never been an officer or an employee of Unicom or any of its subsidiaries, and who had attained at least age 65 and completed the required period of Board service (3 to 5 years as applicable, including service as a director of ComEd), became eligible for retirement benefits upon retirement. Such benefits were to be paid to the retired Director or a surviving spouse for a period equal to such Director's years of service (including service as a director of ComEd) in an amount per year equal to the annual retainer for Board members as in effect at the time of payment. Effective January 1, 1997, the Board of Directors terminated the further accrual of retirement benefits and offered each Director the option to irrevocably elect, in lieu of amounts otherwise payable, a lump sum amount payable upon retirement, either by delivery of shares of Unicom Common Stock or in cash. In lieu of further accrual of retirement benefits, non-employee Directors received a $6,200 increase in their annual fee (from $30,000 to $36,200), effective June 1, 1997 and payable in shares of Unicom Common Stock.

  In addition to his compensation as a Director, Admiral DeMars also received from ComEd a total of $120,000 for consulting services provided to ComEd during 1997 with respect to its nuclear power operations. The fees were based on the amount of time spent in performing the consulting services. It is not expected that Admiral DeMars will perform any consulting services for ComEd or the Company during 1998.

  Audit Committee--The Audit Committee consists of five Directors who are not employees of Unicom or any of its subsidiaries. Members serve three-year staggered terms. It is the responsibility of the Audit Committee to review, with Unicom's independent Auditors, Unicom's financial statements and the scope and results of such Auditors' examinations, to monitor the internal accounting controls and practices of Unicom, to review the Summary Annual Report to shareholders and the financial statements set forth in Exhibit C and to recommend the appointment, subject to shareholder approval, of independent Auditors. The Committee met three times during 1997. Members of the Committee are George E. Johnson (Chairman), Edward A. Brennan, Bruce DeMars, Sue L. Gin and Edgar D. Jannotta.

  Corporate Governance and Compensation Committee--The Corporate Governance and Compensation Committee consists of all Directors who are not and have never been employees of Unicom or any of its subsidiaries. Members serve one-year terms. The Committee reviews management and executive compensation programs and corporate governance matters and administers awards under Unicom's Deferred Compensation Unit Plan, Long-Term Incentive Plan, and 1996 Directors' Fee Plan, with the exception of those matters reviewed by its Incentive Compensation Subcommittee and described in the following paragraph. The Committee met four times during 1997. Members of the Committee are Edward
A. Brennan (Chairman), James W. Compton, Bruce DeMars, Sue L. Gin, Donald P. Jacobs, Edgar D. Jannotta and George E. Johnson.

  The Incentive Compensation Subcommittee of the Corporate Governance and Compensation Committee was established by the Board of Directors on September 10, 1997 to review stock-based awards and grants and to approve goals for performance-based compensation for the Chief

Executive Officer and for those officers who are or could be among the other four most highly compensated officers of the Company and/or ComEd. Members serve one-year terms. The Subcommittee met three times during 1997. Members of the Subcommittee are Edward A. Brennan (Chairman), James W. Compton, Sue L. Gin, Donald P. Jacobs, Edgar D. Jannotta and George E. Johnson.

  Executive Committee--The Executive Committee consists of three Directors. Members serve one-year terms. The remaining Directors constitute alternates to serve temporarily, in rotation, in place of any member unable to serve. The Committee has and may exercise all the authority of the Board of Directors when the Board is not in session, subject to limitations set forth in the By-Laws. The Committee met one time during 1997. Members of the Committee are Sue
L. Gin, Donald P. Jacobs and Edgar D. Jannotta.

  Finance Committee--The Finance Committee consists of five Directors. Members serve one-year terms. The Committee reviews the scope and results of Unicom's and its subsidiaries' financing program. The Committee met two times during 1997. Members of the Committee are James W. Compton (Chairman), Edward A. Brennan, Sue L. Gin, Donald P. Jacobs and Edgar D. Jannotta.

  Nominating Committee--The Nominating Committee consists of five Directors who are not employees of Unicom or its subsidiaries. Members serve one-year terms. The Committee reviews the qualifications of potential candidates and proposes nominees for Director to the Board. The Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the Nominating Committee, in care of the Secretary of Unicom. Nominations also may be presented by shareholders at the annual meeting of shareholders. For the 1999 annual meeting, shareholders must also comply with the nomination procedures set forth in the Company's By-Laws effective as of June 1, 1998, which are summarized in this Proxy Statement under the heading "Shareholder Proposals and Nominations for 1999 Annual Meeting." The Committee met three times during 1997. Members of the Committee are Edgar D. Jannotta (Chairman), Edward A. Brennan, James W. Compton, Donald P. Jacobs and George E. Johnson.

  Attendance at Meetings--During 1997, there were nine meetings of Unicom's Board of Directors. The average attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1997, was 97%. Each incumbent Director attended at least 88% of the meetings of Unicom's Board and Board Committees of which the Director was a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table lists the beneficial ownership, as defined under the rules of the Securities and Exchange Commission (the "SEC"), as of March 1, 1998 (with the exception of John W. Rowe), of Unicom Common Stock held by each of the Directors, each of the executive officers named in the Summary Compensation Table on page 14 and Unicom's Directors and executive officers as a group. Mr. Rowe's ownership is listed as of March 31, 1998. There was no person known to Unicom to be the beneficial owner of more than five percent of Unicom's Common Stock as of March 1, 1998. In addition, the table includes two columns describing securities held by such persons that are not considered to be "beneficially owned" under the rules of the SEC. The column headed "Other Stock Options" includes stock options held by such persons that are not exercisable within 60 days of March 1, 1998. The column headed "Deferred Share Equivalents" includes shares deferred by such persons under the Unicom Corporation Stock Bonus Deferral Plan or share equivalents held in the Unicom Corporation Retirement Plan for Directors.

                                 BENEFICIAL
                             OWNERSHIP OF COMMON
                                    STOCK
                             ------------------------   OTHER
                               AMOUNT        PERCENT    STOCK      DEFERRED SHARE
            NAME             AND NATURE      OF CLASS OPTIONS(7)   EQUIVALENTS(9)
            ----             ----------      -------- ----------   --------------
Edward A. Brennan...........    3,133            *         --             --
James W. Compton............    3,805            *         --           2,539
Bruce DeMars................    1,561            *         --             469
Sue L. Gin..................    7,798            *         --           1,091
Donald P. Jacobs............    6,502            *         --           8,614
Edgar D. Jannotta...........    4,563            *         --           1,878
George E. Johnson...........    5,695            *         --           9,988
James J. O'Connor...........   56,333(1)(2)      *     123,333         44,040
John W. Rowe................    5,000(3)         *     250,000            --
Samuel K. Skinner...........  150,572(2)         *         --             --
Robert J. Manning...........   24,390(2)(4)      *      45,332(8)      10,486(10)
Michael J. Wallace..........   15,579(2)(5)      *      22,500         13,755
Pamela B. Strobel...........   17,447(2)         *      25,500          8,388
Leo F. Mullin...............    5,346            *         --             --
Directors and executive
 officers as a group (20
 persons)...................  380,178(2)(6)      *     588,330        116,739

---------------------
*Less than one percent
(1) Includes 1,775 shares owned by family members. Mr. O'Connor disclaims any beneficial ownership of such shares.
(2) The numbers and percentages of shares shown in the table above include shares as to which the indicated person(s) had the right to acquire within 60 days of March 1, 1998 upon the exercise of outstanding stock options, as follows: Mr. O'Connor 21,667; Mr. Skinner 110,000; Mr. Manning 7,668 (includes 1,834 options owned by spouse); Mr. Wallace 5,000; Ms. Strobel 4,000; and all executive officers and directors as a group (including such individuals) 163,920. Such persons disclaim any beneficial ownership of the shares subject to such options.
(3) Includes 2,000 shares owned by spouse.
(4) Includes 1,737 shares owned by spouse.
(5) Includes 100 shares jointly owned with a family member, 201 shares owned by a family member and 200 shares held in a custodial account for a family member. Mr. Wallace disclaims any beneficial ownership of such shares.
(6) Includes 3,737 shares owned by spouses, 200 shares held in a custodial account for a family member, 1,976 shares owned by family members and 100 shares jointly owned with a family member. The directors and executive officers to whom such beneficial ownership is attributed disclaim any beneficial ownership of the shares held by such persons.

(7) Includes stock options which are not considered to be "beneficially owned" under SEC rules because they cannot be exercised within 60 days of March 1, 1998.
(8) Includes 8,666 stock options held by spouse.
(9) Includes share equivalents that are not considered to be "beneficially owned" under SEC rules because they are deferred under the Unicom Corporation Stock Bonus Deferral Plan or the Unicom Corporation Retirement Plan for Directors. Under the Unicom Corporation Stock Bonus Deferral Plan, executives may defer the receipt of the stock portion of certain awards made pursuant to the Unicom Corporation Long-Term Incentive Plan. Deferred amounts are only required to be kept in Unicom's books of account as deferred stock accounts, which are for bookkeeping purposes only. Unicom has no obligation to set aside or segregate any actual shares of Unicom Common Stock or other assets in respect of such accounts. Unicom has elected to issue the deferred shares to a trust having an institutional trustee, which has sole voting rights with respect to such shares. At the end of the deferral period, the share equivalents are distributed in whole shares of Unicom Common Stock and cash in lieu of any fractional share. Dividends paid with respect to the deferred shares are either reinvested in Unicom Common Stock and held by such Trustee or are paid to the executive officer making the deferral. Under the Unicom Corporation Retirement Plan for Directors, effective January 1, 1997, the accrual of further benefits was terminated and directors could elect to have benefits accrued through such date deferred into share equivalents to be paid in shares of Unicom Common Stock upon retirement. Accounts under such Plan are credited with an additional number of share equivalents determined by assuming the reinvestment of dividend equivalents on share equivalents in such accounts.
(10)Includes 2,312 deferred share equivalents held by spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Unicom's executive officers and directors and persons who own more than ten percent of a registered class of Unicom equity securities ("Reporting Person") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish Unicom with copies of all Section 16(a) reports they file.

  In 1997, Messrs. Robert E. Berdelle, John C. Bukovski, Louis O. DelGeorge, William H. Downey, William H. Dunbar, Jr., J. Stanley Graves, Roger F. Kovack, Edward S. Kraft, Jr., Emerson W. Lacey, Thomas J. Maiman, Robert J. Manning, James J. O'Connor, J. Stephen Perry, Donald A. Petkus, Cordell Reed, David A. Scholz, James A. Small, and Michael J. Wallace, and Ms. Pamela B. Strobel, each made a filing of a late report required by Section 16(a) of the Securities Exchange Act of 1934, as amended, insofar as the Forms 5 filed by such persons relating to 1996 did not report the deferral of shares of Unicom Common Stock into the Unicom Corporation Stock Bonus Deferral Plan in transactions exempt from Section 16(b). In each case, the individual deferred bonus shares granted under the Unicom Corporation Long-Term Incentive Plan were part of two transactions, consisting of the annual incentive award and the long term performance unit awards payable in 1997 for prior periods. However, in the case of Mr. DelGeorge, only one transaction was not reported timely, and in the case of Mr. Manning, four transactions were not reported timely. In addition, Mr. Perry did not timely report a sale of stock in December 1997. All of such transactions have subsequently been reported.

              ITEM B: AUTHORIZATION OF ADDITIONAL SHARES FOR THE
                  UNICOM CORPORATION LONG-TERM INCENTIVE PLAN

  The second item to be considered by shareholders at the annual meeting will be an amendment of the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan") to add 7,000,000 shares to the shares previously authorized to be available for awards under the Incentive Plan. The Incentive Plan was originally approved by ComEd's shareholders in May 1993. It was re-approved by ComEd in August 1994, as the then sole shareholder of Unicom, in connection with its assumption by Unicom. In May 1997 amendments to the Incentive Plan were approved by Unicom and ComEd shareholders to enable certain future grants or awards under the Incentive Plan to qualify as "performance-based compensation" under the Internal Revenue Code. The proposed amendment, if approved by shareholders, would amend Section
4.1 of the Incentive Plan to increase the aggregate number of shares available for awards under the Incentive Plan from 4,000,000 to 11,000,000. The full text of the Incentive Plan as it is proposed to be amended is attached as Exhibit A to this Proxy Statement.

PURPOSES OF INCENTIVE PLAN AND AMENDMENT

  The purposes of the Incentive Plan are (i) to align the interests of the Company's shareholders and recipients of awards by increasing the proprietary interest of such recipients in the Company's growth and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified persons by providing such persons with performance-related incentives. Awards under the Incentive Plan are expected to be structured to achieve these purposes.

  The Incentive Plan provides for a variety of awards that can be flexibly administered in order to carry out its purposes. The Board believes this authority will continue to permit the Company to keep pace with changing developments in compensation programs and to make the Company competitive with other companies that offer creative incentives to attract and keep employees. The flexibility of the Incentive Plan will continue to allow the Company to respond to changing circumstances such as changes in tax laws, accounting rules, securities regulations and other rules regarding benefit plans. The Incentive Plan grants the administrators flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant.

  As of March 1, 1998, fewer than 884,551 shares remained available for Awards under the Incentive Plan. See "Available Shares; Outstanding Awards" below. The purpose of the amendment is to make additional shares available for future awards under the Incentive Plan.

PRINCIPAL TERMS OF INCENTIVE PLAN

  Employees of the Company and its subsidiary companies (in which the Company owns directly or indirectly a 51% or more voting equity interest) are eligible to be selected to participate in the Incentive Plan. The selection of participants from eligible persons is within the sole discretion of the Corporate Governance and Compensation Committee of the Board of Directors. Approximately 16,800 persons are eligible to participate in the Incentive Plan.

  The Incentive Plan authorizes the Corporate Governance and Compensation Committee to make or grant the following types of awards singly, in combination or in tandem:

    Stock Options. Awards may consist of options to purchase shares of the Company's Common Stock, which may be "incentive stock options" or non-qualified stock options. Incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code and carry some potential tax advantages for the recipient. Non-qualified stock options are not subject to those requirements and do not carry such advantages. The Committee is empowered to determine the number of shares subject to each option, the manner and time of the option's exercise, and the exercise price per share of stock subject to the option. The exercise price of an incentive stock option may not be less than the fair market value of a share of Common Stock on the date the option is granted. The Committee may establish any exercise price for non-qualified stock options. The exercise price of an option may, at the discretion of the Committee, be paid by a participant in cash, shares of Common Stock owned by the participant, a combination thereof, or such other consideration as the Committee may deem appropriate.

    Stock Appreciation Rights. A stock appreciation right ("SAR") is a right to receive a payment (either in cash, shares of Common Stock, or a combination thereof) equal to the appreciation in market value of a stated number of shares of Common Stock. The appreciation is measured by the difference between a reference price stated in the SAR and the market value of a share of Common Stock on the date of exercise of the SAR. A SAR may be granted in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Non-tandem SARs"). A Tandem SAR may be granted either at the time of the grant of the related stock option or, in the case of a non-qualified stock option, at any time thereafter during the term of such option. Upon the exercise of a stock option as to some or all of the shares covered by the award, the related Tandem SAR is cancelled automatically to the extent that the number of shares subject to the Tandem SAR exceeds the number of remaining shares subject to the related stock option.

    Stock Awards. Awards may also consist of grants of restricted or unrestricted shares of Common Stock. Such awards will be subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, which may include restrictions on transferability and continued employment.

    Performance Shares. Performance shares are either shares of Common Stock or units which are expressed in terms of Common Stock. Such awards are contingent upon the attainment over a specified time period (as determined by the Committee) of certain performance objectives. The performance objectives to be achieved during a performance period and the measures of whether and to what degree such objectives have been attained are also determined by the Committee.

    Performance Units. Awards may also be granted in the form of "performance units," which are units valued by reference to criteria chosen by the Committee other than Common Stock. Performance units are similar to performance shares in that they are contingently awarded based on the attainment over a performance period of certain objectives. The length of the performance period, the performance objectives to be achieved and the measure of whether and to what degree such objectives have been achieved are determined by the Committee. Amounts earned under performance units may be paid in cash, shares of Common Stock or both.

    Other Stock-Based Awards. The Committee is also authorized to grant to participants awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock.

  Awards may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock, or any other form of property, as the Committee determines. If an award is granted in the form of a stock option, restricted or unrestricted stock award, performance shares, or in the form of any other stock-based award, the Committee may include as part of such award an entitlement to receive dividends or dividend equivalents. At the discretion of the Committee, the payment of performance shares or performance units may be deferred by a participant. The Incentive Plan limits (i) the maximum aggregate number of shares of Common Stock available for stock option and stock appreciation rights grants to 500,000 for any given individual in any five consecutive years and (ii) the maximum aggregate number of performance units that can be granted to 50,000 for any given individual in any given year.

  Awards are evidenced by written agreements containing the terms, conditions, restrictions and/or limitations covering the grant of the award.

AVAILABLE SHARES; OUTSTANDING AWARDS

  The Incentive Plan originally made available an aggregate of 4,000,000 shares of Common Stock for the grant of awards. Since then, 855,329 shares have been issued in payment of awards under the Incentive Plan. There remain 3,144,671 shares available for satisfying currently outstanding awards (including the 2,260,120 shares reserved for the stock options described in the next paragraph and payment of awards under currently outstanding annual incentive awards and longer-term incentive awards, which numbers are not presently determinable), and issuing future awards. Shares covered by any stock option, stock appreciation right or other stock award that expires or terminates unexercised or is cancelled or forfeited become available again for awards under the Incentive Plan.

  As of March 1, 1998, there were 2,260,120 shares covered by outstanding non-qualified stock options. Each stock option entitles the holder to purchase shares of the Company's Common Stock. The options become exercisable in equal annual increments on the first three anniversaries of the grant date (subject to acceleration in the event of a change in control of the Company), and expire entirely on the tenth anniversary of the grant date to the extent not previously exercised. Options to purchase an aggregate of 1,205,500 shares were granted in 1996 to employees, including options to purchase 65,000, 50,000, 50,000, 17,500, 15,000 and 12,000 shares granted to Messrs. O'Connor,
Mullin, Skinner, Manning and Wallace and Ms. Strobel, respectively; and options to purchase 436,500 shares granted to all executive officers as a group. Options to purchase an aggregate of 1,339,350 shares were granted in 1997 to employees, including options to purchase 80,000, 60,000, 60,000, 25,000, 12,500, and 17,500 shares granted to Messrs. O'Connor, Mullin, Skinner, Manning and Wallace and Ms. Strobel, respectively, and 345,500 options to purchase granted to all executive officers as a group. Non-employee Directors are not eligible to participate in the Incentive Plan. All such options were granted at the fair market value of the Common Stock as of the date of grant, which range from $22.313 to $28.00. As of March 1, 1998, the market price of the Common Stock was $32.063 per share.

  Benefits under the Incentive Plan with respect to 1998 and future years are not determinable.

INCENTIVE PLAN ADMINISTRATION

  The Incentive Plan is administered by the Corporate Governance and Compensation Committee (and its Incentive Compensation Subcommittee) of the Board of Directors of the Company. No member of the Committee is eligible to participate in the Incentive Plan. Among the powers granted to the Committee are the authority to interpret the Incentive Plan, establish rules and regulations for its operation, select employees of the Company and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The Committee also has the power to modify or waive restrictions on awards, to amend awards and to grant extensions and accelerate awards.

AMENDMENT AND TERMINATION

  The Board of Directors may amend the Incentive Plan at any time but may not, without shareholder approval, adopt any amendment which would increase the number of shares of Common Stock available for award under the Incentive Plan or which would cause the Incentive Plan to lose its exemption under Securities and Exchange Commission Regulation Section 240.16b-3.

  The Incentive Plan has no fixed termination date but may be terminated by the Board at any time. Termination of the Incentive Plan will not affect the status of any awards outstanding at the date of termination.

FEDERAL TAX TREATMENT

  Under current U.S. federal tax law, the following is a brief summary of the U.S. federal income tax consequences generally arising with respect to awards under the Incentive Plan.

  A participant who is granted an incentive stock option will not recognize any taxable income at the time of the grant of the option or at the time of its exercise. If the participant does not dispose of the shares acquired pursuant to the exercise of an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction for federal income tax purposes.

  A participant who is granted a non-qualified option will not recognize taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who is granted a SAR will not recognize any taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the reference price of the shares and the market price of the shares on the date of exercise, and the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who has been granted either performance units or performance shares will not recognize taxable income at the time of the grant. A participant will recognize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who has been granted an award of restricted shares of Common Stock will not recognize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

  A participant who has been granted an unrestricted stock award will recognize taxable income at the time of grant in an amount equal to the then fair market value of the Common Stock awarded. The Company will receive a corresponding tax deduction.

              ITEM C: AUTHORIZATION OF ADDITIONAL SHARES FOR THE
                UNICOM CORPORATION EMPLOYEE STOCK PURCHASE PLAN

  The third item to be considered by shareholders at the annual meeting will be an increase in the number of shares reserved for issuance under the Unicom Corporation Employee Stock Purchase Plan (the "Purchase Plan"). The full text of the Purchase Plan, as it is proposed to be amended, is attached as Exhibit B to this Proxy Statement.

PRINCIPAL TERMS

  Under the Purchase Plan, all regular full-time employees of the Company and of such subsidiaries of the Company as the Board of Directors shall designate, including officers but not Directors who are not officers or employees, may accumulate up to 10% of their regular pay and on designated dates twice each year (in April and October) use such accumulated savings to purchase, at their option, Common Stock of the Company at 90% of its closing market price on the Chicago Stock Exchange on such dates. No employee is eligible to participate in the Purchase Plan who, immediately after he has made an election to purchase shares under the Purchase Plan, would own stock possessing 5% or more of the total combined voting power or par value of all classes of stock of the Company or any subsidiary of the Company, and no employee has the right to purchase stock under the Purchase Plan at a rate of more than $25,000 in any calendar year. An employee may withdraw from the Purchase Plan by notifying the Company prior to the designated dates. In the event of withdrawal from the Purchase Plan, or its termination, all funds held for the account of an employee under the Purchase Plan will be refunded without interest. The Company's Board of Directors may exclude from participation in the Purchase Plan employees who do not meet certain minimum requirements as to length of service.

AMENDMENT AND TERMINATION

  The Board of Directors may at any time interpret, amend, suspend, or terminate the Purchase Plan except that (a) the number of shares reserved under the Purchase Plan may not be changed by the Board, and (b) the terms of the Purchase Plan governing determinations of the purchase prices for purchase of stock under it may be changed by the Board only to conform such terms with any then applicable provision of the Internal Revenue Code or any regulation issued thereunder. Unless previously terminated by the Board, the Purchase Plan will terminate automatically at the end of the second full calendar month following any six-month payment period if, as of such month-end, the total number of shares reserved for subsequent sale pursuant to the Purchase Plan shall be less than one-third of the total number of shares purchased with respect to the last preceding payment period within which shares were sold under the Purchase Plan.

AVAILABLE SHARES; PURPOSE OF AMENDMENT

  As of December 31, 1997, a total of 9,511,917 shares of Common Stock had been sold to employees for an aggregate price of $246,710,828, leaving 507,567 shares available for sale pursuant to the Purchase Plan. Of the total 609,596 shares issued under the Purchase Plan from January 1, 1995 to December 31, 1997, a total of 3,659 were purchased by the current executive officers, for an aggregate consideration of $82,624. The only current executive officers who participated in the Purchase Plan during such period were Messrs. O'Connor, McCoy and Wallace. During such period, Mr. O'Connor purchased 3,012 shares for an aggregate consideration of $67,517, Mr. McCoy purchased 73 shares for an aggregate consideration of $1,665, and Mr. Wallace purchased 574 shares for an aggregate consideration of $13,442. As of the most recent issuance on November 1, 1997, 2,247 employees were participating in the Purchase Plan. It is estimated that approximately 200,000 shares will be purchased under the Purchase Plan during 1998 and it is not expected, therefore, that sufficient shares will remain for continuation of the Purchase Plan after 1999 unless additional shares are authorized.

  Accordingly, it is proposed that the Purchase Plan be amended by adding 500,000 shares to the shares available for purchase by employees. The proposed amendment, if approved by shareholders, would amend Section 1 of the Purchase Plan to change the aggregate number of shares available for Awards under the Purchase Plan from 507,567 to 1,007,567.

FEDERAL TAX TREATMENT

  Under current U.S. federal tax law, if an employee holds stock acquired under an "employee stock purchase plan" for a period of two years or more, any profit to him on resale, up to the amount of the discount from market value on his purchase date, is subject to tax as ordinary income and the balance is subject to tax as a capital gain. If the stock is held for such period, the Company is not allowed to deduct from its income for federal income tax purposes the value of the purchase right to the employee. If an employee disposes of stock within two years of its acquisition, the employee's entire discount from market value on his purchase date is subject to tax as ordinary income; any further profit will be subject to tax as a capital gain; any loss, after considering the full 10% discount as ordinary income, will be treated as a capital loss; and the Company is entitled to a federal income tax deduction equal to the entire discount.

                         ITEM D: APPROVAL OF AUDITORS

  Subject to shareholder approval, the Board of Directors of Unicom has appointed Arthur Andersen LLP, independent public accountants, as Auditors to examine the annual and quarterly consolidated financial statements of Unicom and its subsidiary companies for 1998. The shareholders will be asked at the annual meeting to approve such appointment. The firm of Arthur Andersen LLP has audited the accounts of Unicom since its inception in 1994, and ComEd since 1932. A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative so desires, and to respond to shareholders' questions.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information relating to the compensation during the past three calendar years of those persons who were, at December 31, 1997, the Chief Executive Officer and the other four most highly compensated executive officers of Unicom or ComEd, and one individual who would have been among the four most highly compensated executive officers on that date but for the fact that the individual was not serving as an executive officer on December 31, 1997.

SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                             ------------------------- -------------------------------
                                                               AWARDS          PAYOUTS
                                               OTHER   ----------------------- -------
                                              ANNUAL               SECURITIES          ALL OTHER
                                              COMPEN-  RESTRICTED  UNDERLYING   LTIP    COMPEN-
  NAME AND PRINCIPAL         SALARY   BONUS  SATION(1)  STOCK(2)  OPTIONS/SARS PAYOUTS SATION(3)
       POSITION         YEAR    $       $        $         $           #          $        $
  ------------------    ---- ------- ------- --------- ---------- ------------ ------- ---------
James J. O'Connor       1997 929,042 400,000      0         --       80,000    371,555  106,155
 Chairman (Chief        1996 844,926 528,079      0         --       65,000    324,956  101,174
 Executive Officer)     1995 826,926 826,926      0         --          --     452,296   98,102
 Unicom and ComEd
Samuel K. Skinner       1997 652,269 275,000      0         --       60,000    261,153  104,976
 President              1996 589,000 368,125      0         --       50,000    232,994  102,048
 Unicom and ComEd       1995 580,000 580,000      0         --          --     324,297  105,828

Robert J. Manning       1997 312,802 115,092      0     291,250      25,000     84,306   19,894
 Executive Vice         1996 247,135  53,601      0         --       17,500     75,946   17,048
 President              1995 234,035  65,056      0         --          --     105,706   15,038
 ComEd
Michael J. Wallace      1997 328,229  47,541      0         --       12,500     99,732   17,419
 Senior Vice President  1996 308,440  94,104      0         --       15,000     87,847   16,488
 ComEd                  1995 277,440  93,021      0         --          --     122,271   13,469

Pamela B. Strobel       1997 304,970  55,656      0     291,250      17,500     67,210   19,247
 Senior Vice President  1996 262,300  79,510      0         --       12,000     54,526   17,445
 and General Counsel    1995 238,000  96,563      0         --          --      75,892   17,146
 Unicom and ComEd

Leo F. Mullin(4)        1997 478,869     --       0         --       60,000        --    50,570
 Former Vice Chairman   1996 580,000 362,500      0         --       50,000     91,849  117,287
 Unicom and ComEd       1995  35,508 275,000      0         --          --      15,156    1,953

---------------------
(1) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2) The value shown is as of the date of issuance. Dividends are paid or accrued on restricted stock awards at the same rate as paid to all shareholders. As of December 31, 1997, Mr. Manning and Ms. Strobel each had an aggregate of 10,000 shares of restricted stock worth $307,500.
(3) Amounts shown include matching contributions made by ComEd pursuant to the ComEd Employee Savings and Investment Plan ("ESIP"), incremental interest earned on deferred compensation which is in excess of 120% of the corresponding Federal long-term rate, matching contributions made by ComEd pursuant to the ComEd Excess Benefit Savings Plan and premiums and administrative service fees paid by ComEd on behalf of the named individuals under various group life insurance plans. For the year 1997, contributions made to the ESIP amounted to $6,491, $4,049, $4,099, $3,437, $4,274 and $6,935 on behalf of Messrs. O'Connor, Skinner, Manning and Wallace, Ms. Strobel and Mr. Mullin, respectively. The amount of incremental interest earned during 1997 on deferred compensation totaled $1,072 and $18 on behalf of Messrs. O'Connor and Wallace, respectively. Contributions made to the ComEd Excess Benefit Savings Plan during 1997 totaled $27,619, $23,281, $8,554, $9,821, $8,331 and $10,614 on behalf of Messrs. O'Connor, Skinner, Manning and Wallace, Ms. Strobel and Mr. Mullin, respectively. Premiums and administrative service fees paid during 1997 for Split Dollar Life, Accidental Death and Travel Accident insurance policies for Messrs. O'Connor, Skinner, Manning and Wallace, Ms. Strobel and Mr. Mullin, respectively, are as follows: $70,323, $600 and $50; $77,191, $420 and $35; $7,077, $151 and $13; $3,944, $184 and $15; $6,467,
    $161 and $14; $32,566, $420 and $35. ComEd is entitled to recover the premiums and administrative service fees from any amounts paid by the insurer on such Split Dollar Life policies and has retained a collateral interest on each policy to the extent of the premiums and administrative service fees paid with respect to such policy.
(4) Mr. Mullin became an executive officer of Unicom and ComEd in December
    1995, and resigned in August 1997. His options were forfeited upon his resignation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                        INDIVIDUAL GRANTS
                          ---------------------------------------------
                           NUMBER OF
                           SECURITIES   % OF TOTAL
                           UNDERLYING  OPTIONS/SARS EXERCISE            GRANT DATE
                          OPTIONS/SARS  GRANTED TO  OR BASE              PRESENT
                            GRANTED    EMPLOYEES IN  PRICE   EXPIRATION   VALUE
         NAME                 #(1)     FISCAL YEAR  $/SHARE     DATE       $(2)
         ----             ------------ ------------ -------- ---------- ----------
James J. O'Connor (CEO).     80,000        5.97      22.313   7/09/07    223,200
Samuel K. Skinner.......     60,000        4.48      22.313   7/09/07    167,400
Robert J. Manning.......     25,000        1.87      22.313   7/09/07     69,750
Michael J. Wallace......     12,500        0.93      22.313   7/09/07     34,875
Pamela B. Strobel.......     17,500        1.31      22.313   7/09/07     48,825
Leo F. Mullin(3)........     60,000        4.48      22.313   7/09/07    167,400

--------------------
(1) Each option becomes exercisable in equal annual increments on the first, second and third anniversaries of the July 1997 grant date, subject to acceleration in the event that a change in control of the Company occurs. The options do not include any stock appreciation rights.
(2) The "grant date present value" is based upon the Black-Scholes option-pricing model. The actual value, if any, an executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by the Company are as follows: (i) expected time to exercise of seven years, (ii) dividend yield rate of 7.2%,
    (iii) risk-free interest rate of 6.25% and (iv) expected volatility of 22.29%.
(3) Mr. Mullin's options were forfeited upon his resignation from the Company in August 1997.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                          PERFORMANCE
                                           OR OTHER     ESTIMATED FUTURE PAYOUTS
                                            PERIOD                UNDER
                              NUMBER         UNTIL     NON-STOCK PRICE-BASED PLANS
                            OF SHARES,    MATURATION  -----------------------------
                             UNITS OR         OR      THRESHOLD  TARGET    MAXIMUM
      NAME                OTHER RIGHTS(1)  PAYOUT(2)   NUMBER    NUMBER    NUMBER
      ----                --------------- ----------- --------- --------- ---------
                                                      (NUMBER OF PERFORMANCE UNITS)
James J. O'Connor (CEO).     15,528.46      3 years   7,764.23  15,528.46 31,056.92
Samuel K. Skinner.......      9,790.24      3 years   4,895.12   9,790.24 19,580.48
Robert J. Manning.......      4,878.50      3 years   2,439.25   4,878.50  9,757.00
Michael J. Wallace......      3,681.43      3 years   1,840.72   3,681.43  7,362.86
Pamela B. Strobel.......      3,881.30      3 years   1,940.65   3,881.30  7,762.60
Leo F. Mullin(3)........        --            --         --        --        --

--------------------
(1) Long-term performance unit awards were initiated during 1994 to executive and group level employees under the Unicom Corporation Long-Term Incentive Plan. Under the awards described in the table, the number of units initially awarded to a participant is determined by dividing a portion of base salary (including income from current compensation units under Unicom's and ComEd's Deferred Compensation Unit Plans) (such portion being 50% for Mr. O'Connor, 45% for Mr. Skinner, 40% for Mr. Manning, and 35% for Mr. Wallace and Ms. Strobel) by $30.75. Payouts are based on the cumulative total shareholder return on Unicom Common Stock (assuming reinvestment of dividends) relative to that of the other companies comprising the Dow Jones Utility Stock Index over a three-year performance period ending December 31, 2000. The dollar value of a payout is determined by multiplying the number of units applicable to the level of performance achieved by the average closing price of Unicom Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on December 31, 2000. Payments are to be made half in cash and half in the form of unrestricted shares of Unicom Common Stock. Effective with awards payable in 1996, a participant may elect to defer receipt of up to 100% of the total award (net of applicable taxes) under the Unicom Corporation Stock Bonus Deferral Plan and receive, after such deferral, the deferred amount in the form of unrestricted shares of Unicom Common Stock. Notwithstanding the foregoing, no payouts are earned or made if the relative cumulative total shareholder return on Unicom Common Stock is lower than the 25th percentile; and the highest level of payout is reached when such relative return equals or exceeds the 90th percentile.
(2) Three-year period ending December 31, 2000.
(3) Mr. Mullin resigned in August 1997, prior to the granting of awards.

SERVICE ANNUITY SYSTEM PLAN

  The following table sets forth the annual retirement benefits payable under ComEd's Service Annuity System Plan (including payments under a supplemental management retirement plan) to employees who retire at age 65 at stated levels of compensation and years of service at retirement (in 1998).

                                  PENSION PLAN TABLE
--------------------------------------------------------------------------------------
 HIGHEST                  ANNUAL NORMAL RETIREMENT BENEFITS AFTER SPECIFIED YEARS OF
  4-YEAR                                           SERVICE*
 AVERAGE                 -------------------------------------------------------------
 EARNINGS                   15       20        25         30         35         40
 --------                -------- -------- ---------- ---------- ---------- ----------
$  100,000.............. $ 34,157 $ 44,694 $   54,589 $   64,005 $   73,063 $   81,854
   200,000..............   68,315   89,387    109,178    128,010    146,127    163,708
   300,000..............  102,472  134,081    163,766    192,015    219,190    245,562
   400,000..............  136,629  178,774    218,355    256,020    292,253    327,417
   500,000..............  170,787  223,468    272,944    320,025    365,317    409,271
   600,000..............  204,944  268,162    327,533    384,030    438,380    491,125
   700,000..............  239,101  312,855    382,122    448,035    511,443    572,979
   800,000..............  273,259  357,549    436,711    512,040    584,507    654,833
   900,000..............  307,416  402,242    491,299    576,045    657,570    736,687
 1,000,000..............  341,573  446,936    545,888    640,051    730,633    818,542
 1,100,000..............  375,731  491,629    600,477    704,056    803,697    900,396
 1,200,000..............  409,888  536,323    655,066    768,061    876,760    982,250
 1,300,000..............  444,045  581,017    709,655    832,066    949,823  1,064,104
 1,400,000..............  478,203  625,710    764,244    896,071  1,022,887  1,145,958
 1,500,000..............  512,360  670,404    818,832    960,076  1,095,950  1,227,812
 1,600,000..............  546,517  715,097    873,421  1,024,081  1,169,014  1,309,667
 1,700,000..............  580,675  759,791    928,010  1,088,086  1,242,077  1,391,521
 1,800,000..............  614,832  804,485    982,599  1,152,091  1,315,140  1,473,375
 1,900,000..............  648,989  849,178  1,037,188  1,216,096  1,388,204  1,555,229
 2,000,000..............  683,147  893,872  1,091,776  1,280,101  1,461,267  1,637,083

--------------------
* An employee may elect a marital annuity for a surviving spouse which would reduce the employee's normal retirement benefits. The amounts shown reflect certain assumptions as to total earnings, but do not reflect any reduction for Social Security benefits.

  Service Annuity System Plan--ComEd maintains a non-contributory Service Annuity System Plan for all regular employees of ComEd. The Plan provides benefits upon retirement at age 65 which are based upon years of credited service and percentages of the employee's highest consecutive four-year average annual base pay, which includes basic compensation and certain incentive pay. An employee with at least 10 years of service may retire prior to attaining age 65 (but not prior to age 50) and will receive reduced benefits if retirement is prior to age 60. A non-executive employee may work beyond age 65 with additional benefits accruing for earnings and service after age 65. Contributions to the Plan by ComEd are based upon actuarial determinations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Compensation used in the computation of annual retirement benefits under the Plan is substantially equivalent to the amounts shown in the "Salary" and "Bonus" columns under the "Annual Compensation" heading of the Summary Compensation Table. The compensation used in the computation of annual retirement benefits under the Plan is limited by the Internal Revenue Code as of January 1, 1998 to $160,000 (which number is subject to adjustment for increases in the cost of living) for any one employee. Any reduction in the annual retirement benefits payable to management employees under the Plan as a result of any limitations imposed by the Internal Revenue Code is restored under a supplemental management retirement plan maintained by ComEd. Thus, annual retirement benefits, as set forth in the Pension Plan Table above, are based on the amounts shown in the "Salary" and "Bonus" columns under the "Annual Compensation" heading of the Summary Compensation Table, without limitation as a result of the application of the provisions of the Internal Revenue Code. Credited years of service under the Plan for the persons named in the Summary Compensation Table are as follows: James J. O'Connor, 34 years; Samuel K. Skinner, 25 years; Robert J. Manning, 33 years; Michael J. Wallace, 23 years; and Pamela B. Strobel, 5 years. Ms. Strobel will be credited with an additional nine years upon achieving five years of service and attaining age 50. Mr. Mullin, who resigned in August 1997, has forfeited his retirement benefits.

EMPLOYMENT AGREEMENTS

  Unicom and ComEd have an employment agreement with John W. Rowe, pursuant to which he became Chairman, President and Chief Executive Officer of each company on March 16, 1998. The agreement provides that Mr. Rowe will be paid an annual base salary of at least $900,000. Unicom also granted Mr. Rowe an option to purchase 250,000 shares of Common Stock with an option price equal to the fair market value of the Common Stock as of March 16, 1998. Such options become exercisable in equal installments on March 16 of 1999, 2000, and 2001, and expire on March 16, 2008. Mr. Rowe will not receive any additional grants of stock options during 1998. The agreement further provides that Mr. Rowe will participate in Unicom's Annual Incentive Award Program and will receive an annual incentive award for 1998 and 1999 that shall equal at least $600,000. Mr. Rowe also participates in the Unicom Long-Term Performance Unit Award Program, and any award payable under such Program with respect to the three-year performance periods ending on December 31, 1998, 1999, or 2000 will be made as though he had participated in the Program throughout such performance periods (except in the case of a termination of employment). As partial compensation for actual compensation, benefits and programs which Mr. Rowe was, or was reasonably expected to become, entitled to receive from his previous employer, he received a lump-sum payment of $2,000,000. In addition, Mr. Rowe received $600,000 as an inducement to enter into the employment agreement. Mr. Rowe's agreement provides for a retirement benefit equal to the amount that would have been payable under the Service Annuity System Plan (plus amounts payable under the ComEd Supplemental Management Retirement Plan) for an employee who retires at age 60 (or such greater age if Mr. Rowe should become eligible for the retirement benefit after attaining the age of 60) calculated based on the assumption that Mr. Rowe had completed 20 years of credited service as well as his actual years of credited service. The agreement further provides for severance payments to Mr. Rowe if he should be terminated without cause or if he should terminate the employment agreement for good reason (as defined in the agreement) equal to his base salary at the time of such termination, together with a formula annual incentive award (as defined in the agreement), until the later of March 16, 2001 or one year after termination (if such termination should occur before March 16, 2001), or one year after the date of termination (if such termination should occur after March 16, 2001), and a continuation of health and life insurance benefits during such period, plus retirement benefits. Mr. Rowe agreed not to use for his own benefit or disclose any confidential information of Unicom or ComEd during or after the term of his employment, and not to compete with Unicom or ComEd or solicit any key employee or interfere with the relationship with any material customer or supplier of either company until two years after the term of his employment with the companies.

  In connection with Mr. O'Connor's resignation from all positions as an officer or director with Unicom and ComEd and their subsidiaries effective as of March 16, 1998 and his retirement effective as of September 1, 1998, Unicom and ComEd entered into a Retirement and Separation Agreement with Mr. O'Connor. Pursuant to the retirement agreement, Mr. O'Connor upon his retirement will receive a severance payment equal to $3,056,000, which is two times the sum of his current annual base salary and target annual incentive payment. Mr. O'Connor will also receive the Long-Term Performance Unit and Annual Incentive Awards to which he is entitled prorated through August 31, 1998. Mr. O'Connor is also entitled to office space and secretarial assistance through August 31, 2008, to financial counseling and tax preparation services for five years following the date of the agreement, to certain items of personal property that had been provided for his business use and to reimbursement for certain other expenses. Mr. O'Connor agreed never to use or disclose any confidential information of Unicom and ComEd, and not to compete with Unicom or ComEd for a period of two years after his retirement date, September 1, 1998. Mr. O'Connor also agreed not to solicit any of Unicom's or ComEd's key employees or interfere with the relationship of Unicom or ComEd with any material customer or supplier and not to represent as legal counsel any competitor in a matter adverse to the interests of Unicom or ComEd, all for a period of two years after the date of the agreement.

  ComEd had an employment agreement with Samuel K. Skinner that provided for an initial 1993 base salary of $490,000 per annum, an unfunded supplemental retirement benefit and credit for ten years of service for purposes of determining eligibility for certain post-retirement health care benefits. The supplemental retirement benefit would not vest until the completion of five years of employment, unless ComEd terminated Mr. Skinner's employment for reasons other than fraud or willful misconduct; however, payment of a surviving spouse benefit would have been made if Mr. Skinner died within such five years. The formula underlying the supplemental retirement benefit provided a benefit, together with any benefits payable under the Service Annuity System Plan and a social security supplement, equal to one-third of Mr. Skinner's highest annual earnings during the preceding five years, after five years of service, and increasing ratably annually to one-half of such annual earnings after ten years. The agreement also provided for a severance payment equal to two years of base salary, payable over three years, and a three-year continuation of health and life insurance benefits in the event that Mr. Skinner's employment was terminated by ComEd for reasons other than death, fraud or willful misconduct. The severance payment was subject to reduction to the extent that Mr. Skinner received compensation from another full-time employer during the payment period. In connection with Mr. Skinner's resignation from all offices on March 16, 1998, and his retirement at the end of March 1998, such agreement was terminated and Mr. Skinner entered into a retirement and separation agreement with Unicom and ComEd. Pursuant to the retirement agreement, Mr. Skinner received a severance payment equal to $2,007,000, which was two times the sum of his current annual base salary and target annual incentive payment at the time of his retirement. Mr. Skinner is also entitled to a retirement benefit equal to the retirement benefit that would have been payable under the Service Annuity System Plan (plus amounts payable under the ComEd Supplemental Management Retirement Plan) for employees who retire at age 60 calculated based on the assumption that Mr. Skinner had completed 20 years of credited service as well as his actual years of credited service. In addition, Mr. Skinner is entitled to elect post-retirement coverage for himself and his dependents under the ComEd health plans. Mr. Skinner is also entitled to office space and secretarial assistance through September 30, 1998, to financial counseling and tax preparation services for two years following the date of the agreement, to certain items of personal property that had been provided for his business use and to reimbursement for certain other expenses. Mr. Skinner agreed never to use or disclose any confidential information of Unicom and ComEd, and not to compete with Unicom or ComEd or solicit any of their key employees or interfere with the relationship of Unicom or ComEd with any material customer or supplier and not to represent as legal counsel any competitor in a matter adverse to the interests of Unicom or ComEd, all for a period of two years after the date of the agreement.

  ComEd had an employment agreement with Leo F. Mullin, pursuant to which he became Vice-Chairman of Unicom and ComEd on December 1, 1995. The agreement provided that ComEd would pay Mr. Mullin an initial base salary of $577,000 per annum. In addition, Mr. Mullin received a bonus upon commencement of his duties of $275,000. The agreement provided that he would receive bonuses on the same basis as any annual bonus paid to Unicom's and ComEd's Chairman or President, or both, as determined by the Board of Directors. For calendar year 1996, Mr. Mullin was guaranteed a bonus of at least 50% of his base salary. He was also awarded performance units making him eligible for payments under the Unicom Corporation Long-Term Incentive Plan. Mr. Mullin's agreement also provided for an unfunded supplemental retirement benefit pursuant to which he would have received the annual retirement benefit that would have been payable under the Service Annuity System Plan if he had retired at age 60 with 20 years of service plus one additional year for each year of actual employment. The agreement further provided for a severance payment equal to two years of his then-current base salary and most recent annual bonus, payable over three years, and a three-year continuation of health and life insurance benefits in the event that his employment was terminated by ComEd for reasons other than death, fraud or willful misconduct or in the event that he terminated his employment because ComEd reduced or failed to pay his salary or took certain other actions. The severance payment was subject to reduction in the event that Mr. Mullin accepted other full-time employment during the payment period. Mr. Mullin voluntarily resigned from the Company in August 1997 and terminated his employment agreement. Accordingly, he forfeited his rights to the performance units, severance payments, and retirement and insurance benefits described above.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

  The Corporate Governance and Compensation Committee (the "Committee") of the Board of Directors of Unicom Corporation ("Unicom") and Commonwealth Edison Company ("ComEd") have furnished the following report on executive compensation:

  Introduction. It is the policy of the Committee to compensate executive officers based on their responsibilities, their achievement of annual goals and the Company's annual and long-term performance. The Committee believes that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance. The Committee also believes that the incentive compensation performance goals for executive management should be based on factors over which management has significant control and which are important to the Company's long-term success.

  In 1997, the major components of executive officer compensation were base salary, consisting of cash salary and current compensation unit income, non-qualified stock options, and incentive compensation related to awards under the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan").

  Base Salary. The process of determining the officers' base salary begins with a review of the salary levels for various comparable executive positions at twenty-six of the largest companies in the electric utility industry as published in the 1996 Edison Electric Institute Executive Compensation Survey. The Committee also considers the median levels of base salary for various comparable positions among companies in the utility industry and general industry. This information is used as a reference point due to the similarity of the basic duties and responsibilities between such positions and positions within the Company. Judgment is then applied to recognize differences in the organization structure and responsibilities of executive officers of the Company, in the size and complexity of the Company's operations, and in the regulatory environment and competitive challenges faced by the Company. After considering these various factors, the Committee approved, in December 1996, base salary ranges for 1997 which were generally about 3% above 1996 levels.

  The base salary of each officer is set within the applicable range based on an assessment of the particular responsibilities and performance of such officer following, in the case of officers other than the Chairman, discussions with the Chairman regarding his recommendations. For 1997, the Committee approved increases in cash salary for the executive officers averaging 5.5% of base salary. Percentage increases for individual executive officers varied and were structured, in part, to recognize changes in industry levels and to reflect the impact, performance and contributions of the individual officers.

  In 1997, most executive officers held current compensation units. Each such unit entitles the holder to receive current income equal to the dividends paid on one share of Unicom Common Stock. During 1997, the Committee awarded compensation units to seven executive officers in an effort to provide a salary enhancement for these individuals in relation to competitive positions elsewhere.

  Incentive Compensation Awards. Another component of executive compensation is incentive compensation earned under awards made by the Committee (or its Incentive Compensation Subcommittee) under the Incentive Plan. Such awards include an annual incentive award, a long-term performance unit award covering a three-year performance period and stock options.

  The 1997 Annual Incentive Award for Management Employees was established to reward the achievement of certain corporate and business unit goals during 1997. The annual incentive award helped the Company communicate its strategic direction and focus employees' efforts. The award is variable and is designed to reward performance against goals. The amount of the annual incentive awards is based upon the individual and collective accomplishments of employees; the greater the goal achievement, the greater the incentive award. Varying payments were established based on Committee assessment with respect to the appropriate level of incentive and award, considering the degree of difficulty of the goals and degree of responsibility of the different levels of management for achievement of the goals.

  With respect to management employees other than Messrs. O'Connor, Mullin, and Skinner (and selected sales-related positions), the 1997 corporate goal was the Unicom Incentive Plan Profit Margin (UIPPM). The UIPPM was defined as revenues (excluding fuel adjustment clause revenues and revenue taxes) less Operations and Maintenance expenditures, fuel and purchased power expenditures, depreciation charges, property tax charges and interest charges. Certain other revenue and expense items were excluded from the calculation. These were primarily unusual items that the Committee determined should not be included in determining performance achievement. The UIPPM's minimum level of performance was not achieved; thus, no payout was made for the corporate goal.

  Business unit goals comprised the other component of the 1997 Annual Incentive Award. These goals were qualitative and/or quantitative in design. Quantitative goals, such as productivity, growth, and customer satisfaction, were measured on a scale of performance ranging from Threshold to

Maximum. Qualitative goals were linked to strategic business initiatives. Business unit managers assessed performance against qualitative goals with internal approval by a committee of five senior executives and final approval by the Committee.

  With respect to Messrs. O'Connor, Mullin, and Skinner, the annual incentive award was based on the UIPPM, and on a strategic goal accomplishment as determined by the Committee.

  Longer-term incentive awards were established in 1994 to focus an interest on long range performance by linking certain incentive payments to the total return on Unicom Common Stock in relation to that of the other companies constituting the Dow Jones Utility Stock Index over three-year performance periods. The Dow Jones Utility Stock Index includes Unicom and eight of the other large utilities in the 1996 Edison Electric Institute Executive Compensation Survey. Incentive opportunities are expressed as a percentage of base salary and increase with the executive's management level.

  For the three-year performance period that ended with 1997, Unicom stock performance was slightly above the 39th percentile among the stock constituting the Dow Jones Utility Stock Index. Resulting payments to certain executive officers are included in the "Payouts" column under the "Long-Term Compensation" heading in the Summary Compensation Table.

  Stock Option Grants in 1997. The Company grants non-qualified stock options to reward and motivate the Company's management to increase long-term shareholder value. Option grants are made generally to key employees who are expected to contribute materially to the Company's success. The option awards permit grantees to purchase shares of Unicom's Common Stock at an exercise price equal to the market value on the date of grant, and become exercisable in equal increments over a three-year period (subject to acceleration in the event of a change in control of the Company). The options have a maximum term of ten years. Committee (or in certain cases Incentive Compensation Subcommittee) decisions with respect to the size of option grants were based on an evaluation of competitive compensation data drawn from eleven other utilities and ten non-utility companies similar to the Company as well as the option recipient's base salary, management level, performance and potential.

  Compensation of the Chief Executive Officer. The Committee's assessment of the Chairman and Chief Executive Officer's personal performance at the outset of 1997, based upon a non-quantifiable evaluation of his leadership, achievements and contributions to the Company during 1996, was favorable. Under Mr. O'Connor's leadership, the Company's financial performance in 1996 improved over 1995 as evidenced by an increase in earnings per share to $3.09 in 1996 from $2.98 in 1995. Thus, Mr. O'Connor's cash salary for 1997 was increased $55,074 from its 1996 level. The Chairman's total base salary in 1997 was set at a rate of $900,000 per year. The Committee's objective in structuring the Chairman's incentive compensation was to encourage both short-term and longer-term actions to increase the cumulative return on Unicom's Common Stock. The elements of these awards are described above.

  The Chairman's total compensation (cash salary, compensation unit income, and incentive compensation) for 1997 was slightly lower than 1996 as a result of reduced incentive compensation payments. Such payments were lower as a result of a decline in operating results for the year as compared with prior performance and with goals established for the year. The Committee believes, based on available information, that both the absolute and relative levels of compensation for 1997 were fully appropriate considering the size and complexity of the Company's operations (the Company is one of the largest in the comparison group of electric utility companies) as well as other utility companies and general industry and also considering the Committee's favorable assessment of the Chairman's performance in providing leadership to the Company. For example, under the Chairman's leadership, the Company was a part of a coalition that played a key role in the passage of landmark electric industry restructuring legislation in Illinois in December 1997. The price of

Unicom's Common Stock closed at $30.75 at year-end, increasing the market value of Unicom's stock and providing a total return (price appreciation plus reinvested dividends) to shareholders of 21.3% for the year 1997.

  Internal Revenue Code Section 162(m) Considerations. Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million is generally not deductible for purposes of corporate income taxes. However, "qualified performance-based compensation" which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. As noted in previous reports, the Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee's policy has been to seek to cause executive incentive compensation to qualify as "performance-based" in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. The Company last year obtained shareholder approval of performance-based incentives in Long-Term Performance Unit Awards under the Unicom Long-Term Incentive Plan in order to qualify such compensation as "performance-based." However, in order to provide executives with appropriate incentives, the Committee may also determine, in light of all applicable circumstances, that it would be in the best interests of the Company for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m).

                                 Corporate Governance and Compensation
                                 Committee

                                 Edward A. Brennan,         Donald P. Jacobs
                                  Chairman                  Edgar D. Jannotta
                                 James W. Compton           George E. Johnson
                                 Bruce DeMars
                                 Sue L. Gin

SHAREHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the quarterly percentage change in the cumulative total shareholder return on Unicom Common Stock ("UCM") against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Utility Stock Index for the five-year period ending December 31, 1997.

                 CUMULATIVE PERFORMANCE SINCE JANUARY 1, 1993
                      ASSUMING REINVESTMENT OF DIVIDENDS

                           (JANUARY 1, 1993 = $100)

                       [PERFORMANCE GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG UNICOM COMMON STOCK, DOW JONES UTILITY STOCK INDEX
                       AND S&P 500 COMPOSITE STOCK INDEX

                       UCM COMMON STK*   DJ UTIL   S&P 500 COMPOSITE
                       ---------------   -------   -----------------
JANUARY 01, 1993......       100           100            100
DECEMBER 31, 1993.....       128           110            110
DECEMBER 31, 1994.....       117            93            112
DECEMBER 31, 1995.....       169           123            153
DECEMBER 31, 1996.....       148           134            188
DECEMBER 31, 1997.....       180           165            251

   ---------------------
   * Performance shown for Unicom Common Stock on and after September 1, 1994 and for ComEd common stock prior to that date.

                                    VOTING

  Shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 31, 1998, will be entitled to vote at the annual meeting. Unicom had outstanding on March 31, 1998, 216,841,318 shares of Common Stock. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, except that in the election of Directors each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of Directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. The holders of a majority of the outstanding shares entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for the consideration of such matter at the meeting.

  The shares represented by the proxy of each shareholder include shares owned by such shareholder and shares credited to such shareholder's account under the Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Purchase Plan.

  The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted at the meeting and will be voted as directed in the proxies. With respect to Item A (the election of Directors), a shareholder may mark the accompanying form of proxy to (i) vote for the election of all eight nominees named in this Proxy Statement as Directors, (ii) withhold authority to vote for all such Director nominees or (iii) vote for the election of all such Director nominees other than any nominee or nominees with respect to whom the shareholder withholds authority to vote. Assuming that a quorum is present at the meeting, the eight persons receiving the greatest number of votes shall be elected as Directors. The proxy holders will cumulate votes for shares represented by proxies only if a shareholder gives them specific written instructions to do so.

  With respect to Item B (the authorization of additional shares for the Unicom Corporation Long-Term Incentive Plan), Item C (the authorization of additional shares for the Unicom Corporation Employee Stock Purchase Plan) and Item D (the appointment of Auditors), a shareholder may mark the accompanying form of proxy to (i) vote for the matter, (ii) vote against the matter or
(iii) abstain from voting on the matter. Assuming that a quorum is present at the meeting, the affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote on the matter is required for approval of these items. Proxies marked to abstain from voting with respect to any of these matters will have the legal effect of voting against such matter.

  The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted as directed in the proxies. IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS AND FOR APPROVAL OF THE MATTERS DISCUSSED IN ITEMS B, C AND D. In the event any nominee for Director shall be unable to serve, an event which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

         SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 1999 ANNUAL MEETING

  Any shareholder proposal intended to be presented at the 1999 annual meeting of Unicom's shareholders must be received at the principal executive offices of Unicom by December 10, 1998, in order to be considered for inclusion in Unicom's proxy materials relating to that meeting. In addition, under the Company's By-Laws effective as of June 1, 1998, in order for a shareholder to bring business before, or to make a nomination of a candidate for election as a Director at, an annual meeting, the shareholder must comply with the procedures set forth in the By-Laws. Under the By-Laws, written notice in proper form of any business to be brought before an annual meeting must be provided to the Secretary of the Company not less than 90 nor more than 120 days before the anniversary date of the preceding annual meeting of shareholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be so received by the Secretary not later than 10 days after the day on which notice of the date of the annual meeting was mailed or publicly announced. To be in proper written form, the notice must include a brief description of such business, the reasons for conducting such business at the annual meeting, and certain information concerning the identity of the shareholder proposing to bring the business before the annual meeting. Similarly, under the By-Laws, written notice in proper form of any nomination of a candidate for election as a Director at an annual meeting must be provided to the Secretary within the same time limits as set forth above for business to be brought before a meeting by a shareholder. To be in proper written form, the notice must set forth all information regarding the nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, together with certain information concerning the identity of the shareholder proposing to make the nomination. A copy of the By-Law provisions specifying the requirements for shareholders wishing to bring business before the 1999 and subsequent annual meetings or wishing to make a nomination for election as a Director at such meetings will be furnished to any shareholder without charge upon written request to the Secretary. Any such proposal, nomination or request should be directed to the Secretary of Unicom located on the 37th Floor, First National Bank Building, 10 South Dearborn Street, Chicago, Illinois. If mailed, it should be sent to Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, Illinois 60690-3005.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, management knows of no matters to be brought before the annual meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

  By order of the Board of Directors.

                                       David A. Scholz
                                       Secretary

April 9, 1998






A COPY OF UNICOM'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO DAVID A. SCHOLZ, SECRETARY, UNICOM CORPORATION, 10 SOUTH DEARBORN STREET, POST OFFICE BOX A-3005, CHICAGO, ILLINOIS 60690-3005.

                                                                      EXHIBIT A

                              UNICOM CORPORATION

                 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

                              ARTICLE I: PURPOSE

  The purposes of the Long-Term Incentive Plan (the "Plan") of Unicom Corporation (the "Company") and its subsidiaries are (i) to align the interests of the Company's stockholders and recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified persons by providing such persons with performance-related incentives.

                            ARTICLE II: DEFINITIONS

  For purposes of the Plan, the following terms shall have the following meanings:

    "Award" shall mean any form of stock option, stock appreciation right, stock award, performance shares, performance units or other stock-based award granted under this Plan.

    "Board" shall mean the Board of Directors of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

    "Committee" shall mean the Corporate Governance and Compensation Committee or such other committee of the Board as may be appointed from time to time by the Board consisting of two or more Directors, all of whom must qualify as disinterested persons within the meaning of Securities and Exchange Commission Regulation (S) 240.16b-3 or any successor regulation.

    "Common Stock" shall mean the Common Stock, without par value, of the Company.

    "Participant" shall mean an employee to whom an Award has been made pursuant to this Plan.

    "Subsidiary" shall mean any corporation of which the Company owns directly or indirectly 51% or more of the outstanding shares of stock entitled to vote for the election of directors and any partnership, joint venture or other enterprise with respect to which the Company owns a 51% or more interest and has the power to direct or cause the direction of the management and policies.

                           ARTICLE III: ELIGIBILITY

  Participants in the Plan shall consist of such employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in the Plan in any year shall not require the Committee to select such person to participate in the Plan in any other year. No employee shall have the right to be selected to participate in the Plan.

                         ARTICLE IV: SHARES AVAILABLE

  4.1 Shares. Subject to adjustment as provided in Section 4.2 of the Plan, an aggregate of 11,000,000 shares of Common Stock shall be available for Awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock then subject to (i) outstanding stock options and outstanding stock appreciation rights that are not related to a stock option, (ii) outstanding Awards which may be exercised or selected solely in shares of Common Stock and (iii) outstanding Awards which may be exercised or settled either in shares of Common Stock or cash. To the extent
(i) that an outstanding stock option expires or terminates unexercised or is cancelled or forfeited (other than in connection with the exercise of a related stock appreciation right) or (ii) that an outstanding stock appreciation right that is not related to a stock option or other outstanding Award, either of which may be exercised or settled (A) solely in shares of Common Stock or (B) in shares of Common Stock or cash, expires or terminates unexercised or is cancelled or forfeited, then the shares of Common Stock subject to such expired, unexercised, cancelled or forfeited portion of such Award shall again be available for Awards under the Plan. In the event that all or a portion of a stock appreciation right is exercised, the number of shares of Common Stock subject to such right (or portion thereof) shall again be available for issuance under the Plan, except to the extent that shares of Common Stock were issued (or would have been issued but were withheld to satisfy tax withholding obligations) upon exercise of the right. Stock appreciation rights and other Awards which may be exercised or settled only in cash shall not affect the number of shares of Common Stock available for Awards under the Plan.

  Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

  4.2 Adjustment Provisions. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the number and class of shares available under the Plan, the number and class of shares subject to each outstanding option and the purchase price per share, the terms of each outstanding stock appreciation right, and the number and class of shares subject to each other outstanding Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and stock appreciation rights without a change in the aggregate purchase price or reference price.

                           ARTICLE V: ADMINISTRATION

  5.1 Administration and Interpretation. The Plan shall be administered and interpreted by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any notices or agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any notice of an Award or any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Committee (or any of its members) arising out of or in connection with the Plan shall be within its absolute discretion and shall be final, binding and conclusive on the Company and all employees and Participants and their respective beneficiaries, heirs, executors, administrators, successors and assigns.

  Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorney's fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time. In addition, no member of the Board and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving a member's or employee's bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

  A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

  5.2 Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to employees: (i) stock options, (ii) stock appreciation rights, (iii) stock awards, (iv) performance shares, (v) performance units, and (vi) other stock-based awards. In particular, and without limitation, the Committee shall have the authority:

    (a) to select the employees to whom Awards may from time to time be granted hereunder;

    (b) to determine the types of Awards, and combinations thereof, to be granted hereunder to employees and whether such Awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

    (c) to determine the number of shares of Common Stock or monetary units to be covered by each Award granted hereunder;

    (d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, any restriction or limitation on exercise or transfer, any vesting schedule or acceleration thereof, or any forfeiture provisions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion);

    (e) to determine whether Common Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant; and

    (f) to modify or waive any restrictions or limitations contained in, and grant extensions to or accelerate the vesting of, any outstanding Awards as long as such modifications, waivers, extensions or accelerations are consistent with the terms of this Plan; but no such changes shall impair the rights of any Participant without his or her consent.

  An Award under the Plan shall be made in such manner and evidenced by such means as the Committee shall determine, which may include, but shall not be limited to, written agreements between the Company and the employee to whom the Award is granted.

                           ARTICLE VI: STOCK OPTIONS

  6.1 Grants. Stock options may be granted alone or in addition to other Awards granted under this Plan. Each stock option granted under this Plan shall be of one of two types: (i) an "incentive stock option" within the meaning of Section 422 of the Code (or any successor provision) or (ii) a non-qualified stock option. The Committee shall have the authority to grant to any employee one or more incentive stock options, non-qualified stock options, or both types of stock options (in each case with or without stock appreciation rights). No incentive stock options may be awarded after the tenth anniversary of the date this Plan is adopted by the Board.

  6.2 Terms of Options. Stock options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

    (a) Exercise Price. The exercise price per share of Common Stock purchasable under a stock option shall be determined by the Committee at the time of grant but no incentive stock option shall have an exercise price less than 100% of the fair market value of the Common Stock at the option grant date.

    (b) Option Term. The term of each stock option shall be fixed by the Committee, but no incentive stock option shall be exercisable more than ten years after the date the option is granted.

    (c) Exercisability. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

    (d) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased with the purchase price therefor to be payable in full either (A) in cash, (B) in previously owned whole shares of Common Stock (for which the holder of the option has good title free and clear of all liens and encumbrances) with their fair market value determined as of the date of exercise, (C) by authorizing the Company to retain whole shares of Common Stock which would otherwise be issuable upon exercise of the option with their fair market value determined as of the date of exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) a combination of (A),
  (B) and (C), in each case to the extent determined by the Committee at the time of grant of the option, (ii) if applicable, by surrendering to the Company any stock appreciation rights or other Awards which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued until the full purchase price has been paid.

    (e) Termination of Employment by Death, Disability or Retirement. If a Participant's employment by the Company or a Subsidiary terminates by reason of the Participant's death, disability (as determined by the Committee) or retirement (as determined by the Committee), any outstanding stock option then held by such Participant shall remain exercisable, but only to the extent such option was exercisable on the date of such Participant's termination of employment, until the expiration of the term of such option. If on the date of such termination of employment, any such stock option shall not be fully exercisable, the Committee shall have the discretion to cause such stock option to continue to become exercisable on the date or dates specified therein as if such termination of employment had not occurred. The Committee may exercise the discretion granted to it by the preceding sentence at the time a stock option is granted or at any time thereafter while such stock option remains outstanding.

    (f) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if a Participant's employment by the Company or a Subsidiary terminates for any reason other than the Participant's death, disability or retirement, the stock option shall terminate at such time as provided in the Award.

    (g) Buyout and Settlement Provisions. The Committee may at any time offer to buy out an option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

    (h) Maximum Share Grant. The maximum number of shares that may be granted to a Participant in any particular five-year period shall not exceed 500,000.

                    ARTICLE VII: STOCK APPRECIATION RIGHTS

  The Committee may grant stock appreciation rights to employees either alone or in addition to stock options granted under Article VI. A stock appreciation right shall entitle the holder thereof to receive upon exercise shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share of Common Stock over the reference price of such stock appreciation right multiplied by the number of shares of Common Stock subject to such stock appreciation right or portion thereof which is exercised. Any stock appreciation right related to a non-qualified stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any stock appreciation right related to an incentive stock option shall be granted at the same time such option is granted. In the case of any stock appreciation right related to any option, the stock appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related option, except that a stock appreciation right granted with respect to less than the full number of shares covered by a related option shall not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the stock appreciation right at the time of grant. Any option related to any stock appreciation right shall no longer be exercisable to the extent the related stock appreciation right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it shall deem appropriate. The maximum number of shares that may be subject to stock appreciation rights granted to a Participant in any particular five-year period shall not exceed 500,000.

                          ARTICLE VIII: STOCK AWARDS

  Restricted or unrestricted shares of Common Stock may be granted either alone or in addition to other Awards granted under this Plan. The Committee may grant Awards of Common Stock subject to the attainment of specified performance goals, continued employment and such other limitations or restrictions as the Committee may determine.

                        ARTICLE IX: PERFORMANCE SHARES

  Performance shares may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period. The Committee shall determine the employees to whom and the time or times at which performance shares shall be awarded, the number of performance shares to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant's rights to performance shares will be vested and the receipt of the shares will be deferred.

  The Committee may condition the grant of performance shares upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                         ARTICLE X: PERFORMANCE UNITS

  Performance units may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both. The Committee shall determine the employees to whom and the time or times at which performance units shall be awarded, the number of performance units to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant's right to performance units will be vested and the ability of Participants to defer the receipt of payment of such performance units. The maximum number of performance units that may be granted to a Participant in any one-year period shall not exceed 50,000.

  The Committee may condition the vesting of performance units upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                     ARTICLE XI: OTHER STOCK-BASED AWARDS

  Other awards of Common Stock and cash awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("other stock-based awards") including, without limitation, Awards valued by reference to performance concepts, may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, stock awards, performance shares or performance units.

  Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of such Awards.

                     ARTICLE XII: TERMINATION OR AMENDMENT

  Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that, unless otherwise required by law, the rights of a Participant with respect to any Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant; and, provided further, no amendment may be made which would cause this Plan to lose its exemption under Securities and Exchange Commission Regulation 240.16b-3 or which would increase the number of shares of Common Stock available for Awards under Section 4.1 of the Plan without shareholder approval.

                       ARTICLE XIII: GENERAL PROVISIONS

  13.1 Unfunded Status of Plan. This Plan is intended to be unfunded. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  13.2 No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

  13.3 Other Plans. In no event shall the value of, or income arising from, any Awards under this Plan be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or any other retirement or welfare benefit plan now maintained or hereafter adopted by the Company or any Subsidiary, unless such plan specifically provides to the contrary.

  13.4 Withholding of Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with an Award hereunder. An Award agreement may provide that (i) the number of shares of Common Stock issuable with respect to such Award shall be reduced by the amount necessary to satisfy any such obligation or (ii) the Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Company,
(B) delivery to the Company of previously owned whole shares of Common Stock (for which the Participant has good title, free and clear of all liens and encumbrances) having a fair market value determined as of the date the obligation to withhold or pay taxes first arises in connection with an Award (the "Tax Date"), (C) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant pursuant to an Award, a number of whole shares of Common Stock having a fair market value determined as of the Tax Date or (D) any combination of the foregoing methods; provided, however, that in the case of a Participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Company may require that the method of satisfying such an obligation shall be in compliance with Section 16 and the rules and regulations thereunder. An Award agreement may not provide for shares of Common Stock to be delivered or withheld having a fair market value in excess of the amount determined by applying the Participant's maximum marginal tax rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. The Company may require that any or all obligations to satisfy or pay taxes with respect to any Award shall be satisfied or paid by the Participant prior to satisfaction of such Award by the Company.

  13.5 No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by this Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such benefit shall be void. All stock options, stock appreciation rights and performance shares may be exercised or settled during the Participant's lifetime, only by the Participant or his or her guardian, conservator or other legal representative. Awards or other benefits payable under this Plan shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

  13.6 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (without regard to applicable Illinois principles of conflict of laws).

  13.7 Construction. Wherever any words are used in this Plan in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

                          ARTICLE XIV: EFFECTIVE DATE

  This Plan, formerly the Commonwealth Edison Company 1993 Long-Term Incentive Plan, which was assumed, adopted and amended by the Board on August 30, 1994 and approved by the shareholder of the Company on August 30, 1994, is effective September 1, 1994.

                                                                      EXHIBIT B

                              UNICOM CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN

1. RESERVATION OF STOCK.

  To facilitate the purchase of stock by employees, there is hereby reserved for sale under the Unicom Corporation Employee Stock Purchase Plan (the "Plan"), 1,007,567 shares of Common Stock, without par value, of Unicom Corporation (the "Company"). In the event there is any increase in the number of issued shares of Common Stock of the Company by reason of stock dividends or stock split-ups, the number of shares then remaining for issue under the Plan shall, in each such event, be increased in proportion to the increase in issued shares of the Company resulting from stock dividend or stock split-up.

2. ELIGIBILITY.

  Employees of the Company, and of such subsidiaries of the Company as its Board of Directors (the "Board") may designate, shall be eligible to participate in the Plan, provided that (i) no employee shall be eligible who, immediately after any option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, (ii) no Director of the Company or of any such subsidiary, who is not an officer or other employee of any thereof, shall participate in the Plan, and (iii) the Board may exclude:

  (a) employees whose customary employment is less than 20 hours per week, and

  (b) employees whose customary employment is for not more than five months in any calendar year.

3. METHOD OF PURCHASE.

  (a) An employee shall become a participant only by authorizing payroll deductions to be made during such six-month periods as the Board may establish for the convenient accumulation of funds necessary for the payment of the purchase price of the stock that may be purchased under the Plan. Such payroll deductions shall be any full percentage of the base pay of the participant, or any specified even dollar amount, up to but not more than 10% of base pay, in either case.

  (b) On designated dates (the "Price Dates"), which shall be within the last month of each six-month payment period, a participant shall become eligible to purchase such number of shares (including fractions of shares, computed to three decimal places) as his or her accumulated payroll deductions during the payment period will purchase, at a price equal to 90% of the closing market price per share of the stock on the Chicago Stock Exchange on the Price Date (or in the absence of such a market price within the last month of the payment period, the price for stock purchasable therein shall be equal to 90% of the fair market value per share of the stock determined by the Board as of a specified Price Date within such month).

  (c) No employee shall have the right to purchase stock under the Plan at a rate of more than $25,000 in value thereof in any calendar year, such value to be based on the fair market value per share of the stock as of Price Dates on which a participant becomes eligible to purchase stock in such year under the terms of the Plan.

  (d) A participant shall be deemed to have elected to purchase the shares which he became entitled to purchase on the Price Date for each payment period, unless he shall notify the Company to the contrary by such date between such Price Date and the end of such payment period, as the Board may establish. Until the Price Date, a participant shall have no option or other right to purchase any stock under the Plan, and the Board may at any time prior thereto terminate the Plan without any obligation whatsoever, other than refunding to the employee any sum accumulated for him by payroll deduction, without interest.

4. NONASSIGNABILITY.

  The option granted on the Price Date to purchase stock under the Plan shall be nonassignable. Any purported assignment or transfer of such option, voluntary or involuntary, shall be deemed to be an election not to exercise such right to purchase stock, and any sum accumulated at the time of such purported assignment or transfer shall be refunded. Similarly, all sums accumulated at the time of any termination of employment for any reason, including death, shall be refunded.

5. ADMINISTRATION.

  (a) Subject to direction of the Board, the Secretary of the Company shall administer the Plan and make such interpretations and regulations as he deems desirable or necessary in connection with its operation.

  (b) The Board may at any time interpret, amend, suspend, or terminate the Plan except that (i) the number of shares reserved under the Plan may not be changed by the Board, and (ii) the terms of this Plan governing determinations of the purchase prices for purchase of stock hereunder may be changed by the Board only to conform such terms with any then applicable provision of the Internal Revenue Code or any Regulation issued hereunder.

6. APPLICABLE LAW AND REGULATIONS.

  (a) It is intended that this Plan and all rights granted hereunder will meet the requirements of an "employee stock purchase plan" under the Internal Revenue Code or other applicable provisions, as they may be amended from time to time. The Plan, in all respects, shall be so interpreted and construed as to be consistent with this purpose.

  (b) Sales of shares under the Plan shall be subject to compliance with requirements of all applicable securities and other laws.

7. TERMINATION.

  Unless previously terminated by the Board, the Plan will terminate automatically at the end of the second full calendar month following any six-month payment period if, as of such month-end, the total number of shares reserved for subsequent sale pursuant to the Plan shall be less than one-third of the total number of shares purchased on the Price Date for the last preceding payment period within which shares were sold under the Plan.

                                                                      EXHIBIT C



                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1997 AND 1996

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

FORWARD-LOOKING INFORMATION

  Except for historical data, the information contained herein constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Forward-looking statements in this report include, but are not limited to: (1) statements regarding expectations of revenue reductions as a result of the 1997 Act in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Changes in the Electric Utility Industry" and in Note 2 of Notes to Financial Statements, (2) statements regarding estimated capital expenditures in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources--UTILITY OPERATIONS--Construction Program" and "Liquidity and Capital Resources-- UNREGULATED OPERATIONS--Construction Program," (3) statements regarding the estimated return to service of certain nuclear generating units and the costs of purchased power in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations--Purchased Power,"
(4) statements regarding the costs of decommissioning nuclear generating stations in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters" and in Note 1 of Notes to Financial Statements, under "Depreciation and Decommissioning," and (5) statements regarding cleanup costs associated with MGPs and other remediation sites in Note 23 of Notes to Financial Statements. Management cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control and their effect on revenues, project timing and costs. The statements regarding revenue reductions are subject to unforeseen developments in the market for electricity in Illinois resulting from regulatory changes. The statements regarding estimated capital expenditures, estimated return to service of nuclear generation units, decommissioning costs and cleanup costs are subject to changes in the scope of work and manner in which the work is performed and consequent changes in the timing and level of the projected expenditure, and are also subject to changes in laws and regulations or their interpretation or enforcement. The statements regarding the estimated return to service of nuclear generating units are subject to the concurrence of the NRC with proceeding to power operations. Unicom and ComEd make no commitment to disclose any revisions to the forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                     INDEX

                                                                            PAGE
                                                                            ----
Definitions...............................................................   C-2
Summary of Selected Consolidated Financial Data...........................   C-3
Price Range and Cash Dividends Paid Per Share of Common Stock.............   C-3
1997 Consolidated Revenues and Sales......................................   C-3
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   C-4
Report of Independent Public Accountants..................................  C-21
Consolidated Financial Statements--
  Statements of Consolidated Operations for the years 1997, 1996 and 1995.  C-22
  Consolidated Balance Sheets--December 31, 1997 and 1996.................  C-23
  Statements of Consolidated Capitalization--December 31, 1997 and 1996...  C-25
  Statements of Consolidated Retained Earnings (Deficit) for the years
   1997, 1996 and 1995....................................................  C-26
  Statements of Consolidated Cash Flows for the years 1997, 1996 and 1995.  C-27
  Notes to Financial Statements...........................................  C-28

                                  DEFINITIONS

  The following terms are used in this document with the following meanings:

         TERM                                        MEANING
----------------------  ------------------------------------------------------------------
1997 Act                The Illinois Electric Service Customer Choice and Rate Relief Law
                         of 1997
AFUDC                   Allowance for funds used during construction
APB                     Accounting Principles Board
CERCLA                  Comprehensive Environmental Response, Compensation and Liability
                         Act of 1980, as amended
CFC                     Chlorofluorocarbon
Clean Air Amendments    Clean Air Act Amendments of 1990
ComEd                   Commonwealth Edison Company
Cotter                  Cotter Corporation, a ComEd subsidiary
CTC                     Non-bypassable "competitive transition charge"
DOE                     U.S. Department of Energy
EPS                     Earnings per Share
ESPP                    Employee Stock Purchase Plan
FAC                     Fuel adjustment clause
FASB                    Financial Accounting Standards Board
FERC                    Federal Energy Regulatory Commission
FERC Order              FERC Open Access Order No. 888 issued in April 1996
GAAP                    Generally Accepted Accounting Principles
ICC                     Illinois Commerce Commission
Indiana Company         Commonwealth Edison Company of Indiana, Inc., a ComEd subsidiary
ISO                     Independent System Operator
MGP                     Manufactured gas plant
NEIL                    Nuclear Electric Insurance Limited
NERC                    North American Electric Reliability Council
NML                     Nuclear Mutual Limited
NRC                     Nuclear Regulatory Commission
O&M                     Operation and maintenance
Rate Order              ICC rate order issued in January 1995, as subsequently modified
Remand Order            ICC rate order issued in January 1993, as subsequently modified
SEC                     Securities and Exchange Commission
SFAS                    Statement of Financial Accounting Standards
S&P                     Standard & Poor's
Trusts                  ComEd Financing I and ComEd Financing II, ComEd subsidiaries
Trust Securities        ComEd-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely ComEd's subordinated debt securities
Unicom                  Unicom Corporation
Unicom Energy Services  Unicom Energy Services Inc., a Unicom subsidiary
Unicom Enterprises      Unicom Enterprises Inc., a Unicom subsidiary
Unicom Resources        Unicom Resources Inc., a Unicom subsidiary
UT Holdings             UT Holdings Inc., a Unicom subsidiary
U.S. EPA                U.S. Environmental Protection Agency

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                1997        1996    1995       1994    1993
                               -------     ------- -------    ------- -------
                                  (MILLIONS EXCEPT PER SHARE DATA)
Operating revenues...........  $ 7,083     $ 6,937 $ 6,910    $ 6,278 $ 5,260
Net income (loss)............  $  (853)(1) $   666 $   640(2) $   355 $    46(3)
Earnings (loss) per common
 share (basic & diluted).....  $ (3.94)(1) $  3.09 $  2.98(2) $  1.66 $  0.22(3)
Cash dividends declared per
 common share................  $  1.60     $  1.60 $  1.60    $  1.60 $  1.60
Total assets (at end of
 year).......................  $22,700     $23,388 $23,250    $23,121 $24,383
Long-term obligations at end
 of year excluding current
 portion:
 Long-term debt, preference
  stock and preferred
  securities subject to
  mandatory redemption
  requirements...............  $ 6,262     $ 6,487 $ 7,011    $ 7,745 $ 7,861
 Accrued spent nuclear fuel
  disposal fee and related
  interest...................  $   693     $   657 $   624    $   590 $   567
 Capital lease obligations...  $   438     $   477 $   376    $   433 $   323
 Other long-term obligations.  $ 3,183     $ 1,991 $ 1,826    $ 1,754 $ 1,718

---------------------
(1) Includes an extraordinary loss for the write-off of generation-related net regulatory assets of $810 million (after-tax) or $3.75 per common share, the loss on the early retirement of Zion nuclear generating station of $523 million (after-tax) or $2.42 per common share and the positive impact of a cumulative effect of a change in accounting principle for revenue recognition of $197 million (after-tax) or $0.91 per common share.
(2) Includes an extraordinary loss related to the early redemption of long-term debt of $20 million (after-tax) or $0.09 per common share.
(3) Includes the positive impact of a cumulative effect of a change in accounting for income taxes of $10 million (after-tax) or $0.05 per common share.

PRICE RANGE* AND CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK

                             1997 (BY QUARTERS)          1996 (BY QUARTERS)
                         --------------------------- ---------------------------
                         FOURTH THIRD  SECOND FIRST  FOURTH THIRD  SECOND FIRST
                         ------ ------ ------ ------ ------ ------ ------ ------
Price range:
 High..................  30 3/4 25 5/8 24 1/4 28 1/4 28 1/2 28 1/8  29    35 3/8
 Low...................  18 1/2 21     18 1/2 19 1/4 24 7/8 22 5/8  26    27
Cash dividends paid....  40c    40c    40c    40c    40c    40c     40c   40c

* As reported as NYSE Composite Transactions.
---------------------

  Unicom's common stock is traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol UCM. At December 31, 1997, there were approximately 145,000 holders of record of Unicom's common stock.

1997 CONSOLIDATED REVENUES AND SALES

                                                                  %
                           OPERATING       %     KILOWATTHOUR INCREASE/                %
                           REVENUES    INCREASE     SALES     (DECREASE)           INCREASE
                          (THOUSANDS)  OVER 1996  (MILLIONS)  OVER 1996  CUSTOMERS OVER 1996
                          -----------  --------- ------------ ---------- --------- ---------
Residential.............  $2,552,742       0.4%     22,151       (0.7)%  3,123,364    0.7%
Small commercial and
 industrial.............   2,153,113       1.9      25,860        2.9      291,143    0.5
Large commercial and
 industrial.............   1,467,574       1.5      24,074        0.7        1,566    1.0
Public authorities......     505,907       0.6       7,322       (0.2)      12,180    0.3
Electric railroads......      29,785       0.5         418       (1.4)           2    --
                          ----------                ------               ---------
Ultimate consumers......  $6,709,121       1.1      79,825        0.9    3,428,255    0.7
Provision for revenue
 refunds................     (45,470)    100.0         --         --           --     --
                          ----------                ------               ---------
Net ultimate consumers..  $6,663,651       0.4      79,825        0.9    3,428,255    0.7
Sales for resale........     336,480      43.2      15,679       28.7           51   15.9
Other revenues..........      82,891      21.8         --         --           --     --
                          ----------                ------               ---------
 Total..................  $7,083,022       2.1      95,504        4.6    3,428,306    0.7
                          ==========                ======               =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN THE ELECTRIC UTILITY INDUSTRY

  Unicom and its predominant business, electric energy generation, transmission and distribution, are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. These changes are attributable to changes in technology, the relaxation of regulatory barriers to utilities' respective service territories as well as efforts to change the manner in which electric utilities are regulated. Federal law and regulations have been amended to provide for open transmission system access, and various states are considering, or have adopted, new regulatory structures to allow access by some or all customers to energy suppliers in addition to the local utility.

  Electric Utility Industry. The electric utility industry has historically consisted of vertically integrated companies which combine generation, transmission and distribution assets; serve customers within relatively defined service territories; and operate under extensive regulation with respect to rates, operations and other matters. Utilities have operated under a regulatory compact with the state, with a statutory obligation to serve all of the electricity needs within their service territory in a nondiscriminatory manner. Historically, investment and operating decisions have been made based upon the utilities' respective assessment of the current and projected needs of their customers. In view of this obligation, regulation has focused on investment and operating costs, and rates have been based on a recovery of some or all of such prudently incurred costs plus a return on invested capital. Such rate regulation, and the ability of utilities to recover investment and other costs through rates, have provided the basis for recording certain costs as regulatory assets. These assets represent costs which are allocated over future periods reflecting related regulatory treatment, rather than expensed in the current period.

  The 1997 Act. On December 16, 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased-process to introduce competition into the electric industry in Illinois under a less regulated structure. The 1997 Act, as it applies to ComEd, provides for, among other things, a 15% residential base rate reduction commencing August 1, 1998, an additional 5% residential base rate reduction commencing May 1, 2002, and customer access to other electric suppliers in a phased-in process. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The 15% residential base rate reduction, commencing on August 1, 1998, is expected to reduce ComEd's operating revenues by approximately $160 million and $375 million in 1998 and 1999, respectively, compared to 1997 rate levels. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which are expected to reduce ComEd's operating revenues by approximately $30 million and $60 million in 1998 and 1999, respectively, compared to 1997 rate levels, notwithstanding the effects of customer growth.

  The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval if certain factors are met. The CTC will be established in accordance with a formula defined in the 1997 Act. The CTC, which will be applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by 1) the revenue the utility will receive for providing delivery services to the customer, 2) the market price for electricity and 3) a defined mitigation factor which represents the utility's opportunity to develop new revenue sources and achieve cost savings.

  Notwithstanding these rate reductions, and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC authority. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, a portion of the excess earnings must be refunded to customers. A utility may request a rate increase during the rate freeze period when necessary to ensure the utility's financial viability, but not before January 1, 2000.

  Under the 1997 Act, utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select an alternative energy supplier can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based regulated rates. The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the option to eliminate the FAC, the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new more stringent liability standard applicable to ComEd in the event of a major outage.

  The 1997 Act also allows ComEd to unbundle a portion of its future revenues, including tariffed and contract rates and CTC revenues, and issue securities backed by these revenues. The proceeds from such security issuances must generally be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of ComEd's revenues securitized cannot exceed $6.5 billion; approximately one-half of that amount can be issued in the twelve-month period commencing on August 1, 1998.

  As a result of the 1997 Act, prices for the supply of electric generation are expected to transition from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover a portion of any of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps include cost control efforts and developing new sources of revenue.

  Accounting Effects Related to the 1997 Act. ComEd's financial statements reflect the application of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. This statement allows ComEd to record certain regulatory assets and liabilities, which are expected to be recovered or settled in future rates and would not be recorded under GAAP for non-regulated entities.

  Because the 1997 Act is expected ultimately to lead to market-based pricing of electric generation services, ComEd discontinued SFAS No. 71 regulatory accounting practices for the generation portion of its business in December 1997. ComEd evaluated the regulatory assets and liabilities related to the generation portion of its business and determined that it is not probable that such costs will be recovered through the cash flows from the regulated portion of its business. Accordingly, the generation-related regulatory assets and liabilities were written off in the fourth quarter of 1997, resulting in a charge of $810 million (after-tax) or $3.75 per common share. These costs relate principally to previously incurred costs originally expected to be collected through future revenues, including income tax benefits previously flowed through to customers, deferred carrying charges on Byron Unit 2 and Braidwood Units 1 and 2 nuclear generating plants, generation-related unamortized loss on reacquired debt and other miscellaneous generation-related costs. The regulatory asset for the unrecovered nuclear decommissioning costs of currently retired nuclear plants was not written off, as the 1997 Act provides for the ongoing recovery of decommissioning costs through regulated rates. See "Regulatory Assets and Liabilities" and "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements.

  In addition, ComEd has evaluated whether the recoverability of the costs of its generating stations has been impaired as defined in SFAS No. 121, Accounting for the Impairment of Long-Lived

Assets and for Long-Lived Assets to Be Disposed Of. This evaluation was conducted to determine whether future revenues expected to be recovered from electric supply services will be sufficient to cover the costs of its generating assets. Notwithstanding the retirement and write-off of Zion Station, as discussed below, ComEd has concluded, as a result of these studies, that impairment, as defined in SFAS No. 121, does not currently exist and that asset write downs are not necessary at this time. However, ComEd is engaged in an ongoing examination of its assets and operations. If ComEd retires or closes one or more additional generating plants prior to expected retirement dates, further write-offs will be required.

  Pursuant to an option contained in the 1997 Act, ComEd filed a tariff on December 16, 1997 to eliminate its FAC as of January 1, 1997. Under ComEd's regulated rates, the FAC provided for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. Elimination of the FAC requires ComEd to refund to customers any net FAC charges billed from January 1, 1997 through December 31, 1997. Such FAC charges were $25 million (after-tax) or $0.12 per common share. These costs, as well as deferred underrecovered energy costs of $19 million (after-tax) or $0.08 per common share which ComEd would have been entitled to recover if the FAC had remained in effect, were recorded as a reduction to operating results in 1997. Additionally, the elimination of the FAC and a transition to market-based pricing for generation-related costs required ComEd to write down its investment in uranium-related properties. Current projections of the market price for uranium indicate that the expected incremental costs of mining and milling uranium at such properties will exceed the expected market price for uranium. Such costs are not expected to be recoverable in a competitive market. A write down of ComEd's investment in uranium-related properties to realizable value resulted in a charge in December 1997 of $60 million (after-tax) or $0.28 per common share.

  Federal Regulation. The Federal Energy Policy Act of 1992, among other things, empowered FERC to introduce a greater level of competition into the wholesale marketplace for electric energy. In April 1996, the FERC Order was issued requiring utilities to file open access tariffs with regard to their transmission systems. These tariffs set forth the terms, including prices, under which other parties and the utility's wholesale marketing function may use the utility's transmission system. ComEd has an approved open access tariff with the FERC. The FERC Order requires the separation of the transmission operations and wholesale marketing functions so as to ensure that unaffiliated third parties have access to the same information as to system availability and other requirements. The FERC Order further requires utilities to operate an electronic bulletin board to make transmission price and access data available to all potential users. A key feature of the FERC Order is that it contemplates full recovery of a utility's costs "stranded" by competition. These costs are "stranded" or "strandable" to the extent market-based rates would be insufficient to allow for their full recovery. To recover stranded costs, the utility must show that it had a reasonable expectation that it would continue to serve the customer in question under its regulatory compact. In addition, some governmental entities, such as cities, may elect to "municipalize" a utility's distribution facilities through condemnation proceedings. Such municipalities would then be able to purchase electric power on a wholesale basis and resell it to customers over the newly acquired facilities. The FERC Order provides for the recovery of a utility's investment stranded by municipalization.

  ComEd's Response to Regulatory Changes. ComEd is responding, and is undertaking a significant planning effort to respond further, to the developments within the utility industry and the 1997 Act and its potential for strandable investment. During the past several years, such efforts have focused on cost reductions, including personnel reductions, efficiencies in purchasing and inventory management, and an incentive compensation system keyed to cost control and improvement in shareholder value. Notwithstanding these efforts, ComEd's costs remain high in comparison to its neighboring utilities. Although ComEd's operating results and financial condition have historically been affected by various rate proceedings, ComEd expects that the changes in the national and

Illinois electric energy marketplace, and ComEd's activities anticipating or responding to them, will directly impact its operating results and financial condition over the next several years.

  ComEd anticipates that the 1997 Act, and the resultant increasing competition to supply energy in Illinois and elsewhere, will have significant effects upon its revenues and assets as it takes steps to adjust its operations and services to meet the changing market for electric energy. Both Unicom and ComEd have been examining methods of positioning themselves and their affiliates to deal with those effects and to address the developing opportunities and challenges. ComEd has been engaged in a broad-based examination of its assets and operations, particularly nuclear and fossil generation and generation-related (i.e., fuel and inventory) assets, with a view toward rationalizing their investment and operating costs against their ability to contribute to the revenues of ComEd under various market scenarios. Such an assessment involves the consideration of numerous factors, including revenue contribution, operating costs, impacts on ComEd's service obligations, purchase commitments and the impact of various options. Such options include continued operation with accelerated depreciation, indefinite suspension from operation, sale to a third party and retirement or closure. As discussed below, ComEd recently ceased nuclear generation operations and retired facilities at its Zion Station. If ComEd retired or closed one or more additional generating plants, particularly a nuclear plant, such retirement would have a material impact on Unicom and ComEd's financial position and results of operations. See "Liquidity and Capital Resources--UNREGULATED OPERATIONS" below regarding Unicom Energy Services.

  On January 14, 1998, the Boards of Directors of Unicom and ComEd authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's 2,080 megawatt Zion nuclear generating station. Such retirement resulted in a charge for 1997 of $523 million (after-tax) or $2.42 per common share. The decision to close Zion Station was a result of an ongoing analysis, which ComEd performed regarding the economic value of its generating assets in light of the expected changes in the manner in which electric energy is marketed and sold. The passage of the 1997 Act provided a clearer basis for evaluating the costs and benefits of alternative courses of action. In reaching the decision to cease nuclear generation operations at Zion Station, the Boards also considered the significant uncertainty associated with continued operation of the station due to the degradation of the steam generators, and the expected operating costs associated with continued station operation.

  Notwithstanding the closure of Zion Station as a nuclear generating facility, a portion of the station will continue to be used to provide voltage support in the transmission system that serves ComEd's northern region. Such support will require capital expenditures at the station as well as upgrades to the transmission system at various points, in order to improve the ability to import and transport power through the system. See Note 5 of Notes to Financial Statements for additional information.

  In April 1996, ComEd announced that it had finalized agreements to sell two of its coal-fired generating stations, representing 1,600 megawatts of generating capacity. Under the agreements, State Line and Kincaid stations are expected to be sold for a total of $250 million, which approximates the book value of the stations. The net proceeds are expected to be approximately $200 million (after-tax), which will be used to retire or redeem existing debt. Under the terms of the sales, ComEd will enter into exclusive 15-year purchased power agreements for the output of the plants. On March 31, 1997, the ICC issued an order approving the agreements. A subsequent appeal has been dropped by the intervening parties. The sale of State Line Station for its approximate book value was finalized in December 1997. The net proceeds of the sale, after income tax effects and closing costs, were approximately $56 million. The Kincaid Station sale is expected to be finalized during the first quarter of 1998.

  ComEd joined with eight Midwestern utilities in the formation of a regional Midwest ISO in January 1998. The Midwest ISO is a key element in accommodating the restructuring of the electric industry and will promote enhanced reliability of the transmission system, equal access to the transmission system and increased competition. The Midwest ISO will establish an independent body that will ultimately take over direction of the management of the transmission system for the utilities involved. ComEd will retain ownership of its transmission lines. The formation of the Midwest ISO is subject to FERC approval.

LIQUIDITY AND CAPITAL RESOURCES

                              UTILITY OPERATIONS

  Construction Program. ComEd has a construction program for the year 1998, which consists principally of improvements to its existing nuclear and other electric production, transmission and distribution facilities. It does not include funds to add new generating capacity to ComEd's system. The program, as currently approved by ComEd, includes the following estimated expenditures (excluding nuclear fuel expenditures of approximately $160 million):

                                                                        1998
                                                                     -----------
                                                                      (MILLIONS
                                                                     OF DOLLARS)
   Production.......................................................    $425
   Transmission and Distribution....................................     415
   General..........................................................      90
                                                                        ----
                                                                        $930
                                                                        ====

  Such estimated expenditures include $130 million toward the replacement of the steam generators at ComEd's Braidwood Unit 1 and Byron Unit 1 nuclear generating units by year-end 1998. The total replacement cost is estimated to be $455 million, of which approximately $295 million has been incurred through December 31, 1997 and $30 million will be incurred in 1999.

  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity, equivalent purchased power or the development of additional demand-side management resources, in 1998 and each year thereafter. However, ComEd believes that adequate resources, including cost-effective demand-side management resources, non-utility generation resources and other-utility power purchases, could be obtained in sufficient quantities to meet such forecasted needs.

  Purchase commitments for ComEd, principally related to construction and nuclear fuel, approximated $286 million at December 31, 1997. In addition, ComEd's estimated commitments for the purchase of coal are as follows:

      CONTRACT                                          PERIOD   COMMITMENT (1)
   --------------                                      --------- --------------
   Black Butte Coal Co................................ 1998-2000     $  679
   Decker Coal Co..................................... 1998-2014        427
   Other commitments.................................. 1998              25
                                                                     ------
                                                                     $1,131
                                                                     ======

  --------
  (1) In millions of dollars, excluding transportation costs. No estimate of future cost escalation has been made.

For additional information concerning these coal contracts and ComEd's fuel supply, see "Results of Operations" below and Notes 1 and 23 of Notes to Financial Statements.

  Capital Resources. ComEd forecasts that internal sources will provide approximately three-fourths of the funds required for ComEd's 1998 construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and refinancing of scheduled debt maturities. See Notes 10 and 12 of Notes to Financial Statements for the summaries of the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt, respectively. The forecast takes into consideration the 1997 Act. See "Changes in the Electric Utility Industry" above and "Regulation," subcaption "Rate Matters" below for additional information.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. A portion of ComEd's financing is expected to be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. See Note 21 of Notes to Financial Statements for additional information concerning ComEd's nuclear fuel lease facility. ComEd has $758 million of unused bank lines of credit at December 31, 1997, which may be borrowed at various interest rates and may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread, which is dependent upon the credit ratings of ComEd's outstanding first mortgage bonds or on a prime interest rate. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. See Note 13 of Notes to Financial Statements for additional information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1997, 1996 and 1995.

  During 1997, ComEd sold and leased back $150 million of nuclear fuel through its existing nuclear fuel lease facility. In 1997, ComEd issued $150 million principal amount of 7.375% Notes due January 15, 2004, $150 million principal amount of 7.625% Notes due January 15, 2007 and $150 million principal amount of 8.50% Trust Securities due January 15, 2027, the proceeds of which were used to discharge current maturities of long-term debt and to redeem $200 million principal amount of first mortgage bonds. See the Statements of Consolidated Cash Flows and Note 7 of Notes to Financial Statements for information regarding common stock activity.

  As of January 30, 1998, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $505 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:

                                                                STANDARD DUFF &
                                                        MOODY'S & POOR'S PHELPS
                                                        ------- -------- ------
     First mortgage and secured pollution control
      bonds............................................  Baa2     BBB     BBB
     Publicly-held debentures and unsecured pollution
      control obligations..............................  Baa3     BBB-    BBB-
     Convertible preferred stock.......................  baa3     BBB-    BBB-
     Preference stock..................................  baa3     BBB-    BBB-
     Trust Securities..................................  baa3     BBB-    BBB-
     Commercial paper..................................  P-2      A-2     D-2

  In January 1997, Moody's changed the rating outlook on ComEd's securities from "stable" to "negative" and Duff & Phelps added ComEd's securities to "Rating Watch-Down." As of January 1998, S&P's rating outlook on ComEd remained "stable."

  Capital Structure. ComEd's ratio of long-term debt to total capitalization has increased to 48.5% at December 31, 1997 from 46.1% at December 31, 1996. This increase is related primarily to the write-offs recorded in the fourth quarter of 1997 due to the discontinuance of regulatory accounting practices for generation-related assets and the closure of Zion Station. Also as a result of such write-offs, Unicom's retained earnings account had a deficit balance of $21.2 million at December 31, 1997. As of December 31, 1997, $331 million of retained earnings had been appropriated for future dividend payments.

  Year 2000 Conversion. Unicom, including ComEd, uses various software, systems and technology throughout its businesses that will be affected by the date change in the Year 2000 and any failure to address Year 2000 issues in a timely manner could result in a material operational or financial risk. Unicom's approach to addressing Year 2000 compliance issues is to upgrade or remediate software, systems and technology that are not Year 2000 compliant and that are not otherwise being replaced in accordance with Unicom's business plans. Unicom is in the process of replacing certain of its financial, human resources, payroll, and customer service and billing software with new software that is Year 2000 compliant. In other cases, Unicom is upgrading existing software to versions that are Year 2000 compliant where such upgrades are available. In cases where Unicom has determined that it is not appropriate to replace existing software that is not Year 2000 compliant, and that Year 2000-compliant upgrades are not available, Unicom is remediating the software to make it Year 2000 compliant. Accordingly, Unicom is upgrading or remediating certain software and systems in its nuclear and fossil electricity generation business units and in its transmission and distribution and supply management business units. Unicom is also in the process of evaluating whether Year 2000 compliance issues will affect any of its key suppliers. The schedule for the implementation of new Year 2000-compliant software and upgraded versions of existing software, and the remediation of software not being replaced or upgraded, contemplates that such efforts will be completed by the end of 1998, except in the nuclear generation business unit, where completion is scheduled for the third quarter of 1999. The total cost of remediating or upgrading software, that is not being replaced or upgraded in accordance with business plans, is currently estimated to be approximately $20 million.

  Market Risks. ComEd is exposed to market risk due to changes in interest rates and changes in the market price for electricity. Exposure for interest rate changes relates to its long-term debt and preferred equity obligations. Exposure to electricity market price risk relates to forward activities taken to effectively manage the supply of, and demand for, the electric generation capability of ComEd's generating plants. ComEd does not currently utilize derivative commodity or financial instruments for trading or speculative purposes.

  Interest Rate Exposure. The table below provides the fair value and average interest, or fixed dividend rate, of Unicom's outstanding debt and preferred stock equity instruments at December 31, 1997.

                                                                            FAIR
                                EXPECTED MATURITY DATE                    VALUE AS
  UNICOM AND SUBSIDIARY   ----------------------------------------           OF
  COMPANIES (MILLIONS)    1998  1999  2000  2001  2002  THEREAFTER TOTAL  12/31/97
  ---------------------   ----  ----  ----  ----  ----  ---------- ------ --------
Long-Term Debt-
 Fixed Rate.............  $355  $152  $464  $111  $308    $4,296   $5,686  $6,020
 Average Interest Rate..   6.6%  8.8%  7.2%  7.4%  7.9%      8.0%
 Variable Rate..........  $150  $160  $ --  $ --  $ --    $  292   $  602  $  602
 Average Interest Rate..   6.5%  7.0%                        3.7%
Preferred and Preference
 Stock-
 Subject to Mandatory
  Redemption............  $ 31  $ 18  $ 88  $ 18  $ 18    $   33   $  206  $  209
 Average Dividend Rate..   8.9%  8.8%  7.3%  8.8%  8.8%      8.8%
 Not Subject to Manda-
  tory Redemption.......  $ --  $ --  $ --  $ --  $ --    $  507   $  507  $  515
 Average Dividend Rate..                                     8.2%
Trust Securities........  $ --  $ --  $ --  $ --  $ --    $  350   $  350  $  372
 Average Dividend Rate..                                     8.5%

  Market Price Exposure. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of electricity to effectively manage the utilization of its available generating capability. Such contracts include forward contracts for wholesale sales of generating capability, during periods when ComEd's available generating capability is expected to exceed the demands of its retail, or native load, customers. Such contracts may also include forward contracts for the purchase of generating capability during periods when the expected market price for electricity is below ComEd's expected incremental cost of generation. A sensitivity analysis has been performed which concluded that the market price risk exposure of these transactions is not material.

  The market price of electricity is subject to price volatility associated with changes in supply and demand in the electric supply markets. To limit the market price risk associated with the forward commodity contracts described in the preceding paragraph, ComEd has utilized energy put and call option contracts and energy swap arrangements. A sensitivity analysis has been performed which indicates that the market price risk exposure of these financial instruments is not material.

                            UNREGULATED OPERATIONS

  Unicom Enterprises is engaged, through subsidiaries, in energy service activities which are not subject to utility regulation by state or federal agencies. One of these subsidiaries, UT Holdings, provides district cooling and related services to offices and other buildings in the city of Chicago under a non-exclusive use agreement with Chicago for an initial term expiring in 2014. District cooling involves, in essence, the production of chilled water at one or more central locations and its circulation to customers' buildings through a closed circuit of supply and return piping. Such water is circulated through customers' premises primarily for air conditioning. This process is used by customers in lieu of self-generated cooling. As a result of the Clean Air Amendments, the manufacture of CFCs has been curtailed since January 1996, thereby creating a marketing opportunity for non-CFC based systems, such as UT Holdings' district cooling. UT Holdings is involved in district cooling projects in other cities, generally working with the local utilities.

  Unicom Energy Services, another subsidiary of Unicom Enterprises, is engaged in providing energy services including gas services, performance contracting, distributed energy and active energy management systems. In 1997, Unicom Energy Services entered into a joint venture with Sonat Marketing Company L.P. to market natural gas and related services to large gas purchasers within ComEd's service area in Northern Illinois and other Midwestern areas. As an entry into the distributed energy market, Unicom Energy Services also entered into an alliance with Allied Signal Power Systems, Inc., a subsidiary of Allied Signal Inc., to market, install and service an electric energy generator developed by AlliedSignal, known as a TurboGenerator, in a 12-state region and the providence of Ontario, Canada. Unicom Energy Services recently entered into an exclusive national distributorship agreement with Engage Networks, Inc. to market active energy management software and related hardware and services. As of December 31, 1997, Unicom Energy Services had purchase commitments of approximately $7 million.

  Construction Program. Unicom has approved capital expenditures for 1998 of approximately $92 million for UT Holdings. UT Holdings has four district cooling facilities serving customers in Chicago. Its third and fourth district cooling facilities are being expanded to provide increased output for 1998 and 1999, respectively. As of December 31, 1997, UT Holdings' purchase commitments, principally related to construction, were approximately $11 million.

  Capital Resources. Unicom expects to obtain funds to invest in its unregulated subsidiaries principally from dividends received on its ComEd common stock and from bank borrowings. The availability of ComEd's dividends to Unicom is dependent on ComEd's financial performance and cash position. Other forms of financing by ComEd to Unicom or the unregulated subsidiaries of Unicom, such as loans or additional equity investments, none of which is expected, would be subject to prior approval by the ICC.

  Unicom Enterprises has a $200 million credit facility which will expire in November 1999, of which $40 million was unused as of December 31, 1997. The credit facility can be used by Unicom Enterprises to finance investments in unregulated businesses and projects, including UT Holdings and Unicom Energy Services, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom and Unicom Enterprises' operations. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds. See Note 13 of Notes to Financial Statements for additional information regarding certain covenants with respect to Unicom and Unicom Enterprises' operations.

REGULATION

  ComEd and the Indiana Company are subject to state and federal regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Matters. In January 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for an increase in ComEd's total revenues of approximately $302 million (excluding add-on revenue taxes) on an annual basis. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. The Rate Order was appealed by intervenors and ComEd to the Illinois Appellate Court, which issued a decision on May 30, 1997 affirming the Rate Order in all respects with the exception of two issues, which it remanded to the ICC for the purpose of providing further analysis. Those issues relate to: (i) the manner in which certain costs are recovered and which customers should pay those costs, and (ii) the proper rate of return on common equity for ComEd. ComEd believes that the ICC can satisfy the Appellate Court's remand directions on the basis of the existing record from the ICC proceedings which led to the Rate Order. The Appellate Court's decision was not appealed and the matter was returned to the ICC, where a decision is expected early in the second quarter of 1998.

  With respect to the first issue remanded to the ICC, ComEd does not believe it will have any effect on the overall level of rates. With respect to the rate of return on common equity issue, the ICC had determined in the Rate Order that ComEd's cost of common equity was 12.28%. Intervenors had submitted testimony recommending a return on common equity of 11.50%. The Appellate Court decision requires the ICC to clarify the basis for certain of its findings relating to its rejection of the intervenors' recommendation and to analyze further how it arrived at its conclusions. The Appellate Court stated that after reanalyzing these bases the ICC can determine whether or not the cost of common equity determination it adopted should still be followed. Each tenth of one percent change in the rate of return on common equity has approximately an $8 million effect on the level of annual revenues. The Appellate Court's decision does not have any immediate effect on ComEd's rates or require any refunds. In connection with the initiation of the appeal, ComEd committed to make refunds "in the event that a final, non-appealable order is entered reversing the ICC's Rate Order." Revenues of approximately $195 million would be subject to refund if the ICC were to adopt the lower rate of return on common equity recommended by intervenors. An ICC Hearing Examiner issued a proposed order in January 1998, which if adopted by the ICC, would uphold the Rate Order and the associated $302 million revenue increase on an annual basis.

  See "Changes in the Electric Utility Industry" above for information regarding the 1997 Act.

  Nuclear Matters. Nuclear operations have been, and remain, an important focus of ComEd--given the impact of such operations on overall O&M expenditures and the ability of nuclear power plants to produce electric energy at a relatively low marginal cost. ComEd operates a large number of nuclear plants, ranging from the older Dresden and Quad Cities stations to the more recently completed LaSalle, Byron and Braidwood stations, and is intent upon safe, reliable and efficient operation. These plants were constructed over a period of time in which technology, construction procedures and regulatory initiatives and oversight have evolved, with the result that older plants generally require greater attention and resources to meet regulatory requirements and expectations as well as to maintain operational reliability. As discussed in "Changes in the Electric Utility Industry" above, ComEd is closing its Zion Station.

  ComEd's Dresden, Zion and LaSalle nuclear generating stations are currently on the NRC's list of plants to be monitored closely. Dresden Station has been on the list since 1992 and LaSalle and Zion stations were added in January 1997. On January 21, 1998, the NRC stated that although Dresden Station has demonstrated sustained improved performance that would warrant removal from the list, continued evidence of cyclical performance at ComEd's other nuclear generating stations indicate Dresden Station did not meet all the criteria for removal from the list. At its January 21, 1998 meeting, the NRC acknowledged improvements at LaSalle Station but concluded that a substantial amount of work remains and the plant should remain on the list. The NRC also stated that, based on a determination made prior to the announcement of the cessation of power operations at the station, Zion should remain on the list. The listing of the plants does not prevent ComEd from operating the generating units; however, it does mean that the NRC will devote additional resources to monitoring ComEd's operating performance and that ComEd will need to work to demonstrate to the NRC the sustainability of improvements which it believes it has undertaken and is continuing to implement. Also at the meeting, the NRC noted a declining performance trend at Quad Cities Station. The NRC stated that although operations performance at Quad Cities Station was generally good, weaknesses were observed with respect to certain maintenance and engineering activities. The NRC has indicated that it is monitoring ComEd's ability to manage its nuclear operations in their entirety and that the performance at any one facility will be viewed by the NRC in context with the performance of ComEd's nuclear generating group as a whole.

  In January 1997, the NRC took the unusual additional step of requiring ComEd to submit information to allow the NRC to determine what actions, if any, should be taken to assure that ComEd can safely operate its six nuclear generating stations while sustaining performance improvement at each site. The request also required ComEd to submit information regarding the criteria that it has established, or planned to establish, to measure performance and to explain ComEd's proposed actions if the criteria were not met. The request stated the NRC staff's concerns with the "cyclical safety performance of ComEd nuclear stations," noting the presence on the list of plants to be monitored closely of Dresden, LaSalle and Zion stations at various times during the past 10 years. It also noted concerns regarding "ComEd's ability to establish lasting and effective programs that result in sustained performance improvement." The problems identified by the NRC are consistent with weaknesses that had been identified in station self-assessments initiated by ComEd, and management had already undertaken to develop and implement programs designed to address these issues. ComEd submitted a response to the NRC on March 28, 1997 and the NRC indicated in an April 25, 1997 public meeting with representatives of ComEd management that ComEd's response was generally adequate to demonstrate ComEd's ability to operate its nuclear generating stations while sustaining performance improvements. In a November 4, 1997 meeting with the NRC staff, the NRC indicated that it believes ComEd's nuclear performance has shown improvement, but that it is too early to conclude that lasting improvement has been achieved. The NRC noted, as an exception to ComEd's general improving and sustained performance in its nuclear operations, concerns regarding ComEd's engineering efforts to resolve the longstanding fire protection issues at the Quad Cities Station. The NRC and representatives of ComEd's management have met and will continue to meet periodically in the future, to follow-up on these matters.

  ComEd has devoted, and intends to continue to devote, significant resources to the management and operations of its nuclear generating stations. Over the past several years, it has increased and reinforced station management with managers drawn from other utilities which have resolved similar operational and performance issues, including the appointment of a new Chief Nuclear Officer in late 1997. It has also sought to identify, anticipate and address operating and performance issues in a safe, cost-effective manner, while seeking to improve the availability and capacity factors of its nuclear generating units.

  ComEd's activities, with respect to its nuclear generating stations, have included improvements in operating and personnel procedures and repair and replacement of equipment and can result in longer unit outages. LaSalle Units 1 and 2 and Quad Cities Units 1 and 2 are currently not operating. ComEd is developing an integrated schedule for restarting the units at LaSalle Station. It currently is expected that LaSalle Unit 1 will restart in the third quarter of 1998 and LaSalle Unit 2 is expected to restart approximately six months later. Both units at Quad Cities Station are expected to return to service in the Spring of 1998.

  The LaSalle outage and an outage at Zion were part of several outages of nuclear and fossil generating stations that several utilities operating in the Midwestern power grid (including ComEd) were expecting and experienced during 1997. Although ComEd met its customers' electricity demands, the expectation of the NERC, prior to the beginning of the summer, had been that there could have been electric energy shortages during summer peak demand periods due to generating station outages in the Midwestern power grid and transmission limitations on delivering power from neighboring systems. In response to these regional circumstances and expectations, ComEd increased the availability of its remaining nuclear and fossil generating capacity, reinforced transmission capacity, negotiated the purchase of power and related transmission service from third parties, and worked with a number of customers to manage the use and demand for power. The NERC will be analyzing electric reliability for the summer of 1998 in light of the potential for continued outages of nuclear plants operated by several utilities in the Midwestern power grid.

  Generating station availability and performance during a year may be issues in fuel reconciliation proceedings in assessing the prudence of fuel and power purchases during such year. Final ICC orders have been issued in fuel reconciliation proceedings for years prior to 1994 and for the year 1995. In 1996, an intervenor filed testimony in the fuel reconciliation proceeding for 1994 seeking a refund of approximately $90 million relating to nuclear station performance. The 1997 Act provides that the fuel reconciliation proceedings for 1994 and 1996 must be concluded by the end of 1998. If refunds are required in these proceedings, the refunds could have a material effect on results of operations. The 1997 Act also provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 and subsequent years. See "Changes in the Electric Utility Industry" above for information regarding the elimination of ComEd's FAC.

  Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate $4.8 billion in current-year (1998) dollars, including a contingency allowance. ComEd estimates it will expend approximately $12.9 billion, including a contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs are expected to be funded by external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste, and inflation. See Note 1 of Notes to Financial Statements under "Depreciation and Decommissioning" for additional information.

  Environmental Matters. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. See
Note 23 of Notes to Financial Statements.

RESULTS OF OPERATIONS

  Unicom reported a loss per common share of $3.94 in 1997 and earnings per common share of $3.09 and $2.98 in 1996 and 1995, respectively. Substantially all of the results of operations for Unicom are the results of operations for ComEd. The results of Unicom's unregulated subsidiaries are not material to the results of Unicom and subsidiary companies as a whole. As such, the following section discusses the effect of ComEd's operations on Unicom's financial results.

  Net Income (Loss). The loss for 1997 was primarily due to ComEd's discontinuation of regulatory accounting practices for the generation portion of its business and other charges recorded as a result of the 1997 Act. The 1997 results also include the write-off for the closure of the Zion nuclear generating station.

  ComEd discontinued regulatory accounting practices for the generation portion of its business in the fourth quarter of 1997 due to the 1997 Act. Accordingly, ComEd's generation-related net regulatory assets (which represent assets and liabilities properly recorded under regulatory accounting practices but which would not be recorded under GAAP for non-regulated entities) were written off, resulting in an extraordinary charge of $810 million (after-tax) or $3.75 per common share.

  In addition, as permitted under the 1997 Act, ComEd elected to eliminate its FAC in December 1997, which resulted in a charge of $44 million (after-tax) or $0.20 per common share. The reduction includes $25 million (after-tax) or $0.12 per common share in net FAC charges billed to its customers in 1997, which will be refunded to customers in 1998. The reduction also includes a write-off of $19 million (after-tax) or $0.08 per common share in underrecovered energy costs that ComEd would have been entitled to recover if the FAC had remained in effect.

  Also, 1997 results include the write down of ComEd's investment in uranium-related properties to reflect costs which are not expected to be recovered in a competitive market. The write down resulted in a charge of $60 million (after-tax) or $0.28 per common share.

  Partially offsetting the charges to operations for 1997 was a change in the accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method had a positive impact of $170 million (after-tax) or $0.79 per common share, consisting of a one-time cumulative effect of the change for years prior to 1997 of $197 million (after-tax) or $0.91 per common share, less the impact of the change on 1997 results of $27 million (after-tax) or $0.12 per common share.

  On January 14, 1998, the Boards of Directors of Unicom and ComEd authorized the cessation of nuclear generation operations at ComEd's Zion Station. The closure resulted in a charge for 1997 of $523 million (after-tax) or $2.42 per common share, reflecting the write-off of the unrecoverable portion of the cost of plant and inventories and a liability for future closing costs.

  ComEd's kilowatthour sales, including sales to wholesale customers, increased 5% during 1997 compared to 1996, as discussed below. In 1997 O&M expenses increased by 12%, as discussed below.

  Also reducing 1997 operating results were increased fuel and purchased power costs of $336 million, as discussed below. In addition, a 4% increase in depreciation expense, primarily due to an increase in certain nuclear plant depreciation resulted in a charge of $23 million (after-tax) or $0.11 per common share.

  The 1996 results reflect, among other factors, a 1% decrease in overall O&M expenses as compared to 1995 and the positive effects of an income tax refund related to prior years with an increase in operating results of $26 million (after-tax) or $0.12 per common share and a reduction in real estate taxes with an increase in operating results of $28 million (after-tax) or $0.13 per common share. Approximately half of the reduction in real estate taxes is related to the year 1995. The real estate tax reduction results primarily from ongoing challenges by ComEd of the methodology used by local taxing authorities to assess the value of ComEd's nuclear generating stations. The 1996 results also reflect a 9% reduction in the total of interest expense on debt and dividend requirements on preferred and preference stocks compared to 1995, largely due to the early retirement of debt at the end of 1995. In September 1996, the ICC approved ComEd's request to increase depreciation charges on its nuclear generating units by $30 million for the year 1996, resulting in a charge of $20 million (after-tax) or $0.09 per common share.

  The 1995 results reflect higher revenues, primarily as a result of higher kilowatthour sales, and the higher rate levels, which became effective in January 1995 under the Rate Order. The higher kilowatthour sales reflect the unusually hot summer weather in 1995. The 1995 results were also affected by higher O&M expenses, which reflect a charge of $59 million (after-tax) or $0.27 per common share for a voluntary employee separation offer to certain ComEd employees. ComEd also recorded a charge of $20 million (after-tax) or $0.09 per common share related to the early redemption of $645 million of long-term debt.

  Operating Revenues. ComEd's electric operating revenues reflect revenues from sales to ultimate consumers (including residential, commercial and industrial customers within its service territory), revenues from sales for resale (i.e., sales to wholesale customers, principally other electric utilities), and revenues from collections under its FAC for years prior to 1997 (which was intended to recover variations in ComEd's fuel cost for generating electric energy and the energy portion of purchased power cost in relation to the amount included in ComEd's base rates). Operating revenues are affected by kilowatthour sales, rates and FAC recoveries. Kilowatthour sales, in turn, are affected by weather, the level of economic activity within ComEd's service area, and off-system or wholesale sales to other utilities. Off-system sales opportunities are affected by a number of factors, including nuclear generating availability and performance.

  During 1997, electric operating revenues increased $139 million, primarily due to a 29% increase in kilowatthour sales to wholesale customers. Kilowatthour sales to ultimate consumers during 1997 increased 1% compared to 1996, reflecting continued economic growth in ComEd's service territory.

Operating revenues in 1997 were reduced by the provision for revenue refunds of $45 million, including revenue taxes, related to the elimination of the FAC. Operating revenues increased $25 million in the year 1996, as compared to 1995, principally reflecting increased sales for resale and increased energy cost recoveries under ComEd's then effective FAC, although kilowatthour sales to ultimate consumers were down 1% from the prior year due to the cooler summer weather compared to the exceptionally hot summer in the year 1995. Operating revenues increased $632 million in the year 1995, as compared to the year 1994, primarily due to an increase of 5% in kilowatthour sales to ultimate consumers attributable to the hot summer weather, as well as a rate increase that became effective in January 1995.

  Fuel Costs. Changes in fuel expense for the years 1997, 1996 and 1995 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                          1997    1996    1995
                                                         ------  ------  ------
   Cost of fuel consumed (per million Btu):
     Nuclear...........................................   $0.57   $0.53   $0.52
     Coal..............................................   $2.28   $2.41   $2.43
     Oil...............................................   $3.90   $3.41   $3.06
     Natural gas.......................................   $2.69   $2.75   $1.85
     Average all fuels.................................   $1.33   $1.17   $1.05
   Net generation of electric energy (millions of
    kilowatthours).....................................  85,861  93,048  96,608
   Fuel sources of kilowatthour generation:
     Nuclear...........................................      57%     67%     73%
     Coal..............................................      39      30      24
     Oil...............................................     --        1     --
     Natural gas.......................................       4       2       3
                                                         ------  ------  ------
                                                            100%    100%    100%
                                                         ======  ======  ======

  The decrease in nuclear generation as a percentage of total generation for 1997 compared to the prior years is primarily due to outages at certain of ComEd's nuclear generating stations. See "Regulation," subcaption "Nuclear Matters" above for information regarding outages at certain of ComEd's nuclear generating stations.

  Under the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE are being assessed amounts to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. ComEd's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation) to the year 2007. The Act provides that such assessments are to be treated as a cost of fuel. See
Note 1 of Notes to Financial Statements under "Nuclear Fuel," for information related to the accounting for such costs.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs as a result of its reliance predominantly on lower cost nuclear fuel. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices, and ComEd has significant purchase commitments under its contracts. In addition, as of December 31, 1997, ComEd had coal reserves of $282 million. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. For additional information concerning ComEd's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see "Liquidity and Capital Resources" above and "Coal Reserves" in Note 1 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd and the Indiana Company's generating units and the availability and cost of power from other utilities. Purchased power costs increased $255 million in 1997 compared to 1996, primarily due to outages at certain of ComEd's nuclear generating stations. See "Regulation," subcaption "Nuclear Matters" above, for information regarding outages at certain of ComEd's nuclear generating stations.

  The number and average cost of kilowatthours purchased were as follows:

                                                            1997   1996   1995
                                                           ------  -----  -----
   Kilowatthours (millions)............................... 16,672  6,129  2,475
   Cost per kilowatthour..................................   2.40c  2.37c  2.60c

  Purchased power is expected to increase in the year 1998 compared to the year 1997 due to expected increased kilowatthour sales, lower nuclear generation and higher costs for power purchased from other utilities.

  Deferred Under or Overrecovered Energy Costs--Net. Operating expenses for the years 1997, 1996 and 1995 include the net change in under or overrecovered allowable energy costs under ComEd's FAC. Operating expenses in 1997 also reflect the write-off of the unrecoverable energy costs related to the elimination of ComEd's FAC. See "Changes in the Electric Utility Industry," "Fuel Costs" and "Fuel Supply" above and Note 1 of Notes to Financial Statements under "Fuel Adjustment Clause."

  Operation and Maintenance Expenses. O&M expenses include the expenses associated with operating and maintaining ComEd's generation, transmission and distribution assets as well as customer service, administrative overhead and support. Given the variety of expense categories covered, there are a number of factors which affect the level of such expenses within any given year. Two major components of such expenses, however, are the costs associated with operating and maintaining ComEd's nuclear and fossil generating facilities. Generating station expenses are affected by the cost of materials, regulatory requirements and expectations, the age of facilities as well as cost control efforts.

  During the three years presented in the financial statements, the aggregate level of O&M expenses increased 12% in 1997 compared to 1996, decreased 1% in 1996 compared to 1995, and increased 4% in 1995 compared to 1994. All three years include increases in the level of generating station expenses, as discussed below. The year to year variations reflect efforts in 1996 and 1997 to improve nuclear generating station availability as well as to meet regulatory requirements and expectations, and the impact in 1995 of an early separation program offered to ComEd's employees, which resulted in a $97 million charge. Additional factors in each year also affected the level of O&M expenses.

  O&M expenses associated with nuclear generating stations increased $122 million, $88 million and $32 million for the years 1997, 1996 and 1995, respectively, as a result of activities associated with the repair, replacement and improvement of nuclear generating facility equipment. Since 1995, ComEd has increased the number and scope of maintenance activities associated with its nuclear generating stations. Such efforts are the result of station performance evaluations performed to identify the sources and causes of unplanned equipment repairs. The goal of such efforts is to design and implement cost effective repairs and improvements to increase station availability. The efforts begun in 1995 are expected to continue through 1998.

  The increase in O&M expenses associated with nuclear generating stations has been driven by ComEd's objective to improve station availability, as well as to meet regulatory requirements and expectations. ComEd is pursuing a program to improve the quality of nuclear operations, including safety and efficiency, which is also expected to achieve a longer term goal of improved availability and to be positioned to take advantage of opportunities in a more competitive market. During the three years presented in the financial statements, ComEd increased and reinforced station management with managers drawn from other utilities which have resolved similar operating issues. It has also sought to identify, anticipate and address nuclear station operation and performance issues in a safe, cost-effective manner, while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment, and can result in longer unit outages. Such activities have involved increased maintenance and repair expenses in recent years.

  O&M expenses associated with fossil generating stations increased $31 million, $4 million and $3 million for the years 1997, 1996 and 1995, respectively. The increase related to fossil generating stations in 1997 is primarily due to an increase in the repair and improvement of fossil generating facility equipment in order to increase their general availability, and to ensure their availability during the Summer of 1997. That increase was partially offset by a reduction in personnel.

  O&M expenses associated with transmission and distribution facilities increased $15 million and $11 million for the years 1997 and 1996, respectively, and decreased $3 million for the year 1995. The 1997 increase is primarily due to increased emergency restoration of electric service and tree trimming costs. The 1996 increase reflects higher maintenance expenses. The decrease in 1995 reflects cost control efforts. O&M expenses associated with customer-related activities increased $11 million, $17 million and $10 million for the years 1997, 1996 and 1995, respectively. The increase in 1997 is primarily due to an increase in uncollectible accounts.

  O&M expenses also include compensation and benefits expenses. Since 1995, ComEd has reduced the size of its workforce by offering incentives for employees to leave the company voluntarily. Such incentives included both current payments and earlier eligibility for post-retirement health care benefits, resulting in charges of $39 million, $12 million and $97 million for the years 1997, 1996 and 1995, respectively.

  Other compensation and benefits expenses, excluding the effects of employee separation plans, decreased $14 million, $20 million and $65 million for 1997, 1996 and 1995, respectively. The decrease in 1997 is primarily due to a reduction in medical costs for active employees. The decreases in 1996 and 1995 are primarily related to a reduction of post-retirement health care benefits costs, primarily as a result of a plan amendment effected in mid-1995 which required retired employee contributions to the plan for the first time. Favorable experience also allowed the use of lower health care cost trend rates, producing a lower charge in 1996 and 1995. O&M expenses also reflect $41 million, $38 million and $65 million for employee incentive compensation plan costs for the years 1997, 1996 and 1995, respectively. The payments, which were made partly in cash and partly in shares of Unicom common stock, were made under Unicom's Incentive Plans as the result of the achievement during the indicated years of specified financial performance, operating performance and increased shareholder value. The effects of inflation have also increased O&M expenses during the years and are also reflected in the increases and decreases discussed herein.

  O&M expenses in 1997 also include $25 million for the additional write-off of obsolete materials and supplies compared to 1996. O&M expenses associated with certain administrative and general costs increased $35 million for the year 1997. This increase was due to a variety of reasons including an increase in the provision for vacation pay liability.

  Depreciation. Depreciation expense increased for the years 1997, 1996 and 1995 as a result of additional nuclear plant depreciation and additions to plant in service. The additional depreciation on ComEd's nuclear generating units includes depreciation recorded for the year 1997 related to its steam generators at Byron Unit 1 and Braidwood Unit 1 of $59 million, which are expected to be replaced prior to year-end 1998, and the 1996 additional depreciation initiative of $30 million. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1997, 1996 and 1995 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of ComEd's long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1997    1996    1995
                                                         ------  ------  ------
   Long-term debt outstanding:
    Average amount (millions)..........................  $6,256  $6,644  $7,528
    Average interest rate..............................    7.65%   7.67%   7.78%
   Notes payable outstanding:
    Average amount (millions)..........................  $  153  $  230  $   51
    Average interest rate..............................    5.95%   5.79%   6.40%

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for nuclear decommissioning costs and issued an exposure draft in February 1996 requesting written comment. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated cost for the decommissioning of operating nuclear plants after retirement could be recorded as a liability rather than as accumulated depreciation. Decommissioning costs of currently retired nuclear plants are recorded as a liability. Unicom and ComEd do not believe that such changes, if required, would have an adverse effect on the results of operations due to ComEd's ability to recover decommissioning costs through rates.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements under "AFUDC." AFUDC does not contribute to the current cash flow of Unicom or ComEd. ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation-related portion of its business. As a result, ComEd will not record AFUDC, but will capitalize interest costs on its generation-related construction work in progress and nuclear fuel in process beginning in 1998.

  ComEd's ratios of earnings to fixed charges for the years 1997, 1996 and 1995 were 0.58, 2.90 and 2.79, respectively. ComEd's ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1997, 1996 and 1995 were 0.49, 2.48 and 2.39, respectively. Earnings for 1997 were inadequate to cover fixed charges and fixed charges and preferred and preference stock dividend requirements by approximately $259 million and $359 million, respectively. The deficiency is principally attributable to the earnings impact of the closure of Zion Station.

  Business corporations, in general, have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities, in particular, have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Unicom Corporation:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Unicom Corporation (an Illinois corporation) and subsidiary companies as of December 31, 1997 and 1996, and the related statements of consolidated operations, retained earnings (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unicom Corporation and subsidiary companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 3, effective January 1, 1997, the Company changed its method of accounting for revenue recognition.

                                          Arthur Andersen LLP

Chicago, Illinois
January 30, 1998

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

  The following Statements of Consolidated Operations for the years 1997, 1996 and 1995 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric rates, regulation, population, business activity, competition, taxes, environmental control, energy use, fuel, cost of labor, purchased power and other matters, the nature and effect of which cannot now be determined.

                                               1997         1996        1995
                                            -----------  ----------  ----------
                                            (THOUSANDS EXCEPT PER SHARE DATA)
Operating Revenues........................  $ 7,083,022  $6,937,024  $6,910,045
                                            -----------  ----------  ----------
Operating Expenses and Taxes:
  Fuel....................................  $ 1,239,438  $1,157,855  $1,087,109
  Purchased power.........................      400,055     145,299      64,378
  Operation and maintenance...............    2,438,388   2,161,892   2,175,651
  Depreciation............................      989,817     953,700     898,034
  Recovery of regulatory assets...........       15,272      15,272      15,272
  Taxes (except income)...................      800,886     783,531     833,297
  Income taxes............................      317,778     489,545     526,518
  Investment tax credits deferred--net....      (31,015)    (33,378)    (28,710)
                                            -----------  ----------  ----------
                                            $ 6,170,619  $5,673,716  $5,571,549
                                            -----------  ----------  ----------
Operating Income..........................  $   912,403  $1,263,308  $1,338,496
                                            -----------  ----------  ----------
Other Income and (Deductions):
  Interest on long-term debt..............  $  (488,033) $ (515,285) $ (587,583)
  Interest on notes payable...............       (9,134)    (13,308)     (3,280)
  Allowance for funds used during
   construction--
    Borrowed funds........................       18,555      19,426      11,137
    Equity funds..........................       23,770      20,776      13,129
  Income taxes applicable to nonoperating
   activities.............................       11,230       7,812       5,085
  Provision for dividends--
    Preferred and preference stocks of
     ComEd................................      (60,486)    (64,424)    (69,961)
    ComEd-obligated mandatorily redeemable
     preferred securities of subsidiary
     trusts holding solely ComEd's subor-
     dinated debt securities..............      (28,860)    (16,960)     (4,428)
  Loss on nuclear plant closure...........     (885,611)        --          --
  Income tax effect of nuclear plant
   closure................................      362,952         --          --
  Miscellaneous--net......................      (96,001)    (35,245)    (43,062)
                                            -----------  ----------  ----------
                                            $(1,151,618) $ (597,208) $ (678,963)
                                            -----------  ----------  ----------
Net Income (Loss) Before Extraordinary
 Items and Cumulative Effect of Change in
 Accounting Principle.....................  $  (239,215) $  666,100  $  659,533
Extraordinary Losses Less Applicable
 Income Taxes.............................     (810,335)        --      (20,022)
Cumulative Effect of Change in Accounting
 Principle................................      196,700         --          --
                                            -----------  ----------  ----------
Net Income (Loss).........................  $  (852,850) $  666,100  $  639,511
                                            ===========  ==========  ==========
Average Number of Common Shares
 Outstanding..............................      216,330     215,500     214,692
Basic and Diluted Earnings (Loss) Per
 Common Share
  Earnings (Loss) Per Common Share Before
   Extraordinary Items and Cumulative
   Effect of Change in Accounting
   Principle..............................  $     (1.10) $     3.09  $     3.07
  Extraordinary Losses Less Applicable
   Income Taxes...........................        (3.75)        --        (0.09)
  Cumulative Effect of Change in
   Accounting Principle...................         0.91         --          --
                                            -----------  ----------  ----------
  Earnings (Loss) Per Common Share........  $     (3.94) $     3.09  $     2.98
                                            ===========  ==========  ==========
Cash Dividends Declared Per Common Share..  $      1.60  $     1.60  $     1.60

  The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31
                                                      ------------------------
                       ASSETS                            1997         1996
                       ------                         -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Utility Plant:
  Plant and equipment, at original cost (includes
   construction work in progress of $1,131 million
   and $1,034 million, respectively)................. $27,518,690  $27,900,632
  Less--Accumulated provision for depreciation.......  11,646,445   11,479,991
                                                      -----------  -----------
                                                      $15,872,245  $16,420,641
  Nuclear fuel, at amortized cost....................     906,043      973,961
                                                      -----------  -----------
                                                      $16,778,288  $17,394,602
                                                      -----------  -----------
Investments and Other Property:
  Nuclear decommissioning funds...................... $ 1,855,697  $ 1,456,360
  Subsidiary companies...............................      41,830      113,888
  Other, at cost.....................................     216,243      146,547
                                                      -----------  -----------
                                                      $ 2,113,770  $ 1,716,795
                                                      -----------  -----------
Current Assets:
  Cash............................................... $    18,519  $     8,729
  Temporary cash investments.........................     102,702       51,821
  Special deposits...................................         271        1,610
  Receivables--
    Customers........................................     873,418      568,155
    Other............................................     132,449      108,044
    Provisions for uncollectible accounts............     (17,544)     (12,893)
  Coal and fuel oil, at average cost.................     120,664      140,362
  Materials and supplies, at average cost............     255,338      324,485
  Deferred unrecovered energy costs..................         --        16,228
  Deferred income taxes related to current assets and
   liabilities.......................................     179,553      120,220
  Prepayments and other..............................     126,088      108,643
                                                      -----------  -----------
                                                      $ 1,791,458  $ 1,435,404
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets.................................. $ 1,685,235  $ 2,434,807
  Coal reserves......................................     194,769      291,324
  Other..............................................     136,230      114,922
                                                      -----------  -----------
                                                      $ 2,016,234  $ 2,841,053
                                                      -----------  -----------
                                                      $22,699,750  $23,387,854
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1997        1996
            ------------------------------              ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 4,918,687 $ 6,104,380
  Preferred and preference stocks of ComEd--
    Without mandatory redemption requirements..........     507,053     507,342
    Subject to mandatory redemption requirements.......     174,328     217,901
  ComEd-obligated mandatorily redeemable preferred
   securities of subsidiary trusts holding solely
   ComEd's subordinated debt securities*...............     350,000     200,000
  Long-term debt.......................................   5,737,348   6,069,534
                                                        ----------- -----------
                                                        $11,687,416 $13,099,157
                                                        ----------- -----------
Current Liabilities:
  Notes payable--
    Commercial paper................................... $   150,000 $   121,000
    Bank loans.........................................       8,150       7,750
  Current portion of long-term debt, redeemable
   preference stock and capitalized lease obligations
   of subsidiary companies.............................     775,296     783,919
  Accounts payable.....................................     505,444     429,492
  Accrued interest.....................................     169,559     168,750
  Accrued taxes........................................     175,758     170,870
  Dividends payable....................................     107,001     101,850
  Customer deposits....................................      55,214      51,585
  Accrued plant closing costs..........................     135,000         --
  Other................................................     165,177      98,567
                                                        ----------- -----------
                                                        $ 2,246,599 $ 1,933,783
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes................................ $ 3,850,308 $ 4,574,303
  Nuclear decommissioning liability for retired plants.   1,301,000     275,700
  Accumulated deferred investment tax credits..........     602,122     655,662
  Accrued spent nuclear fuel disposal fee and related
   interest............................................     692,673     657,448
  Obligations under capital leases of subsidiary
   companies...........................................     437,950     476,669
  Regulatory liabilities...............................     698,750     668,301
  Other................................................   1,182,932   1,046,831
                                                        ----------- -----------
                                                        $ 8,765,735 $ 8,354,914
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 23)
                                                        $22,699,750 $23,387,854
                                                        =========== ===========

  *As described in Note 11 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due
September 30, 2035. The sole asset of ComEd Financing II, also a subsidiary trust of ComEd, is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027.

  The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                            DECEMBER 31
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Common Stock Equity:
  Common stock, without par value--
   Outstanding--216,659,480 shares and 215,954,625
    shares, respectively (excludes $7 million and $4
    million as of December 31, 1997 and 1996,
    respectively, held by trustee for Unicom Stock
    Bonus Deferral Plan)............................. $ 4,943,211  $ 4,929,909
  Preference stock expense of ComEd..................      (3,340)      (3,526)
  Retained earnings (deficit)........................     (21,184)   1,177,997
                                                      -----------  -----------
                                                      $ 4,918,687  $ 6,104,380
                                                      -----------  -----------
Preferred and Preference Stocks of ComEd--
  Without Mandatory Redemption Requirements:
    Preference stock, cumulative, without par value--
     Outstanding--13,499,549 shares.................. $   504,957  $   504,957
    $1.425 convertible preferred stock, cumulative,
     without par value--
     Outstanding--65,912 shares and 75,003 shares,
      respectively...................................       2,096        2,385
    Prior preferred stock, cumulative, $100 par value
     per share-- No shares outstanding...............         --           --
                                                      -----------  -----------
                                                      $   507,053  $   507,342
                                                      -----------  -----------
  Subject to Mandatory Redemption Requirements:
    Preference stock, cumulative, without par value--
     Outstanding--2,058,560 shares and 2,496,775
      shares, respectively........................... $   205,016  $   248,589
    Current redemption requirements for preference
     stock included in current liabilities...........     (30,688)     (30,688)
                                                      -----------  -----------
                                                      $   174,328  $   217,901
                                                      -----------  -----------
ComEd-Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trusts holding solely
 ComEd's subordinated debt securities................ $   350,000  $   200,000
                                                      -----------  -----------
Long-Term Debt:
  First mortgage bonds:
    Maturing 1997 through 2002--5 3/8% to 9 3/8%..... $ 1,060,000  $ 1,320,000
    Maturing 2003 through 2012--3.70% to 8 3/8%......   1,440,400    1,440,400
    Maturing 2013 through 2022--5.85% to 9 7/8%......   1,791,000    1,991,000
    Maturing 2023--7 3/4% to 8 3/8%..................     560,000      560,000
                                                      -----------  -----------
                                                      $ 4,851,400  $ 5,311,400
  Sinking fund debentures, due 1999 through 2011--
   2 3/4% to 7 5/8%..................................     100,298      105,164
  Pollution control obligations, due 2007 through
   2014--3.70% to 5 7/8%.............................     142,200      142,200
  Other long-term debt...............................   1,193,818    1,100,833
  Current maturities of long-term debt included in
   current liabilities...............................    (503,909)    (540,505)
  Unamortized net debt discount and premium..........     (46,459)     (49,558)
                                                      -----------  -----------
                                                      $ 5,737,348  $ 6,069,534
                                                      -----------  -----------
                                                      $11,687,416  $13,099,157
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

             STATEMENTS OF CONSOLIDATED RETAINED EARNINGS (DEFICIT)

                                               1997        1996       1995
                                            ----------  ---------- ----------
                                                 (THOUSANDS OF DOLLARS)
Balance at Beginning of Year............... $1,177,997  $  856,893 $  560,971
Add--Net income (loss).....................   (852,850)    666,100    639,511
                                            ----------  ---------- ----------
                                            $  325,147  $1,522,993 $1,200,482
                                            ----------  ---------- ----------
Deduct--
    Cash dividends declared on common
     stock................................. $  346,225  $  344,892 $  343,619
    Other capital stock transactions--net..        106         104        (30)
                                            ----------  ---------- ----------
                                            $  346,331  $  344,996 $  343,589
                                            ----------  ---------- ----------
Balance at End of Year (Includes $331
 million of appropriated retained earnings
 at December 31, 1997)..................... $  (21,184) $1,177,997 $  856,893
                                            ==========  ========== ==========





   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                            1997         1996         1995
                                         -----------  -----------  -----------
                                               (THOUSANDS OF DOLLARS)
Cash Flow From Operating Activities:
 Net income (loss)...................... $  (852,850) $   666,100  $   639,511
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
   Depreciation and amortization........   1,036,271      990,779      949,413
   Deferred income taxes and investment
    tax credits--net....................    (345,042)     129,697      156,817
   Extraordinary loss related to early
    redemption of long-term debt........         --           --        33,158
   Extraordinary loss related to write-
    off of certain net regulatory
    assets..............................     810,335          --           --
   Cumulative effect of a change in
    accounting principle................    (196,700)         --           --
   Loss on nuclear plant closure........     885,611          --           --
   Provisions for revenue refunds.......      45,470          --           --
   Equity component of allowance for
    funds used during construction......     (23,770)     (20,776)     (13,129)
   Recovery of regulatory assets........      15,272       15,272       15,272
   Provisions/(payments) for liability
    for separation costs--net...........      15,986      (29,888)      60,713
   Net effect on cash flows of changes
    in:
     Receivables........................      24,083       71,497     (178,665)
     Coal and fuel oil..................      19,698      (11,186)     (20,304)
     Materials and supplies.............      41,659        9,053       51,073
     Accounts payable excluding nuclear
      fuel lease principal payments and
      separation costs--net.............     259,810      104,366      460,705
     Accrued interest and taxes.........     (17,903)     (47,291)      (2,684)
     Other changes in certain current
      assets and liabilities............      39,005       13,850       26,637
   Other--net...........................     170,832       69,447      153,916
                                         -----------  -----------  -----------
                                         $ 1,927,767  $ 1,960,920  $ 2,332,433
                                         -----------  -----------  -----------
Cash Flow From Investing Activities:
 Construction expenditures.............. $(1,043,311) $  (982,274) $  (927,327)
 Nuclear fuel expenditures..............    (185,373)    (281,833)    (289,118)
 Sale of generating plant...............      60,791          --           --
 Equity component of allowance for
  funds used during construction........      23,770       20,776       13,129
 Contributions to nuclear
  decommissioning funds.................    (114,825)    (119,281)    (132,653)
 Other investments and special
  deposits..............................     (13,246)      (2,116)      (1,601)
                                         -----------  -----------  -----------
                                         $(1,272,194) $(1,364,728) $(1,337,570)
                                         -----------  -----------  -----------
Cash Flow From Financing Activities:
 Issuance of securities--
   Long-term debt....................... $   362,663  $   251,902  $    62,000
   ComEd-obligated mandatorily redeem-
    able preferred securities of subsid-
    iary trusts holding solely ComEd's
    subordinated debt securities........     150,000          --       200,000
   Capital stock........................      15,778       17,754       25,507
 Retirement and redemption of
  securities--
   Long-term debt.......................    (736,740)    (433,084)  (1,137,272)
   Capital stock........................     (44,111)     (44,513)     (17,935)
 Deposits and securities held for
  retirement and redemption of
  securities............................         --           --           106
 Premium paid on early redemption of
  long-term debt........................      (9,500)         --       (25,823)
 Cash dividends paid on common stock....    (345,936)    (344,553)    (343,375)
 Proceeds from sale/leaseback of
  nuclear fuel..........................     149,955      316,617      193,215
 Nuclear fuel lease principal payments..    (166,411)    (211,741)    (237,845)
 Increase (Decrease) in short-term
  borrowings............................      29,400     (139,400)     261,000
                                         -----------  -----------  -----------
                                         $  (594,902) $  (587,018) $(1,020,422)
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and
 Temporary Cash Investments............. $    60,671  $     9,174  $   (25,559)
Cash and Temporary Cash Investments at
 Beginning of Year......................      60,550       51,376       76,935
                                         -----------  -----------  -----------
Cash and Temporary Cash Investments at
 End of Year............................ $   121,221  $    60,550  $    51,376
                                         ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Corporate Structure and Basis of Presentation. Unicom is the parent holding company of ComEd and Unicom Enterprises. ComEd, an electric utility, is the principal subsidiary of Unicom. Unicom Enterprises is an unregulated subsidiary of Unicom and is engaged, through its subsidiaries, in energy service activities. Unicom Resources is also an unregulated subsidiary of Unicom and is engaged in the development of business ventures.

  The consolidated financial statements include the accounts of Unicom, ComEd, the Indiana Company, the Trusts and Unicom's unregulated subsidiaries. All significant intercompany transactions have been eliminated. ComEd's investments in other subsidiary companies, which are not material in relation to ComEd's financial position or results of operations, are accounted for in accordance with the equity method of accounting.

  Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Regulation. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to GAAP applicable to rate-regulated enterprises for the non-generation portion of its business, including the effects of the ratemaking process in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects on the non-generation portion of its business concern mainly the time at which various items enter into the determination of operating results in order to follow the principle of matching costs with the applicable revenues collected from or returned to customers through future rates. See Note 2 for information regarding the write-off of generation-related regulatory assets and liabilities in December 1997.

  ComEd's investment in generation-related net utility plant, including construction work in progress and nuclear fuel, and excluding the decommissioning costs included in the accumulated provision for depreciation, not subject to cost-based rate regulation, was $12.4 billion and $13.1 billion at December 31, 1997 and 1996, respectively.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Regulatory Assets and Liabilities. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1997 and 1996 were as follows:

                                                                DECEMBER 31
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
Regulatory assets:
  Deferred income taxes (1)............................... $  785,354 $1,649,037
  Deferred carrying charges (2)...........................        --     396,879
  Nuclear decommissioning costs--Dresden Unit 1 (3).......    268,369    174,621
  Nuclear decommissioning costs--Zion Units 1 and 2 (4)...    579,777        --
  Unamortized loss on reacquired debt (5).................     51,735    148,380
  Other...................................................        --      65,890
                                                           ---------- ----------
                                                           $1,685,235 $2,434,807
                                                           ========== ==========
Regulatory liabilities:
  Deferred income taxes (1)............................... $  698,750 $  668,301
                                                           ========== ==========

--------
(1) Recorded in compliance with SFAS No. 109, Accounting for Income Taxes.
(2) Recorded as authorized in the Remand Order.
(3) Amortized over the remaining current NRC license life of Dresden Station. See "Depreciation and Decommissioning" below for additional information.
(4) Amortized over the remaining current NRC license life of Zion Station. See "Depreciation and Decommissioning" below for additional information.
(5) Amortized over the remaining lives of the long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

  The 1997 regulatory assets and liabilities' balances reflect the write-off of generation-related regulatory assets and liabilities and the recording of nuclear decommissioning costs for Zion Station. See "Depreciation and Decommissioning" below and Note 2 for additional information.

  Fuel Adjustment Clause. The FAC adopted by the ICC provided for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. As authorized by the ICC, ComEd had recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, were recoverable or refundable in subsequent months. Pursuant to an option contained in the 1997 Act, ComEd filed a tariff on December 16, 1997 to eliminate its FAC as of January 1, 1997. See Note 2 for additional information.

  Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on the current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are presently being recovered through base rates. See Note 14 for additional information concerning the disposal of spent nuclear fuel, the one-time fee and the interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, were $298 million, $354 million and $391 million for the years 1997, 1996 and 1995, respectively.

   The balance of nuclear fuel, at amortized cost, on the Consolidated Balance Sheets includes amounts to be recovered for assessments by the DOE to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES operated by the DOE. As of December 31, 1997 and 1996, an asset related to the assessments of $156 million and $168 million, respectively, was recorded. As of December 31, 1997 and 1996, a corresponding liability of $144 million and $157 million, respectively, was recorded, of which $16 million was included in other current liabilities on the Consolidated Balance Sheets.

  Coal Reserves. At December 31, 1997 and 1996, ComEd had coal reserves of $282 million and $364 million, respectively. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. ComEd expects to recover from its customers the costs of the coal reserves, as coal is used for the generation of electricity, through base rates. Such fuel costs expected to be recovered within one year, amounting to $87 million and $73 million at December 31, 1997 and 1996, respectively, have been included in current assets as prepayments and other on the Consolidated Balance Sheets. ComEd expects to fully recover the costs of the coal reserves before the year 2001. See Note 23 for additional information concerning ComEd's coal commitments.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately 8 million as of December 31, 1997. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately 3 million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1997. ComEd had 3.4 million electric customers at December 31, 1997.

  In 1997, ComEd changed its accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. See Note 3 for information regarding the cumulative effect of a change in accounting principle on prior years and the effect on the current year. See Note 2 for information regarding the expected effects of the August 1, 1998 rate reduction and certain pricing experiments.

  Depreciation and Decommissioning. ComEd's depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. Non-nuclear plant and equipment is depreciated at annual rates developed for each class of plant based on their composite service lives. Provisions for depreciation were at average annual rates of 3.36%, 3.25% and 3.14% for the years 1997, 1996 and 1995, respectively, of average depreciable utility plant and equipment, including the effects of additional depreciation on ComEd's nuclear generating units. The annual rate for nuclear plant and equipment, excluding separately collected decommissioning costs and additional depreciation, is 2.88%. The additional depreciation on ComEd's nuclear generating units includes depreciation recorded for the year 1997 related to its steam generators at Byron Unit 1 and Braidwood Unit 1 of $59 million, which are expected to be replaced prior to year-end 1998, and the 1996 additional depreciation initiative of $30 million. See Note 4 for additional information on the 1996 additional depreciation initiative.

  Nuclear plant decommissioning costs are accrued over the current NRC license lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs, which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Decommissioning" under "Management's Discussion and Analysis of Financial Condition and

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

Results of Operations," subcaption "Results of Operations," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry's method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the current NRC license life of each related generating station. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's 10 operating units have remaining current NRC license lives ranging from 8 to 30 years. ComEd's Zion Station and its first nuclear unit, Dresden Unit 1, are retired and are expected to be dismantled at the end of the current NRC license life of the last unit at each of those stations, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate $4.8 billion in current-year (1998) dollars, including a contingency allowance. ComEd estimates that it will expend approximately $12.9 billion, including a contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs are expected to be funded by the external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation.

  Pursuant to the Rate Order, since 1995, ComEd has collected decommissioning costs from its ratepayers in conjunction with a rider, which allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding. Recovery of decommissioning costs through the rider will continue under the 1997 Act. The current estimated decommissioning costs include a contingency allowance. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs. Under its most recent annual rider, filed with the ICC on February 28, 1997, ComEd has proposed to decrease its estimated annual decommissioning cost accrual from $108.8 million to $107.5 million. The reduction primarily reflects stronger than expected after-tax returns on the external trust funds in 1996 and lower than expected escalation in low-level waste disposal costs, partially offset by the higher current-year cost estimates, which include a contingency allowance.

  The proposed annual decommissioning cost accrual of $107.5 million was determined using the following assumptions: the decommissioning cost estimate of $4.8 billion in current-year (1998) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, and an escalation rate for future decommissioning costs of 4.1%. The annual accrual of $107.5 million provided over the current NRC license lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate approximately $12.9 billion.

  For the 10 operating nuclear units, decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Operations and the Consolidated Balance Sheets, respectively. As of December 31, 1997, the total decommissioning costs included in the accumulated provision for depreciation were $1,570 million. For ComEd's retired nuclear unit, Dresden Unit 1, the total estimated liability at December 31, 1997 in current-year (1998) dollars of $365 million was recorded under nuclear decommissioning costs for

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES retired plants and the unrecovered portion of the liability of $268 million was recorded as a regulatory asset on the Consolidated Balance Sheets. The increase from December 31, 1996 to December 31, 1997 in the total estimated liability related to Dresden Unit 1, and the unrecovered portion of that liability, is due to higher current-year cost estimates, which include a contingency allowance.

  For ComEd's retired Zion nuclear station, the total estimated liability at December 31, 1997 in current-year (1998) dollars of $936 million was recorded under nuclear decommissioning costs for retired plants and the unrecovered portion of the liability of $580 million was recorded as a regulatory asset on the Consolidated Balance Sheets.

  Under Illinois law, decommissioning cost collections are required to be deposited into external trusts; and, consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan, which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining current NRC license lives of the nuclear plants. At December 31, 1997, the past accruals that are required to be contributed to the external trusts aggregate $167 million. The fair value of funds accumulated in the external trusts at December 31, 1997 was $1,856 million, which includes pre-tax unrealized appreciation of $429 million. The earnings on the external trusts accumulate in the fund balance and accumulated provision for depreciation.

  Income Taxes. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  AFUDC. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates were 9.39%, 9.02% and 9.52% for the years 1997, 1996 and 1995, respectively. AFUDC does not contribute to the current cash flow of Unicom or ComEd. ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business. As a result, ComEd will not record AFUDC, but will capitalize interest costs on its generation-related construction work in progress and nuclear fuel in process beginning in 1998.

  Interest. Total interest costs incurred on debt, leases and other obligations were $598 million, $626 million and $696 million for the years 1997, 1996 and 1995, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt of ComEd are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from ComEd's reacquisition in connection with the refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition for non-generation related financings. See "Regulatory Assets and Liabilities" above and Note 2 for additional information.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Stock Option Awards/Employee Stock Purchase Plan. Unicom has elected to adopt SFAS No. 123, Accounting for Stock-Based Compensation, for disclosure purposes only. Unicom accounts for its stock option awards and ESPP under APB Opinion No. 25, Accounting for Stock Issued to Employees. See Note 8 for additional information.

  Earnings per Share. Unicom adopted SFAS No. 128, Earnings per Share, which established standards for computing and presenting EPS. Unicom has presented basic EPS on the Statements of Consolidated Operations for the years 1997, 1996 and 1995. Basic EPS and diluted EPS for the years presented are the same. The diluted average number of common shares outstanding was 216,330,000, 215,686,000 and 214,828,000 for the years 1997, 1996 and 1995, respectively.

  Energy Risk Management Contracts. In the normal course of business ComEd utilizes contracts for the forward sale and purchase of energy to effectively manage the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. As ComEd does not currently utilize financial or commodity instruments for trading or speculative purposes, any gains or losses on forward commodity contracts are recognized when the underlying transactions affect earnings. Revenues and expenses associated with market price risk management contracts are recognized immediately for contracts with terms of less than one year and are amortized over the length of the term of contracts covering more than one year.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on operating results.

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental cash flow information for the years 1997, 1996 and 1995 was as follows:

                                                      1997     1996     1995
                                                    -------- -------- --------
                                                      (THOUSANDS OF DOLLARS)
Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest (net of amount capitalized)............ $512,050 $538,351 $604,932
   Income taxes (net of refunds)................... $264,802 $234,743 $367,708
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Capital lease obligations incurred by subsidiary
  companies........................................ $158,412 $320,975 $198,577

(2) ACCOUNTING EFFECTS RELATED TO THE 1997 ACT

  On December 16, 1997, the Governor of Illinois signed into law the 1997 Act which, as it applies to ComEd, provides for, among other things, a 15% residential base rate reduction commencing August 1, 1998, an additional 5% residential base rate reduction commencing May 1, 2002, and customer access to other electric suppliers in a phased-in process. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The 15% residential base rate reduction, commencing on August 1, 1998, is expected to reduce ComEd's operating revenues by approximately $160 million and $375 million in 1998 and 1999, respectively, compared to 1997 rate levels. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which are expected to reduce its operating revenues by approximately $30 million and $60 million in 1998 and 1999, respectively, compared to 1997 rate levels, notwithstanding the effects of customer growth.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval if certain factors are met. The CTC will be established in accordance with a formula defined in the legislation. The CTC, which will be applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by 1) the revenue the utility will receive for providing delivery services to the customer, 2) the market price for electricity and 3) a defined mitigation factor which represents the utility's opportunity to develop new revenue sources and achieve cost savings.

  Notwithstanding these rate reductions, and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC authority. Under the earnings provision of the legislation, if the earned return on common equity of a utility during this period exceeds an established threshold, a portion of the excess earnings must be refunded to customers. A utility may request a rate increase during the rate freeze period when necessary to ensure the utility's financial viability, but not before January 1, 2000.

  Under the 1997 Act, utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select an alternative energy supplier can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based regulated rates. The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the option to eliminate the FAC, the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new more stringent liability standard applicable to ComEd in the event of a major outage.

  The 1997 Act also allows ComEd to unbundle a portion of its future revenues, including tariffed and contract rates and CTC revenues and issue securities backed by these revenues. The proceeds from such security issuances must generally be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of ComEd's revenues securitized cannot exceed $6.5 billion; approximately one-half of that amount can be issued in the twelve-month period commencing on August 1, 1998.

  As a result of the 1997 Act, prices for the supply of electric generation are expected to transition from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover a portion of any of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps include cost control efforts and developing new sources of revenue.

  Because the 1997 Act is expected ultimately to lead to market-based pricing of electric generation services, ComEd discontinued SFAS No. 71 regulatory accounting practices for the generation portion of its business in December 1997. ComEd evaluated the regulatory assets and liabilities related to the generation portion of its business and determined that it is not probable that such costs will be recovered through the cash flows from the regulated portion of its business. Accordingly, the generation-related regulatory assets and liabilities were written off in the fourth quarter of 1997, resulting in a charge of $810 million (after-tax) or $3.75 per common share. These costs relate principally to previously incurred costs originally expected to be collected through future

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES revenues, including income tax benefits previously flowed through to customers, deferred carrying charges on the Byron Unit 2 and Braidwood Units 1 and 2 nuclear generating plants, generation-related unamortized loss on reacquired debt and other miscellaneous generation-related costs. The regulatory asset for the unrecovered nuclear decommissioning costs of currently retired nuclear plants was not written off, as the 1997 Act provides for the ongoing recovery of decommissioning costs through regulated rates. See "Regulatory Assets and Liabilities" and "Depreciation and Decommissioning" in
Note 1 of Notes to Financial Statements.

  Pursuant to an option contained in the 1997 Act, ComEd filed a tariff on December 16, 1997 to eliminate its FAC as of January 1, 1997. Under ComEd's regulated rates, the FAC provided for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. Elimination of the FAC requires ComEd to refund to customers any net FAC charges billed from January 1, 1997 through December 31, 1997. Such FAC charges were $25 million (after-tax) or $0.12 per common share. These costs, as well as deferred underrecovered energy costs of $19 million (after-tax) or $0.08 per common share which ComEd would have been entitled to recover if the FAC had remained in effect, were recorded as a reduction to operating results in 1997.

  Additionally, elimination of the FAC and a transition to market-based pricing for generation-related costs required ComEd to write down its investment in uranium-related properties. Current projections of the market price for uranium indicate that the expected incremental costs of mining and milling uranium at such properties will exceed the expected market price for uranium. Such costs are not expected to be recoverable in a competitive market. A write down of ComEd's investment in uranium-related properties to realizable value resulted in a charge of $60 million (after-tax) or $0.28 per common share in December 1997.

  SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which was adopted on January 1, 1996, established accounting standards for the impairment of long-lived assets, i.e., determining whether the costs of such assets are recoverable through future revenues. SFAS No. 121 also requires that regulatory assets, which are no longer probable of recovery through future revenue, be charged to operations. ComEd evaluated whether the recoverability of the costs of its generating stations has been impaired as defined in SFAS No. 121. This evaluation was conducted to determine whether future revenues expected to be recovered from electric supply services will be sufficient to cover the costs of its generating assets. Notwithstanding the retirement and write-off of Zion Station, as discussed in Note 5, ComEd has concluded, as a result of these studies, that impairment, as defined in SFAS No. 121, does not currently exist and that asset write downs are not necessary at this time. However, ComEd is engaged in an ongoing examination of its assets and operations. If ComEd retires or closes one or more additional generating plants prior to expected retirement dates, further write-offs will be required.

(3) CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

  ComEd changed its accounting method for revenue recognition to record revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method increased 1997 operating results by $170 million (after-tax) or $0.79 per common share, consisting of a one-time cumulative effect of the change for years prior to 1997 of $197 million (after-tax) or $0.91 per common share, less the impact of the change on 1997 results of $27 million (after-tax) or $0.12 per common

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES share. The following pro forma information reflects the financial results for 1997, 1996 and 1995 as if the new accounting method had been used in such periods (unaudited):

                                                     1997        1996     1995
                                                  -----------  -------- --------
                                                   (THOUSANDS EXCEPT PER SHARE
                                                              DATA)
Net Income (Loss) Before Extraordinary Items and
 Cumulative Effect of Change in Accounting
 Principle......................................  $  (239,215) $698,229 $682,688
Earnings (Loss) Per Common Share Before Extraor-
 dinary Items and Cumulative Effect of Change in
 Accounting Principle...........................  $     (1.10) $   3.24 $   3.18
Net Income (Loss)...............................  $(1,049,550) $698,229 $662,666
Earnings (Loss) Per Common Share................  $     (4.85) $   3.24 $   3.09

(4) RATE MATTERS

  In January 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for an increase in ComEd's total revenues of approximately $302 million (excluding add-on revenue taxes) on an annual basis. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. The Rate Order was appealed by intervenors and ComEd to the Illinois Appellate Court, which issued a decision on May 30, 1997 affirming the Rate Order in all respects with the exception of two issues, which it remanded to the ICC for the purpose of providing further analysis. Those issues relate to:
(i) the manner in which certain costs are recovered and which customers should pay those costs, and (ii) the proper rate of return on common equity for ComEd. ComEd believes that the ICC can satisfy the Appellate Court's remand directions on the basis of the existing record from the ICC proceedings which led to the Rate Order. The Appellate Court's decision was not appealed and the matter was returned to the ICC, where a decision is expected early in the second quarter of 1998.

  With respect to the first issue remanded to the ICC, ComEd does not believe it will have any effect on the overall level of rates. With respect to the rate of return on common equity issue, the ICC had determined in the Rate Order that ComEd's cost of common equity was 12.28%. Intervenors had submitted testimony recommending a return on common equity of 11.50%. The Appellate Court decision requires the ICC to clarify the basis for certain of its findings relating to its rejection of the intervenors' recommendation and to analyze further how it arrived at its conclusions. The Appellate Court stated that after reanalyzing these bases the ICC can determine whether or not the cost of common equity determination it adopted should still be followed. Each tenth of one percent change in the rate of return on common equity has approximately an $8 million effect on the level of annual revenues. The Appellate Court's decision does not have any immediate effect on ComEd's rates or require any refunds. In connection with the initiation of the appeal, ComEd committed to make refunds "in the event that a final, non-appealable order is entered reversing the ICC's Rate Order." Revenues of approximately $195 million would be subject to refund if the ICC were to adopt the lower rate of return on common equity recommended by intervenors. An ICC Hearing Examiner issued a proposed order in January 1998, which if adopted by the ICC, would uphold the Rate Order and the associated $302 million revenue increase on an annual basis.

  ComEd's costs increased by $30 million in 1996 (before income tax effects) for an increase in depreciation charges on its nuclear generating units related to its additional depreciation initiative in 1996. See Note 1 under "Depreciation and Decommissioning" for information concerning additional depreciation charges related to ComEd's steam generators at Byron Unit 1 and Braidwood Unit 1.

  See Note 2 for information regarding the 1997 Act.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(5) CLOSURE AND SALE OF PLANTS

  On January 14, 1998, the Boards of Directors of Unicom and ComEd authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's 2,080 megawatt Zion nuclear generating station. Such retirement resulted in a charge for 1997 of $523 million (after-tax) or $2.42 per common share. The decision to close Zion Station was a result of an ongoing analysis, which ComEd performed regarding the economic value of its generating assets in light of the expected changes in the manner in which electric energy is marketed and sold. The passage of the 1997 Act provided a clearer basis for evaluating the costs and benefits of alternative courses of action. In reaching the decision to cease nuclear generation operations at Zion Station, the Boards also considered the significant uncertainty associated with continued operation of the station due to the degradation of the steam generators, and the expected operating costs associated with continued station operation.

  ComEd's fourth quarter 1997 financial results reflected a charge of $406 million (after-tax) representing the undepreciated costs of Zion Station (excluding the portion which will remain in use to provide voltage support), materials and supplies inventories, and nuclear fuel inventories. In addition, as required by GAAP, a liability for future closing costs associated with the retirement of Zion Station, excluding severance costs, was recorded resulting in a charge of $117 million (after-tax) in the fourth quarter of 1997.

  In April 1996, ComEd announced that it had finalized agreements to sell 2 of its coal-fired generating stations, representing 1,600 megawatts of generating capacity. Under the agreements, State Line and Kincaid stations are expected to be sold for a total of $250 million, which approximates the book value of the stations. The net proceeds are expected to be approximately $200 million (after-tax), which will be used to retire or redeem existing debt. Under the terms of the sales, ComEd will enter into exclusive 15-year purchased power agreements for the output of the plants. On March 31, 1997, the ICC issued an order approving the agreements. A subsequent appeal has been dropped by the intervening parties. The sale of State Line Station for its approximate book value was finalized in December 1997. The net proceeds of the sale, after income tax effects and closing costs, were approximately $56 million. The Kincaid Station sale is expected to be finalized during the first quarter of 1998.

(6) AUTHORIZED SHARES AND VOTING RIGHTS OF CAPITAL STOCK

  At December 31, 1997, Unicom's authorized shares consisted of 400,000,000 shares of common stock. The authorized shares of ComEd preferred and preference stocks at December 31, 1997 were: preference stock--22,368,560 shares; $1.425 convertible preferred stock--65,912 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of outstanding Unicom shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders; and holders of outstanding ComEd shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders. All such shares have the right to cumulate votes in elections for the directors of the corporation which issued the shares.

  Pursuant to a plan adopted by the Unicom Board of Directors on February 2, 1998, each share of Unicom's common stock carries the right (referred to herein as a "Right") to purchase one-thousandth of one share of Unicom's common stock at a purchase price of $100 per whole share of common stock, subject to adjustment. The Rights are tradable only with Unicom's common stock until they become exercisable. The Rights become exercisable upon the earlier of ten days following a

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES public announcement that a person (an "Acquiring Person") has acquired 15% or more of Unicom's outstanding common stock or ten business days (or such later date as may be determined by action of the Board of Directors) following the commencement of a tender or exchange offer which, if consummated, would result in a person or group becoming an Acquiring Person. The Rights are subject to redemption by Unicom at a price of $.01 per Right, subject to certain limitations, and will expire on February 2, 2008. If a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Unicom common stock at a 50% discount from the then current market price. If Unicom is acquired in a merger or other business combination transaction in which Unicom is not the survivor, or 50% or more of Unicom's assets or earning power is sold or transferred, each holder of a Right shall then have the right to receive, upon exercise, common stock of the acquiring company at a 50% discount from the then current market price of such common stock. Rights held by an Acquiring Person become void upon the occurrence of such events.

(7) COMMON EQUITY

  At December 31, 1997, shares of Unicom common stock were reserved for the following purposes:

      Long-Term Incentive Plan........................................ 3,177,566
      Employee Stock Purchase Plan....................................   507,567
      Exchange for ComEd common stock not held by Unicom..............    97,953
      1996 Directors' Fee Plan........................................   180,713
                                                                       ---------
                                                                       3,963,799
                                                                       =========

  Common stock for the years ended 1997, 1996 and 1995 was issued as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
 Shares of Common Stock Issued:
   Long-Term Incentive Plan.......................... 208,104  132,579  481,751
   Employee Stock Purchase Plan...................... 196,003  196,513  217,080
   Employee Savings and Investment Plan.............. 274,203  339,100  217,100
   Exchange for ComEd common stock not held by
    Unicom...........................................  12,370   25,323      --
   1996 Directors' Fee Plan..........................  14,175    5,112      --
                                                      -------  -------  -------
                                                      704,855  698,627  915,931
                                                      =======  =======  =======
                                                      (THOUSANDS OF DOLLARS)
 Amount of Common Stock Issued:
   Total issued...................................... $15,768  $17,733  $25,412
   Held by trustee for Unicom Stock Bonus Deferral
    Plan.............................................  (2,476)  (4,300)     --
   Other.............................................      10       38       95
                                                      -------  -------  -------
                                                      $13,302  $13,471  $25,507
                                                      =======  =======  =======

  At December 31, 1997 and 1996, 76,868 and 78,045 ComEd common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants.

  Unicom's retained earnings account had a deficit balance of $21.2 million at December 31, 1997. As of December 31, 1997, $331 million of retained earnings has been appropriated for future dividend payments.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(8) STOCK OPTION AWARDS/EMPLOYEE STOCK PURCHASE PLAN

  Unicom has a nonqualified stock option awards program under its Long-Term Incentive Plan. The stock option awards program was adopted by Unicom in July 1996 to reward valued employees responsible for, or contributing to, the management, growth and profitability of Unicom and its subsidiaries. The stock options granted will expire ten years from their grant date. One-third of the shares subject to the options vest on each of the first three anniversaries of the option grant date. In addition, the stock options will become fully vested immediately if the holder dies, retires, is terminated by the Company other than for cause or qualifies for long-term disability and will also vest in full upon a change in control.

  Stock options transactions for the years 1997 and 1996 are summarized as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                              OPTIONS    PRICE
                                                             ---------  --------
Outstanding at the beginning of 1996........................       --   $   --
Granted during the year..................................... 1,205,500   25.500
Expired/cancelled during the year...........................   (17,500)  25.500
                                                             ---------
Outstanding as of December 31, 1996......................... 1,188,000   25.500
Granted during the year..................................... 1,339,350   22.313
Exercised during the year...................................   (23,423)  25.500
Expired/cancelled during the year...........................  (213,549)  23.649
                                                             ---------
Outstanding as of December 31, 1997......................... 2,290,378   23.809
                                                             =========

  Of the stock options outstanding at December 31, 1997, 426,174 have vested at a weighted average price of $25.455.

  The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                STOCK OPTION
                                                                 GRANT DATE
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
  Expected option life........................................ 7 years  7 years
  Dividend yield..............................................    7.20%    6.30%
  Expected volatility.........................................   22.29%   20.98%
  Risk-free interest rate.....................................    6.25%    6.64%

  The estimated fair value for each stock option granted in 1997 and 1996 was $2.79 and $3.74, respectively.

  The ESPP allows employees to purchase Unicom common stock at a 10% discount from market value. Substantially all of the employees of Unicom, ComEd and certain subsidiaries are eligible to participate in the ESPP. Unicom issued 196,003, 196,513 and 217,080 shares of common stock in 1997, 1996 and 1995, respectively, under the ESPP at a weighted average annual purchase price of $19.15, $23.52 and $25.34, respectively.

  Unicom has adopted the disclosure-only provisions of SFAS No. 123. For financial reporting purposes, Unicom has adopted APB No. 25 and thus no compensation cost has been recognized for the stock option awards program or ESPP. If Unicom had recorded compensation expense for the stock options granted and the shares of common stock issued under the ESPP in accordance with SFAS No. 123 using the fair value based method of accounting, the effect on operating results and EPS would have been immaterial.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(9) COMED PREFERRED AND PREFERENCE STOCKS WITHOUT MANDATORY REDEMPTION REQUIREMENTS

  No shares of ComEd preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1997, 1996 and 1995. The series of ComEd preference stock without mandatory redemption requirements outstanding at December 31, 1997 are summarized as follows:

                                                                        INVOLUNTARY
                    SHARES           AGGREGATE         REDEMPTION       LIQUIDATION
      SERIES      OUTSTANDING       STATED VALUE        PRICE(1)         PRICE(1)
      ------      -----------       ------------       ----------       -----------
                                     (THOUSANDS
                                    OF DOLLARS)
      $1.90        4,249,549          $106,239          $ 25.25           $25.00
      $2.00        2,000,000            51,560          $ 26.04           $25.00
      $1.96        2,000,000            52,440          $ 27.11           $25.00
      $7.24          750,000            74,340          $101.00           $99.12
      $8.40          750,000            74,175          $101.00           $98.90
      $8.38          750,000            73,566          $100.16           $98.09
      $2.425       3,000,000            72,637          $ 25.00           $25.00
                  ----------          --------
                  13,499,549          $504,957
                  ==========          ========

     --------
     (1) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of ComEd's $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock of ComEd at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

(10) COMED PREFERENCE STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

  During 1997, 1996 and 1995, no shares of ComEd preference stock subject to mandatory redemption requirements were issued. The series of ComEd preference stock subject to mandatory redemption requirements outstanding at December 31, 1997 are summarized as follows:

                  SHARES     AGGREGATE
    SERIES      OUTSTANDING STATED VALUE          OPTIONAL REDEMPTION PRICE(1)
--------------  ----------- ------------ -----------------------------------------------
                             (THOUSANDS
                            OF DOLLARS)
$8.20              178,560    $ 17,856   $101
$8.40 Series B     300,000      29,798   $101
$8.85              225,000      22,500   $103 through July 31, 1998; and $101 thereafter
$9.25              525,000      52,500   $103 through July 31, 1999; and $101 thereafter
$9.00              130,000      12,887   Non-callable
$6.875             700,000      69,475   Non-callable
                 ---------    --------
                 2,058,560    $205,016
                 =========    ========

--------
(1) Per share plus accrued and unpaid dividends, if any.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of ComEd preference stock subject to mandatory redemption requirements are summarized as follows:

                                                SINKING
                        ANNUAL SINKING FUND       FUND           INVOLUNTARY
          SERIES            REQUIREMENT         PRICE(1)     LIQUIDATION PRICE(1)
      --------------    -------------------     -------      -------------------
      $8.20               35,715 shares          $100             $100.00
      $8.40 Series B      30,000 shares(2)       $100             $ 99.326
      $8.85               37,500 shares          $100             $100.00
      $9.25               75,000 shares          $100             $100.00
      $9.00              130,000 shares(2)       $100             $ 99.125
      $6.875                    (3)              $100             $ 99.25

     --------
     (1) Per share plus accrued and unpaid dividends, if any.
     (2) ComEd has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
     (3) All shares are required to be redeemed on May 1, 2000.

  Annual remaining sinking fund requirements through 2002 on ComEd preference stock outstanding at December 31, 1997 will aggregate $31 million in 1998, $18 million in 1999, $88 million in 2000 and $18 million in each of 2001 and 2002. During each of 1997 and 1996 438,215 shares and during 1995 178,215 shares of ComEd preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.

  Sinking fund requirements due within one year are included in current liabilities.

(11) COMED-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY COMED'S SUBORDINATED DEBT SECURITIES

  In September 1995, ComEd Financing I, a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% ComEd-obligated mandatorily redeemable preferred securities. The sole asset of ComEd Financing I is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. In January 1997, ComEd Financing II, a wholly-owned subsidiary trust of ComEd, issued 150,000 of its 8.50% ComEd-obligated mandatorily redeemable capital securities. The sole asset of ComEd Financing II is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027. There is a full and unconditional guarantee by ComEd of the Trusts' obligations under the securities issued by the Trusts. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. Similarly, ComEd has the right to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period, at any time, for up to 10 consecutive semi-annual periods. If interest payments on the subordinated deferrable interest notes or debentures are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The subordinated deferrable interest notes are redeemable by ComEd, in whole or in part, from time to time, on or after September 30, 2000, and with respect to the subordinate deferrable interest debentures, on or after January 15, 2007, or at any time in the event of certain income tax

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES circumstances. If the subordinated deferrable interest notes or debentures are redeemed, the Trusts must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes or debentures so redeemed. In the event of the dissolution, winding up or termination of the Trusts, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 for the securities of ComEd Financing I and $1,000 for the securities of ComEd Financing II, plus accrued and unpaid distributions thereon, including interest thereon, to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes or debentures are distributed to the holders of the preferred securities.

(12) LONG-TERM DEBT

  Sinking fund requirements and scheduled maturities remaining through 2002 for ComEd's first mortgage bonds, sinking fund debentures and other long-term debt outstanding at December 31, 1997, after deducting sinking fund debentures reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1998--$503 million; 1999--$150 million; 2000--$462 million; 2001--$108 million; and 2002--$305 million. Unicom Enterprises' note payable to bank of $160 million will mature in 1999.


  At December 31, 1997, ComEd's outstanding first mortgage bonds maturing through 2002 were as follows:

                                                             PRINCIPAL AMOUNT
               SERIES                                     ----------------------
                                                          (THOUSANDS OF DOLLARS)
      6 1/4% due February 1, 1998........................       $   50,000
      6% due March 15, 1998..............................          130,000
      6 3/4% due July 1, 1998............................           50,000
      6 3/8% due October 1, 1998.........................           75,000
      9 3/8% due February 15, 2000.......................          125,000
      6 1/2% due April 15, 2000..........................          230,000
      6 3/8% due July 15, 2000...........................          100,000
      7 1/2% due January 1, 2001.........................          100,000
      7 3/8% due September 15, 2002......................          200,000
                                                                ----------
                                                                $1,060,000
                                                                ==========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Other long-term debt outstanding at December 31, 1997 is summarized as follows:

                                   PRINCIPAL
         DEBT SECURITY               AMOUNT                     INTEREST RATE
-------------------------------    ----------   ------------------------------------------------------
                                   (THOUSANDS
                                       OF
                                    DOLLARS)
Unicom--
 Loans Payable:
   Loan due January 1, 2003        $    7,978   Interest rate of 8.31%
   Loan due January 1, 2004             8,951   Interest rate of 8.44%
                                   ----------
                                   $   16,929
                                   ----------
ComEd--
  Notes:
   Medium Term Notes, Series 1N
    due various dates through
    April 1, 1998                  $   35,500   Interest rates ranging from 9.52% to 9.65%
   Medium Term Notes, Series 3N
    due various dates through
    October 15, 2004                  296,000   Interest rates ranging from 9.00% to 9.20%
   Notes due January 15, 2004         150,000   Interest rate of 7.375%
   Notes due October 15, 2005         235,000   Interest rate of 6.40%
   Notes due January 15, 2007         150,000   Interest rate of 7.625%
                                   ----------
                                   $  866,500
                                   ----------
 Long-Term Note Payable to Bank
  due June 1, 1998                 $  150,000   Prevailing interest rate of 6.53% at December 31, 1997
                                   ----------
 Purchase Contract Obligation
  due April 30, 2005               $      389   Interest rate of 3.00%
                                   ----------
Total ComEd                        $1,016,889
                                   ----------
Unicom Enterprises--
 Long-Term Note Payable to Bank
  due November 15, 1999            $  160,000    Prevailing interest rate of 6.95% at December 31, 1997
                                   ----------
Total Unicom                       $1,193,818
                                   ==========

  Long-term debt maturing within one year has been included in current liabilities.

  ComEd's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  ComEd recorded an extraordinary loss of $33 million in the fourth quarter of 1995 related to the early redemption of $645 million of long-term debt which resulted in a charge of $20 million, after reflecting income tax effects of $13 million, or $0.09 per common share.

(13) LINES OF CREDIT

  ComEd had total bank lines of credit of $766 million and unused bank lines of credit of $758 million at December 31, 1997. Of that amount, $758 million (of which $146 million expires on September 27, 1998, $27 million expires in equal quarterly installments commencing on March 31, 1998 and ending on September 30, 1998 and $585 million expires in equal quarterly installments commencing on March 31, 1998 and ending on September 30, 1999) may be borrowed on secured or unsecured notes of ComEd at various interest rates. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread, which is dependent upon the credit rating of ComEd's outstanding first mortgage bonds or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES notes of ComEd. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. ComEd is obligated to pay commitment fees with respect to the unused portion of such lines of credit.

  Unicom Enterprises has a $200 million credit facility which will expire on November 15, 1999, of which $40 million was unused as of December 31, 1997. The credit facility can be used by Unicom Enterprises to finance investments in unregulated businesses and projects, including UT Holdings and Unicom Energy Services, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom and Unicom Enterprises' operations. Such covenants include, among other things,
(i) a requirement that Unicom and its consolidated subsidiaries maintain a tangible net worth at least $10 million over that of ComEd and its consolidated subsidiaries, (ii) a requirement that Unicom's consolidated debt to consolidated capitalization not exceed 0.65 to 1, (iii) restrictions on the indebtedness for borrowed money that Unicom (excluding ComEd) and Unicom Enterprises may incur, and (iv) a requirement that Unicom own 100% of the outstanding stock of Unicom Enterprises and at least 80% of the outstanding stock of ComEd; and provide that Unicom may not declare or pay dividends during the continuance of an event of default. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds. Unicom Enterprises is obligated to pay commitment fees with respect to the unused portion of such lines of credit.

(14) DISPOSAL OF SPENT NUCLEAR FUEL

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations beginning not later than January 1998. The DOE advised ComEd in December 1996 that it anticipated it would be unable to begin acceptance of spent nuclear fuel by January 1998. It is expected this delivery schedule will be delayed significantly. Extended delays in spent nuclear fuel acceptance by the DOE would lead to ComEd's consideration of costly storage alternatives. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. As provided for under the contract, ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and the related interest is reflected on the Consolidated Balance Sheets.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of Unicom and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of Unicom and subsidiary companies is in part dependent on the treatment authorized under future ComEd ratemaking proceedings.

  Investments. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1997 and 1996 was as follows:

                                DECEMBER 31, 1997                DECEMBER 31, 1996
                         -------------------------------- --------------------------------
                                                                     UNREALIZED
                                    UNREALIZED                         GAINS
                         COST BASIS   GAINS    FAIR VALUE COST BASIS  (LOSSES)  FAIR VALUE
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Short-term investments.. $   33,524  $      2  $   33,526 $   32,778  $     38  $   32,816
U.S. Government and
 Agency issues..........    170,240    15,882     186,122    251,994     6,885     258,879
Municipal bonds.........    306,104    20,598     326,702    331,936    17,985     349,921
Corporate bonds.........    231,738     4,293     236,031     22,405       (54)     22,351
Common stock............    667,657   385,851   1,053,508    539,392   201,304     740,696
Other...................     17,300     2,508      19,808     47,462     4,235      51,697
                         ----------  --------  ---------- ----------  --------  ----------
                         $1,426,563  $429,134  $1,855,697 $1,225,967  $230,393  $1,456,360
                         ==========  ========  ========== ==========  ========  ==========

  At December 31, 1997, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                           COST BASIS FAIR VALUE
                                                           ---------- ----------
                                                               (THOUSANDS OF
                                                                 DOLLARS)
      Within 1 year.......................................  $ 33,699   $ 33,702
      1 through 5 years...................................   162,558    166,427
      5 through 10 years..................................   219,201    232,508
      Over 10 years.......................................   335,538    359,411

  The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation, for the years 1997, 1996 and 1995 were as follows:

                                             1997         1996         1995
                                          -----------  -----------  -----------
                                                (THOUSANDS OF DOLLARS)
Gross proceeds from sales of securities.  $ 2,163,522  $ 2,335,974  $ 2,598,889
Less cost based on specific identifica-
 tion...................................   (2,088,300)  (2,300,038)  (2,581,714)
                                          -----------  -----------  -----------
Realized gains on sales of securities...  $    75,222  $    35,936  $    17,175
Other realized fund earnings net of
 expenses...............................       39,123       33,008       46,294
                                          -----------  -----------  -----------
Total realized net earnings of the
 funds..................................  $   114,345  $    68,944  $    63,469
Unrealized gains .......................      198,741       65,516      160,843
                                          -----------  -----------  -----------
 Total net earnings of the funds........  $   313,086  $   134,460  $   224,312
                                          ===========  ===========  ===========

  Current Assets. Cash, temporary cash investments and other cash investments, which include U.S. Government obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of ComEd preferred and preference stocks, ComEd-obligated mandatorily redeemable preferred securities of the Trusts and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1997 and 1996 were as follows:

                                DECEMBER 31, 1997                DECEMBER 31, 1996
                         -------------------------------- --------------------------------
                          CARRYING  UNREALIZED             CARRYING  UNREALIZED
                           VALUE      LOSSES   FAIR VALUE   VALUE      LOSSES   FAIR VALUE
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
  ComEd preferred and
   preference stocks.... $  712,069  $ 11,970  $  724,039 $  755,931  $  3,948  $  759,879
  ComEd-obligated
   mandatorily
   redeemable preferred
   securities of the
   Trusts holding solely
   ComEd's subordinated
   debt securities...... $  350,000  $ 21,701  $  371,701 $  200,000  $  1,000  $  201,000
  Long-term debt........ $5,913,942  $380,890  $6,294,832 $6,345,533  $159,818  $6,505,351

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Long-term notes payable, which are not included in the above table, amounted to $327 million and $264 million at December 31, 1997 and 1996, respectively. Such notes, for which interest is paid at fixed and prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value.

  Current Liabilities. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portions of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1997 and 1996; therefore, the carrying value is equal to the fair value.

(16) PENSION BENEFITS

  As of December 31, 1997, ComEd and the Indiana Company had qualified non-contributory defined benefit pension plans which cover all regular employees. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. During 1995, these plans were amended to more closely base retirement benefits on final pay. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The December 31, 1997 and 1996 pension liabilities and related data were determined using the January 1, 1997 actuarial valuation. Additionally, ComEd maintains a nonqualified supplemental retirement plan which covers any excess pension benefits that would be payable to management employees under the qualified plan but which are limited by the Internal Revenue Code. On January 19, 1998, the Indiana Company plan was merged into the ComEd pension plan as a result of the sale of the Indiana Company's State Line Station.

  The funded status of these plans, including the supplemental plan, at December 31, 1997 and 1996 was as follows:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated pension plan
 benefits:
  Vested benefit obligation..........................  $(3,472,000) $(3,075,000)
  Nonvested benefit obligation.......................     (140,000)    (118,000)
                                                       -----------  -----------
  Accumulated benefit obligation.....................  $(3,612,000) $(3,193,000)
  Effect of projected future compensation levels.....     (462,000)    (386,000)
                                                       -----------  -----------
  Projected benefit obligation.......................  $(4,074,000) $(3,579,000)
Fair value of plan assets, invested primarily in U.S.
 Government, government-sponsored
 corporation and agency securities, fixed income
 funds, registered investment companies,
 equity index funds and other equity and fixed income
 funds ..............................................    3,706,000    3,281,000
                                                       -----------  -----------
Plan assets less than projected benefit obligation...  $  (368,000) $  (298,000)
Unrecognized prior service cost......................      (64,000)     (69,000)
Unrecognized transition asset........................     (114,000)    (130,000)
Unrecognized net loss................................      132,000      113,000
                                                       -----------  -----------
  Accrued pension liability..........................  $  (414,000) $  (384,000)
                                                       ===========  ===========

  The fair value of plan assets excludes $17 million held in grantor trust as of December 31, 1997 for payment of benefits under the supplemental plan.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The assumed discount rate was 7.0% and 7.5% at December 31, 1997 and 1996, respectively, and the assumed annual rate of increase in future compensation levels was 4.0%. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.

  Pension costs were determined under the projected unit credit actuarial cost method and the following actuarial assumptions for the years 1997, 1996 and 1995:

                                                               1997  1996  1995
                                                               ----- ----- -----
Annual discount rate.......................................... 7.50% 7.50% 8.00%
Annual rate of increase in future compensation levels......... 4.00% 4.00% 4.00%
Annual long-term rate of return on plan assets................ 9.75% 9.75% 9.75%

  The components of pension costs, portions of which were recorded as components of construction costs, for the years 1997, 1996 and 1995 were as follows:

                            1997       1996       1995
                          ---------  ---------  ---------
                             (THOUSANDS OF DOLLARS)
Service cost............  $ 100,000  $  93,000  $  87,000
Interest cost on pro-
 jected benefit obliga-
 tion...................    261,000    247,000    226,000
Actual return on plan
 assets.................   (630,000)  (421,000)  (681,000)
Curtailment gain........     (5,000)       --         --
Net amortization and
 deferral...............    305,000    117,000    419,000
                          ---------  ---------  ---------
                          $  31,000  $  36,000  $  51,000
                          =========  =========  =========

  The curtailment gain for the year 1997 represents the recognition of prior service costs, the transition asset and the decrease in the projected benefit obligation related to the sale of State Line Station by the Indiana Company.

  In addition, an employee savings and investment plan is available to eligible employees of ComEd and certain of its and Unicom's subsidiaries. Under the plan, each participating employee may contribute up to 20% of such employee's base pay. The participating companies match the first 6% of such contribution equal to 100% of the first 2% of contributed base salary, 70% of the next 3% of contributed base salary and 25% of the next 1% of contributed base salary. The participating companies' contributions were $33 million, $30 million and $25 million for the years 1997, 1996 and 1995, respectively.

(17) POSTRETIREMENT BENEFITS

  ComEd and the Indiana Company provide certain postretirement health care, dental care, vision care and life insurance for retirees and their dependents and for the surviving dependents of eligible employees and retirees. The employees become eligible for postretirement benefits when they reach age 55 with 10 years of service. The liability for postretirement benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The plan is contributory, funded jointly by the companies and the participating employees. The December 31, 1997 and 1996 postretirement benefit liabilities and related data were determined using the January 1, 1997 actuarial valuations.

  Postretirement health care costs for the years 1997, 1996 and 1995 included $8 million, $4 million and $25 million, respectively, related to voluntary separation offers to certain employees of ComEd and the Indiana Company.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The funded status of the plan at December 31, 1997 and 1996 was as follows:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated postretirement
 benefit obligation:
 Retirees............................................  $  (573,000) $  (558,000)
 Active fully eligible participants..................      (28,000)     (28,000)
 Other participants..................................     (483,000)    (449,000)
                                                       -----------  -----------
 Accumulated benefit obligation......................  $(1,084,000) $(1,035,000)
Fair value of plan assets, invested primarily in S&P
 500 common stocks, registered investment companies
 and U.S. Government, government agency, municipal
 and listed corporate
 obligations.........................................      768,000      665,000
                                                       -----------  -----------
Plan assets less than accumulated postretirement
 benefit obligation..................................  $  (316,000) $  (370,000)
Unrecognized transition obligation...................      345,000      370,000
Unrecognized prior service cost......................       52,000       56,000
Unrecognized net gain................................     (406,000)    (323,000)
                                                       -----------  -----------
 Accrued liability for postretirement benefits.......  $  (325,000) $  (267,000)
                                                       ===========  ===========

  Different health care cost trends are used for pre-Medicare and post-Medicare expenses. The pre-Medicare trend rates were 8.5% and 9.0% at December 31, 1997 and 1996, respectively, grading down in 0.5% annual increments and leveling off at 5.0%. The post-Medicare trend rates were 6.5% and 7.0% at December 31, 1997 and 1996, respectively, grading down in 0.5% annual increments to 5.0%. The assumed discount rates were 7.0% and 7.5% at December 31, 1997 and 1996, respectively, which were used to determine the accumulated benefit obligations. The effect of a 1% increase in the health care cost trend rate for each future year would increase the accumulated postretirement health care obligations by approximately $187 million.

  The components of postretirement health care costs, portions of which were recorded as components of construction costs, for the years 1997, 1996 and 1995 were as follows:

                                                  1997       1996      1995
                                                ---------  --------  ---------
                                                   (THOUSANDS OF DOLLARS)
      Service cost............................. $  34,000  $ 32,000  $  31,000
      Interest cost on accumulated benefit
       obligation..............................    76,000    73,000     69,000
      Actual return on plan assets.............  (130,000)  (83,000)  (137,000)
      Amortization of transition obligation....    22,000    22,000     23,000
      Severance plan cost......................     8,000     4,000     25,000
      Other....................................    60,000    22,000     83,000
                                                ---------  --------  ---------
                                                $  70,000  $ 70,000  $  94,000
                                                =========  ========  =========

  Postretirement benefit costs were determined using the projected unit credit actuarial cost method. The discount rates used were 7.5% for the years 1997 and 1996 and 8.0% for the year 1995 and the estimated long-term rate of return of fund assets, net of income tax effects, were 9.40%, 9.38% and 9.32% for the years 1997, 1996 and 1995, respectively. Pre-Medicare health care cost trend rates were 13.5% for the first three months of 1995 and 10% for the remainder of the year, grading down in 0.5% annual increments to 5.0%. Post-Medicare health care cost trend rates were 11% for the first three months of 1995 and 8% for the remainder of the year, grading down in 0.5% annual increments to 5.0%. The effect of a 1% increase in the health care cost trend rate for each future year would increase the aggregate of the service and interest cost components of postretirement benefit costs by approximately $21 million for 1997.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(18) SEPARATION PLAN COSTS

  O&M expenses included $39 million, $12 million and $97 million for the years 1997, 1996 and 1995, respectively, for costs related to voluntary separation offers to certain employees of ComEd and the Indiana Company. Such costs resulted in charges of $24 million (after-tax) or $0.11 per common share, $7 million (after-tax) or $0.03 per common share and $59 million (after-tax) or $0.27 per common share for the years 1997, 1996 and 1995, respectively.

(19) INCOME TAXES

  The components of the net deferred income tax liability at December 31, 1997 and 1996 were as follows:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
                                                             (THOUSANDS OF
                                                               DOLLARS)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized deprecia-
  tion, net of removal costs...........................  $4,062,801  $3,514,300
 Overheads capitalized.................................     131,509     261,437
 Repair allowance......................................     231,697     228,426
 Regulatory assets recoverable through future rates....     785,354   1,649,037
Deferred income tax assets:
 Postretirement benefits...............................    (305,242)   (269,180)
 Unbilled revenues.....................................         --     (136,406)
 Alternative minimum tax...............................         --      (80,159)
 Unamortized investment tax credits....................    (206,112)   (225,360)
 Regulatory liabilities to be settled through future
  rates................................................    (698,750)   (442,941)
 Nuclear plant closure.................................    (194,244)        --
 Other--net............................................    (136,258)    (45,071)
                                                         ----------  ----------
Net deferred income tax liability......................  $3,670,755  $4,454,083
                                                         ==========  ==========

  The $783 million decrease in the net deferred income tax liability from December 31, 1996 to December 31, 1997 is comprised of $370 million of deferred income tax benefits reflected in operations, a $315 million decrease for an adjustment associated with the write-off of the generation-related net regulatory assets and a $98 million decrease in other regulatory assets net of regulatory liabilities pertaining to income taxes for the year. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

  The components of net income tax expense charged to continuing operations for the years 1997, 1996 and 1995 were as follows:

                                                   1997       1996      1995
                                                 ---------  --------  --------
                                                   (THOUSANDS OF DOLLARS)
Operating income:
 Current income taxes..........................  $ 255,277  $328,369  $339,989
 Deferred income taxes.........................     62,501   161,176   186,529
 Investment tax credits deferred--net..........    (31,015)  (33,378)  (28,710)
Other (income) and deductions, primarily
 deferred income taxes in 1997.................   (407,624)   (7,385)   (7,685)
                                                 ---------  --------  --------
Net income taxes charged (credited) to
 continuing operations.........................  $(120,861) $448,782  $490,123
                                                 =========  ========  ========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1997, 1996 and 1995:

                                                1997        1996        1995
                                              ---------  ----------  ----------
                                                  (THOUSANDS OF DOLLARS)
Net income (loss) before extraordinary items
 and cumulative effect of change in
 accounting principle.......................  $(239,215) $  666,100  $  659,533
Net income taxes charged (credited) to
 continuing operations......................   (120,861)    448,782     490,123
Provision for dividends on ComEd preferred
 and preference stocks......................     60,486      64,424      69,961
                                              ---------  ----------  ----------
Pre-tax income (loss) before extraordinary
 items, cumulative effect and provision for
 dividends..................................  $(299,590) $1,179,306  $1,219,617
                                              =========  ==========  ==========
Effective income tax rate...................       40.3%       38.1%       40.2%
                                              =========  ==========  ==========

  The principal differences between net income taxes charged to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1997, 1996 and 1995 were as follows:

                                                    1997       1996      1995
                                                  ---------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Federal income taxes computed at statutory rate.  $(104,857) $412,757  $426,866
Equity component of AFUDC which was excluded
 from taxable income............................     (8,320)   (7,272)   (4,595)
Amortization of investment tax credits..........    (53,541)  (33,378)  (28,710)
State income taxes, net of federal income taxes.       (682)   58,387    65,972
Differences between book and tax accounting,
 primarily property-related deductions..........     51,465    14,150    27,534
Other--net......................................     (4,926)    4,138     3,056
                                                  ---------  --------  --------
Net income taxes charged (credited) to
 continuing operations..........................  $(120,861) $448,782  $490,123
                                                  =========  ========  ========

  The effects of an income tax refund related to prior years were recorded in 1996, resulting in a positive impact of $26 million (after-tax) or $0.12 per common share.

(20) TAXES, EXCEPT INCOME TAXES

  Provisions for taxes, except income taxes, for the years 1997, 1996 and 1995 were as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                       (THOUSANDS OF DOLLARS)
      Illinois public utility revenue............... $228,350 $227,062 $229,546
      Illinois invested capital.....................   99,503  104,663  106,830
      Municipal utility gross receipts..............  168,094  168,715  167,758
      Real estate...................................  151,508  129,770  176,454
      Municipal compensation........................   78,286   78,544   78,602
      Other--net....................................   75,145   74,777   74,107
                                                     -------- -------- --------
                                                     $800,886 $783,531 $833,297
                                                     ======== ======== ========

  ComEd's real estate taxes in 1996 reflect a credit of $23 million which related to the year 1995.

(21) LEASE OBLIGATIONS OF SUBSIDIARY COMPANIES

  Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million, consisting of $300 million of commercial paper/bank borrowings and $400 million of intermediate term notes, to finance the transactions. The

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES commercial paper/bank borrowing portion of $300 million will expire on November 23, 1999. With respect to the intermediate term notes, $74 million expires on November 23, 1998, and an additional portion each November 23 thereafter through November 23, 2003. At December 31, 1997, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $679 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  Future minimum rental payments, net of executory costs, at December 31, 1997 for capital leases are estimated to aggregate $789 million, including $268 million in 1998, $167 million in 1999, $125 million in 2000, $81 million in 2001, $57 million in 2002 and $91 million in 2003-2043. The estimated interest component of such rental payments aggregates $112 million. The estimated portions of obligations due within one year under capital leases of $114 million and $174 million at December 31, 1997 and 1996, respectively, are included in current liabilities on the Consolidated Balance Sheets.

  Future minimum rental payments at December 31, 1997 for operating leases are estimated to aggregate $186 million, including $22 million in 1998, $20 million in 1999, $16 million in 2000, $15 million in 2001, $11 million in 2002 and $102 million in 2003-2024.

(22) JOINT PLANT OWNERSHIP

  ComEd has a 75% undivided ownership interest in the Quad Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment and O&M accounts, and provides its own financing. At December 31, 1997, for its share of ownership in the station, ComEd had an investment of $669 million in production and transmission plant in service (before a reduction of $209 million for the related accumulated provision for depreciation) and $8 million in construction work in progress.

(23) COMMITMENTS AND CONTINGENT LIABILITIES

  Purchase commitments, principally related to construction and nuclear fuel, approximated $304 million at December 31, 1997, comprised of $286 million for ComEd, $11 million for UT Holdings and $7 million for Unicom Energy Services. In addition, ComEd has substantial commitments for the purchase of coal. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for additional information regarding ComEd's purchase commitments.

  ComEd was a member of NML, established to provide insurance coverage against property damage to members' nuclear generating facilities. NML has merged into NEIL as of January 1, 1998. ComEd's obligations and coverages have not been affected by the merger. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident. However, ComEd could be subject to a maximum assessment of approximately $51 million in any policy year, in the event losses exceed accumulated reserve funds.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  ComEd is a member of NEIL, which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident under the replacement power coverage and the property damage coverage. However, ComEd could be subject to maximum assessments, in any policy year, of approximately $22 million and $70 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $1,030 million in the event of an incident, limited to a maximum of $130 million in any calendar year.

  In addition, ComEd participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. This program was modified, effective January 1, 1998, to provide coverage to all workers whose "nuclear related employment" began on or after the commencement date of reactor operations. ComEd will not be liable for a retrospective assessment under this new policy. However, ComEd is still subject to a maximum retroactive assesment of up to $36 million in the event losses incurred under the small number of policies in the old program exceed accumulated reserves.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. In 1994, a federal jury returned nominal dollar verdicts on 8 bellwether plaintiffs' claims in these cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions have been settled and dismissed. Although the remaining cases will necessarily involve the resolution of numerous contested issues of fact and law, Unicom and ComEd's determination is that these actions will not have a material impact on their financial position or results of operations. A case relating to 14 of the plaintiffs in the 1991 cases has been set for trial in June 1998.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities. Approximately half of these sites were transferred to Northern Illinois Gas Company as part of a general conveyance in 1954. ComEd also acquired former MGP sites as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES million to $150 million in current-year (1998) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period not to exceed 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of $25 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets as of December 31, 1997 and 1996, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1997 and 1996, a reserve of $8 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets, representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Approximately half of this reserve relates to anticipated cleanup costs associated with a property formerly used as a tannery which was purchased by ComEd in 1973. Unicom and ComEd presently estimate that ComEd's costs of investigating and remediating the former MGP and other remediation sites, pursuant to CERCLA and state environmental laws, will not have a material impact on the financial position or results of operations of Unicom or ComEd. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

  Final ICC orders have been issued in fuel reconciliation proceedings for years prior to 1994 and for the year 1995. In 1996, an intervenor filed testimony in the fuel reconciliation proceeding for 1994 seeking a refund of approximately $90 million relating to nuclear station performance. The 1997 Act provides that the fuel reconciliation proceedings for 1994 and 1996 must be concluded by the end of 1998. If refunds are required in these proceedings, the refunds could have a material effect on results of operations. The 1997 Act also provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 and subsequent years. See Note 2 for information regarding the elimination of ComEd's FAC.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                    NOTES TO FINANCIAL STATEMENTS--CONCLUDED

(24) QUARTERLY FINANCIAL INFORMATION

                                                              AVERAGE   EARNINGS/
                                                             NUMBER OF   (LOSS)
THREE MONTHS ENDED (1997                           NET        COMMON       PER
RESTATED FOR CHANGE       OPERATING  OPERATING   INCOME/      SHARES     COMMON
IN ACCOUNTING PRINCIPLE)   REVENUES   INCOME     (LOSS)     OUTSTANDING   SHARE
------------------------  ---------- --------- -----------  ----------- ---------
                                    (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1997..........  $1,670,722 $214,912  $   262,370    216,053    $ 1.21
June 30, 1997...........  $1,686,422 $153,128  $     5,494    216,368    $ 0.03
September 30, 1997......  $2,070,912 $387,283  $   240,332    216,409    $ 1.11
December 31, 1997.......  $1,654,966 $157,080  $(1,361,046)   216,489    $(6.29)
March 31, 1996..........  $1,683,929 $297,526  $   136,932    215,248    $ 0.64
June 30, 1996...........  $1,547,913 $253,086  $   100,313    215,438    $ 0.47
September 30, 1996......  $2,067,901 $474,894  $   334,980    215,568    $ 1.55
December 31, 1996.......  $1,637,281 $237,802  $    93,875    215,747    $ 0.44
                                                              AVERAGE   EARNINGS/
                                                             NUMBER OF   (LOSS)
                                                   NET        COMMON       PER
THREE MONTHS ENDED PRO    OPERATING  OPERATING   INCOME/      SHARES     COMMON
FORMA (UNAUDITED)(A)       REVENUES   INCOME     (LOSS)     OUTSTANDING   SHARE
----------------------    ---------- --------- -----------  ----------- ---------
                                    (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1997..........  $1,670,722 $214,912  $    65,670    216,053    $ 0.30
June 30, 1997...........  $1,686,422 $153,128  $     5,494    216,368    $ 0.03
September 30, 1997......  $2,070,912 $387,283  $   240,332    216,409    $ 1.11
December 31, 1997.......  $1,654,966 $157,080  $(1,361,046)   216,489    $(6.29)
March 31, 1996..........  $1,636,512 $271,259  $   110,665    215,248    $ 0.51
June 30, 1996...........  $1,599,877 $283,266  $   130,493    215,438    $ 0.61
September 30, 1996......  $2,045,719 $462,005  $   322,091    215,568    $ 1.49
December 31, 1996.......  $1,709,447 $278,908  $   134,981    215,747    $ 0.63

(a) Pro forma quarterly financial information as if the change in accounting principle had been applied retroactively, excluding the cumulative effect of a change in accounting principle.

[X] Please mark your                                                       9500
    votes as in this
    example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR ITEMS B, C AND D.

--------------------------------------------------------------------------------

                 FOR    WITHHELD
A. Election of
   Directors     [_]      [_]
   (See Reverse)

For, except vote withheld from the following nominee(s):

----------------------

                                 FOR  AGAINST  ABSTAIN
B. Additional shares
   for the Long-Term             [_]    [_]      [_]
   Incentive Plan

                                 FOR  AGAINST  ABSTAIN
C. Additional shares for
   the Employee Stock            [_]    [_]      [_]
   Purchase Plan

D. Appointment of
   Auditors                      [_]    [_]      [_]


--------------------------------------------------------------------------------
                                           -----------------------------------
                                                      Special Action
                                           -----------------------------------
                                           Discontinue Annual Report       [_]
                                           Mailing for This Account Only.

                                           Change of Address Noted         [_]
                                           on Other Side.
                                           -----------------------------------



SIGNATURE(S)                                DATE
            -------------------------------      ---------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[UNICOM LOGO]

To Our Shareholders:

     We invite you to attend the annual meeting of shareholders of Unicom Corporation which will be held at 10:30 A.M. (local time), on Thursday, May 28, 1998 in the Wallingford Center of the Clock Tower Resort & Conference Center, 7801 E. State Street, Rockford, Illinois. Unicom is the corporate parent of Commonwealth Edison Company (ComEd) and other subsidiary companies.

     The enclosed Proxy Statement describes several items of business to be considered. As always, your vote is very important. Therefore, I urge you to sign your proxy and return it as early as possible. This action will expedite the tabulation process and minimize costs associated with follow-up contacts.

     Even if you now expect to attend the annual meeting, please sign, date and return the accompanying proxy in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted. You may revoke it by sending a written notice to David A. Scholz, Secretary, Unicom, by signing and delivering a more recent proxy or by attending the meeting and voting in person.

                                                     Sincerely,


                                                     /s/ John W. Rowe

                                                     John W. Rowe
                                                     Chairman, President
                                                     And Chief Executive Officer

PROXY

                     Unicom Corporation                                    PROXY
[UNICOM LOGO]        One First National Plaza
                     P.O. Box A-3005
                     Chicago, Illinois 60690-3005
--------------------------------------------------------------------------------
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          UNICOM CORPORATION FOR THE
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 1998.

     The undersigned appoints Pamela B. Strobel and David A. Scholz, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Unicom stock held in the undersigned's name and shares held by agents for the benefit of the undersigned in the Plans hereafter described, subject to the voting direction of the undersigned, at the Annual Meeting of Shareholders to be held on May 28, 1998, or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

     Your instructions for the election of Directors may be indicated on the other side. The nominees are - Brennan, Compton, DeMars, Gin, Jacobs, Jannotta, Johnson and Rowe.

     All shares to be voted pursuant to this proxy include shares, if any, held in the name of agents, for the benefit of the undersigned, in the Company's Dividend Reinvestment and Employee Stock Purchase Plans.

     Change of address:
                        --------------------------------------

                        --------------------------------------

                        --------------------------------------

                                                                   ------------
                                                                    PLEASE SEE
                                                                   REVERSE SIDE
                                                                   ------------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .